As filed with the Securities and Exchange Commission on January 22, 2008

Registration File No. 333-114590

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 7

To

Form SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PIPELINE DATA INC

(Exact name of small business issuer in its charter)

Delaware	7389	13-3953764
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1515 Hancock Street, Suite 301, Hancock Plaza

                Quincy, Massachusetts 02169

(617) 405-2600

(Address and telephone number of principal executive offices)

MacAllister Smith. 1515 Hancock Street, Suite 301, Hancock Plaza Quincy, Massachusetts 02169 (781) 843-3812 (Name, address and telephone number of agent for service)	Copy to: Sheila G. Corvino, Esq. Law Offices of Sheila G. Corvino 811 Dorset West Road Dorset, VT (802) 867-0112

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. X

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)	Amount of registration fee
common stock, par value $0.001 per share (2)	$3,000,000(3)	$1,168(4)
Total Registration Fee		$1,168
(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act.
(2)

Up to 2,500,000 shares of common stock issuable upon conversion of the principal and interest of a secured convertible term note, 322,089 of which have been converted, and 500,000 shares of common stock issuable upon exercise of a warrant, none of which have been exercised.

(3)

In the event of a stock split, stock dividend or similar transaction involving the Registrant’s common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(4)	The registrant previously paid a fee of $1,168. Therefore, no additional fee is due with this filing.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

Explanatory Note

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This is our seventh post-effective amendment to our registration statement relating to our previous registration for resale of 3,000,000 shares of common stock issuable to Laurus Master Fund, Ltd., upon conversion of a $2,000,000 convertible note, 322,089 shares of which having been converted. On December 20, 2005, we repaid in full the entire principal amount of the note together with all outstanding interest thereon. As a result, this note is cancelled and no further principal or interest remains eligible for conversion into shares of our common stock. There remains outstanding and eligible for exercise warrants to purchase 500,000 shares of our common stock registered pursuant to this registration, as amended, none of which have been exercised. This seventh post-effective amendment provides disclosure concerning recent acquisitions as well as updated business and financial information.

We will not receive any proceeds from the resale of securities by the holder of any of the securities registered hereunder.

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The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS DATED:

Pipeline Data Inc.

1515 Hancock Street, Suite 301, Hancock Plaza

Quincy, Massachusetts 02169

500,000 Shares

This prospectus relates to the resale by the selling security holder for its own account of up to an aggregate of 500,000 shares of our common stock issuable upon exercise of a warrant at exercise prices ranging between $1.25 and $1.75 per share. These warrants were issued in connection with a financing arrangement by Laurus Master Fund, Ltd. We issued Laurus a $2,000,000 three-year secured convertible term note on February 27, 2004. Pursuant to this financing arrangement with Laurus, we originally registered 3,000,000 shares of our common stock of which up to 2,500,000 shares were issuable upon conversion of the convertible term note, 322,089 having been converted, and of which 500,000 shares were issuable upon exercise of the warrant, none of which has been exercised. On December 20, 2005, we repaid in full the entire principal amount of the note together with all outstanding interest thereon. As a result, this note was cancelled and no further principal or interest remains eligible for conversion into shares of our common stock. There remains outstanding and eligible for exercise only the warrants to purchase 500,000 shares of our common stock, none of which have been exercised.

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Our common stock trades on the OTC Bulletin Board(R) under the symbol “PPDA.” The last reported sale price of our common stock on January 17, 2008 was $0.69 per share.

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The shares of our common stock offered by the selling stockholders pursuant to this prospectus involves substantial risk. See “Risk Factors” beginning on page 6.

We will not receive any of the proceeds from the resale of the shares of common stock underlying these warrants, however, we are paying for the costs of registering the securities covered by this prospectus.

Neither the Securities and Exchange Commission, nor any state securities commission, has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

Prospectus Summary
Risk Factors
Note Regarding Forward-Looking Statements
Use of Proceeds
Capitalization
Dilution
Dividend Policy
Market for Common Equity and Related Stockholder Matters
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Business
Directors, Executive Officers, Promoters and Control Persons
Executive Compensation
Security Ownership of Certain Beneficial Owners and Management
Description of Securities
Shares Eligible For Future Sale
Certain Relationships and Related Transactions
Experts
Disclosure of Commission Position On Indemnification for Securities Act Liabilities
Where You Can Find More Information

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus, but does not contain all the information that is important to you. You should read this entire prospectus carefully, including the section entitled “Risk Factors,” beginning on pages 6, and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

In this prospectus, we define a merchant as “active” if the merchant’s account status is considered open by us and the merchant is able to process payment transactions. Unless otherwise specified or the context otherwise requires, references in this prospectus to “Pipeline,” “we,” “our” and “us” refer to Pipeline Data Inc. and its subsidiaries on a consolidated basis.

The Laurus Transaction

In connection with a private placement transaction with Laurus Master Fund, Ltd., or Laurus, this prospectus covers the resale of up to an aggregate of 500,000 shares of our common stock issuable upon exercise of a warrant at exercise prices ranging between $1.25 and $1.75 per share. These warrants were issued in connection with a financing arrangement by Laurus Master Fund, Ltd. We issued Laurus a $2,000,000 three-year secured convertible term note on February 27, 2004. Pursuant to this financing arrangement with Laurus, we originally registered 3,000,000 shares of our common stock of which up to 2,500,000 shares were issuable upon conversion of a convertible term note, 322,089 having been converted, and of which 500,000 shares were issuable upon exercise of the warrant, none of which has been exercised. On December 20, 2005, we repaid in full the entire principal amount of the note together with all outstanding interest thereon. As a result, this note was cancelled and no further principal or interest remains eligible for conversion into shares of our common stock. There remains outstanding and eligible for exercise only the warrants to purchase 500,000 shares of our common stock, none of which have been exercised.

Laurus may exercise the warrant for 500,000 shares through February 27, 2011 at exercise prices as follows:

(i)	a price of $1.25 for the first 166,667 shares acquired,
(ii)	a price of $1.50 for the next 166,667 shares acquired,
(iii)	a price of $1.75 for any additional shares acquired.

All stock exercise prices are subject to adjustment for stock splits, stock dividends or similar events.

Our Business

We are an integrated provider of merchant payment processing services and other related software products. We currently deliver credit and debit card-based payment processing solutions to small to medium-sized merchants who operate either in a physical "brick and mortar" business environment, over the Internet, or in mobile or wireless settings via cellular-based wireless devices. Our payment processing services enable merchants to process both traditional card-present, “swipe" transactions, as well as card-not-present transactions. Significant market research supports the following on the company's industry:

•

The Nilson Report, a leading industry publication that tracks the transaction processing industry, reported purchases by U.S. consumers using credit cards will grow to $2.28 trillion in 2008. Additionally, forecasts estimate that purchase volume by U.S. consumers using Visa credit cards will increase 63% from 2003 through 2008, while MasterCard usage is projected to increase by 46% during the same period.

•

In a most recent publication on transaction processing, leading equity research firm, Raymond James Financial, reported that overall credit card transactions will grow domestically from an estimated 26.6 billon transactions in 2006 to 36.2 billion by 2010. Total credit card purchase volume will grow from $1.8 trillion in 2006 to $2.6 trillion by 2010, with average tickets increasing from $70.10 per transaction to $71.50 over the same period.

A traditional card-present transaction occurs whenever a cardholder physically presents a credit or debit card to a merchant at the point-of-sale. Card-not-present transactions occur whenever the customer does not physically present a payment card at the point-of-sale and may occur over the Internet or by mail, fax or telephone. An overview of our customer base and operational focus is as follows:

•

We derive the majority of our revenue from fee income related to payment transaction processing, which is primarily comprised of a percentage of the dollar amount of each transaction we process, as well as a flat fee per transaction. In the event we have outsourced any of our services provided in the transaction, we remit a portion of the fee income to the third-parties that have provided these services.

•

Our primary customer base consists of small to medium-sized merchants. These merchants generally have a lower volume of credit card transactions, yet are not as price sensitive as larger merchants. The company believes these are difficult to identify and traditionally have been underserved by credit card processors.

•	We market and sell our products and services through an in-house sales force utilizing multiple lines of origination, including the Internet, call generation and other marketing media.

•

We also market and sell our products and services by utilizing contractual relationships with 50 commercial banks and financial institutions comprising 460 bank branch locations, 48 credit unions, 30 Independent Sales Organizations(ISOs)/Value Added Resellers (VARs) and a national cell phone carrier.

•	Pipeline is one of only a handful of companies to be deemed by Visa as both Visa Cardholder Information Security Program (CISP) compliant and an authorized merchant payment processor.

•	Pipeline distinguishes itself from competitors by its VISA certification, its technology, its operating efficiencies and its marketing ability.

•	Pipeline's technology includes:

Online proprietary digital applications,
Proprietary shopping cart and gateway services,
Wireless cellular phone software to enable mobile card payment acceptance.

We operate through several wholly owned subsidiaries:

SecurePay.com, Inc., which we refer to herein as SecurePay;
Northern Merchant Services, Inc., which we refer to herein as NMSI;
Pipeline Data Processing, Inc., which we refer to herein as PDP;

Pipeline Data Portfolio Acquisitions, Inc., which we refer to herein as Pipeline Acquisitions;
Charge.com, Inc., which we refer to herein as Charge.com;
CardAccept, Inc., which we refer to herein as CardAccept;
Aircharge, Inc., which we refer to herein as Aircharge;
Valadata, Inc., which we refer to herein as Valadata; and
Paynet Systems, Inc., which we refer to herein as Paynet Systems.

Our Strategy

Our strategy is to build our business through acquisitions and organic growth. We intend to aggressively grow the number of merchant accounts serviced through the solicitation of new merchant accounts and the acquisition of merchant portfolios and compatible businesses. We will seek to achieve greater profitability by continuing to build efficient and scalable processing and servicing platforms. Management has strong relationships and extensive experience in the payment processing industry and a history of providing reliable, customer-focused service to our merchants. Our platform of services is very flexible, enabling merchant customization and scalability to meet the requirements of high transaction volumes.

Our strategic objectives are to:

Make strategic acquisitions of merchant account portfolios and of compatible payment businesses;

Expand our portfolio of merchant clients;
Grow our relationships with banks and ISOs;
Maintain a stable and growing recurring revenue base; and
Increase operating efficiencies.

Corporate Information

The mailing address and the telephone number of our principal executive offices is 1515 Hancock Street, Suite 301, Hancock Plaza, Quincy, Massachusetts 02169, (617) 405-2600.

Other Recent Events

Recent Events

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On November 29, 2007, we signed a binding letter of intent to acquire Innovative Resource Alliance ("IRA"), the parent corporation of TenderCard(TM), a gift, loyalty and stored value solutions provider with over 12,000 merchants based in Falmouth, Massachusetts and Merchant Services Network ("MSN"), a retail merchant services provider based in West Palm Beach, Florida, in exchange for up to 25.7 million shares of our company common stock, subject to certain earn in provisions. The transaction is subject to (a) the approval of the company’s boards of directors of PPDA and IRA and (b) the completion of the acquisition of CoCard Marketing Group, LLC (“CoCard”);, (c) the receipt of financing to fund the CoCard acquisition and the transactions contemplated by the merger contemplated by this Letter of Intent and (c) the per share price of equity raised to fund this transaction being no less than $1.30.

The parties contemplate the merger of our wholly owned subsidiary into IRA in consideration for the issuance to the former IRA stockholders of up to Twenty Five Million Seven Hundred Thousand (25,700,000) shares of our unregistered common stock (the “Shares”), subject to certain ratchet up provisions, in accordance with the following formula and in accordance with our stock price subject to a maximum share issuance of Twenty Eight Million Seven Hundred Thousand 28,700,000 shares. The issuance of shares is contemplated as follows:

a.    13,700,000 shares immediately upon close and distributed pro-rata to IRA shareholders based on a conversion ratio to be agreed upon in the definitive agreement (the “Conversion Ratio”)

b.   12,000,000 shares issued and escrowed for distribution to IRA shareholders pursuant to the Conversion Ratio according to the following earn in formula

(i)	2,000,000 shares immediately upon closing the purchase of an identified portfolio reviewed by the parties;
(ii)	10,000,000 shares to be distributed to IRA shareholders upon the occurrence of the following events:
a.

1,000,000 shares for each additional $70,000 per month of average net recurring revenue (which means the average of receipts minus the sum of interchange, all costs of services and residual payments owed).

(iii)	This earn-in provision expires July 1, 2009 unless further extended by our board of directors.

As merged, Pipeline Data/IRA intends to acquire COCARD(R) Marketing Group, LLC ("COCARD"), a Nashville, Tennessee-based merchant services provider catering primarily to small and medium-sized retail accounts. COCARD currently services over 25,000 merchants. The Definitive Merger Agreement to acquire COCARD for approximately $101 million in cash was entered into on October 22, 2007.

On June 29, 2006, we issued $37.0 million in convertible notes in connection with the Senior Secured Financing. Under the terms of the convertible notes, we are obligated to pay interest of 8% per annum on the outstanding principal amount of the convertible notes, payable quarterly in arrears beginning on October 2, 2006. The outstanding principal and accrued but unpaid interest is due on June 29, 2010. The convertible notes are convertible into shares of common stock of the Company at $1.30 per share. In addition, the terms of the notes provide that upon conversion a holder may not beneficially own in excess of 4.9% of the number of shares of common stock outstanding immediately after giving effect to such conversion subject to certain exceptions.

We granted warrants to purchase 11,100,000 shares of our common stock at an exercise price of $1.40 per share to investors in the Senior Secured Financing and provide for a cashless exercise. In addition, the warrant provides for adjustments to the number of shares underlying each warrant upon the occurrence of certain events including a stock dividend, stock split or subsequent equity sales at price lower than the exercise price of the warrant. The warrants expire on June 28, 2011.

We used the proceeds of the Senior Secured Financing to repay a $15 million promissory note issued to Sheridan Capital Advisors, LLC and a $2 million convertible promissory note issued to CAMOFI Master LDC, to fund the purchases of Valadata, Inc. and Paynet Systems, Inc., and the balance of the proceeds will be used for working capital. We paid a $1,450,000 placement agent fee to The Maxim Group, LLC and 1,750,000 warrants to purchase our common stock at $1.75 per share in connection with this transaction.

On December 7, 2006, we completed the registration for certain selling stockholders (the “Senior Secured Selling Stockholders”) of up to an aggregate of 21,100,000 shares of common stock, par value $0.001 per share (“Common Stock”), which includes 11,100,000 shares issuable upon the exercise of warrants, 10,000,000 shares issuable upon the conversion of convertible promissory notes as required by the registration rights agreement between our company and the Senior Secured Selling Stockholders. The lead investor in this financing was Centrecourt Asset Management LLC and the financing is referred to herein as the “Senior Secured Financing.” All of such shares of Common Stock are being offered for resale by the Senior Secured Selling Stockholders. There remain to be registered 18,461,538 shares of our common stock underlying the convertible note as well as an additional 25% of the aggregate shares registered pursuant to our registration rights agreement. Effectiveness of these additional registrations is subject to the review by the Securities and Exchange Commission.

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RISK FACTORS

An investment in our securities involves a high degree of risk. In addition to the other information in this prospectus, including our financial statements and related footnotes, you should carefully consider the following risk factors before deciding to invest in our securities. If any of the following risks actually occur, it is likely that our business, financial condition and operating results would be harmed. As a result, the trading price of our common stock could decline, and you could lose part or all of your investment.

Risks Relating to our Business

We have a history of operating losses and will need to generate significant revenue to meet future obligations and achieve or maintain our profitability.

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We are engaged in the payment processing and services business and have acquired payment processing related businesses and portfolios of merchant accounts to grow our business, both of which require substantial capital and other expenditures. As a result, we have not maintained profitability and may continue to incur losses in the future. We had a net loss of $2.3 million for the year ended December 31, 2006 and a net loss of $2 million for the nine month period ended September 30, 2007. We intend to continue to acquire businesses and merchant account portfolios. In addition, we expect our cash needs to increase significantly within the next two years to meet potential earn-out and share retirement obligations under existing merger and acquisition agreements.

As a result of these continuing and new expenses, we need to generate significant revenues to achieve and maintain profitability. To date, our operations have been supported through, cash flow from operations, sales of our securities and by financings, including the Senior Secured Financing. If we do not continue to increase our revenues, our business, results of operations and financial condition could be materially and adversely affected. We have incurred substantial levels of debt, which could impair our financial and operating flexibility.

We have incurred substantial debt in connection with the financing of our operations and acquisitions. We incurred debt in the principal amount of $37.0 million in connection with the Senior Secured Financing. We used the proceeds of the Senior Secured Financing to repay a $15.0 million promissory note issued to Sheridan Capital Advisors, LLC and a $2.0 million convertible promissory note issued to CAMOFI Master LDC, as well as to fund the purchase price for Valadata and Paynet. We may incur additional debt in the future in order to pursue our acquisition strategy or for other purposes. Substantial indebtedness could impair our ability to obtain additional financing for working capital expenditures or further acquisitions. Covenants governing any indebtedness we incur would likely restrict our ability to take specific actions, including our ability to pay dividends or distributions, redeem or repurchase our capital stock, issue, sell or allow distributions on capital stock of our subsidiaries, enter into transactions with affiliates, merge, consolidate or sell our assets, or make capital expenditure investments. In addition, the use of a substantial portion of the cash generated by our operations is used to cover debt service obligations. Security interests granted on our assets could limit our financial and business flexibility.

If an event of default occurs under the secured note we issued in connection with the Senior Secured Financing, it could result in a material adverse effect on our business operating results, or financial condition as the investors maintain a first priority security interest in all of our assets and the assets of our business.

On June 29, 2006, we issued $37.0 million in convertible notes in connection with the Senior Secured Financing. The investors in the Senior Secured Financing have a first priority security interest in all of our assets. Investors should be aware that the following events constitute events of default under these notes:

failure to pay interest and principal payments when due;

a breach of any material covenant or term or condition in the note in any agreement made in connection therewith; or

a default or event default occurring under any of the agreements made in connection with the note or any other material agreement, lease, mortgage, indenture agreement, factoring agreement, or other instrument, to which the company or any of its subsidiaries is bound; or

breach of any warranty or material representation made in the note or in any agreement made in connection therewith; or

any form of bankruptcy or insolvency proceeding instituted by or against us which is not vacated in sixty (60) days; or

a change in control.

In connection with the Senior Secured Financing, we agreed to certain restrictions on our activities that could negatively impact our ability to obtain financing from other sources.

So long as any portion of the principal amount of the convertible notes remains outstanding, we are restricted from incurring additional indebtedness other than certain permitted indebtedness, which includes certain purchase money indebtedness incurred in connection with the acquisition of capital assets subject to certain financial conditions and indebtedness approved by a majority of holders of our convertible notes. To the extent that additional debt financing is required for us to conduct our operations, these restrictions could materially and adversely impact our ability to achieve our operational objectives.

The conversions of the $37 million Senior Secured Financing convertible note could adversely impact our common stock resulting in greater dilution to our stockholders.

The market price of our common stock significantly impacts the extent to which the notes issued in connection with the Senior Secured Financing are convertible into shares of our common stock and the dilution that will occur to our stockholders. The $37.0 million note is convertible into 28.5 million shares of common stock.

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If requested, we have a requirement to repurchase up to 9,398,058 shares of our common stock issued to the former shareholders of Charge.com. If requested, we will be required raise money to satisfy this obligation. If left unsatisfied, it could result in a defaulted obligation and have a material adverse effect on our business operating results or financial condition of our company.

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On December 19, 2005, the Company completed the purchase of Charge.com, Inc., by acquiring all of the outstanding capital stock of Charge.com, Inc. for a total purchase price of $25,288,839. Pursuant to the our acquisition of Charge.com each of the former Charge.com shareholders (the "Charge Shareholders") has the right to sell up to 9,398,058 shares of Pipeline common stock back to Pipeline at a price of $1.37785 per share. Under the Amendment, if the "Charge Shareholders" want us to purchase all of such shares, they must notify us of such decision on or between January 2, 2007 and 5:00 p.m. (Eastern Standard Time) on February 29, 2008. We would then be obligated to purchase the shares by no later than March 1, 2008 by paying the per share purchase price, plus interest accruing at the rate of 12% per annum accruing as of September 28, 2007, which interest rate increased to 18% per annum on October 31, 2007. If the Charge Shareholders exercised their Put Right we would need debt and/or equity financing to meet this obligation. If such financing could not be raised, we would attempt to re-negotiate the Put Right or be required to liquidate certain assets to pay this obligation.

Additional authorized shares of our common stock and preferred stock available for issuance may adversely affect the market for our common stock.

We are authorized to issue 150,000,000 shares of our common stock. As of September 30, 2007, there were 49,731,937 shares of common stock issued and outstanding. We may also issue up to 28,578,205 shares in connection with the conversion of both a $175,000 convertible promissory note issued to former Aircharge stockholders and the previously mentioned $37.0 million convertible notes. Additionally, we have 16.4 million warrants, with an average exercise price of $1.35 and 10.8 million options, with an average exercise price of $1.42, outstanding as of September 30, 2007. The combination of shares outstanding as of September 30, 2007, plus the potential shares that could be issued through the conversion of convertible notes payable, warrants and stock options outstanding is 105,459,,393 shares of our common stock. As of September 30, 2007, there were 49,731,937 shares of our common stock outstanding, plus 7,710,591 potential shares that are vested and “in the money”, thus equating to 57,442,528 shares outstanding or “in the money” common stock equivalents as of September 30, 2007.

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In addition to the above referenced shares of common stock which may be issued without stockholder approval, we have five million (5,000,000) shares of authorized preferred stock, the terms of which may be fixed by our board of directors. We have issued preferred stock in the past, and our board of directors has the authority, without stockholder approval, to create and issue one or more additional series of such preferred stock and to determine the voting, dividend, conversion and other rights of holders of such preferred stock. The issuance of any of such series of preferred stock will have an adverse effect on the holders of common stock.

We face uncertainty about additional financing for our future capital needs, which may prevent us from growing our business.

If we are unable to increase our revenues, we will need to raise additional funds to finance our future capital needs. Additional financing may be required if we:

•	Decide to expand faster than planned;
•	Need to respond to competitive pressures; or
•	need to acquire complementary products, businesses or technologies.

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If we raise additional funds through the sale of equity or convertible debt securities, these transactions may dilute the value of our outstanding common stock or trigger contractual obligations to issue additional shares of our common stock to investors in the Senior Secured Financing. We may also decide to issue securities, including debt securities, which have rights, preferences and privileges senior to our common stock. We cannot assure you that we will be able to raise additional funds on terms favorable to us, or at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs. This may prevent us from increasing our market share, capitalizing on new business opportunities, remaining competitive in our industry or continuing our business operations as a whole.

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Increased consolidation in the market in which we operate will have an impact on price and availability of acquisition, joint venture and alliance opportunities.

Historically, our growth strategy has been materially dependent upon the purchase of additional merchant portfolios and the acquisition of operating businesses. This strategy will continue in the future. We face significant competition from other transaction processors for available acquisition, joint venture and alliance opportunities. These transaction processors potentially deprive us of acquisition opportunities and may cause the purchase price of such transactions to increase. We cannot give any assurances that the historical or current level or pricing of acquisition opportunities will continue to exist, that we will be able to acquire merchant portfolios, operating businesses or transaction processing assets that satisfy our criteria or that any such transaction will be on favorable terms.

We have faced, and may in the future face, significant chargeback liability if our merchants refuse or cannot reimburse chargebacks resolved in favor of their customers.

We have potential liability for chargebacks associated with the transactions we process. If a billing dispute between a merchant and a cardholder is not ultimately resolved in favor of the merchant, the disputed transaction is “charged back” to the merchant’s bank and credited to the account of the cardholder.

We also have potential liability for losses caused by fraudulent credit card transactions. Card fraud occurs when a merchant’s customer uses a stolen card (or a stolen card number in a card-not-present transaction) to purchase merchandise or services. In a traditional “card-present transaction,” if the merchant swipes the card, receives authorization for the transaction from the card issuing bank and verifies the signature on the back of the card against the paper receipt signed by the customer, the card issuing bank remains liable for any loss. In a fraudulent “card-not-present” transaction, even if the merchant receives authorization for the transaction, the merchant is liable for any loss arising from the transaction. Many of the merchants that we serve are businesses that transact a percentage of their sales over the Internet or in response to telephone or mail orders. Because their sales are card-not-present transactions, these merchants are more vulnerable to customer fraud. Because we target merchants that process card-not-present transactions over the Internet, by telephone and by mail, we experience and expect to continue to experience chargebacks arising from cardholder fraud. Such chargebacks could negatively impact our financial results. Moreover, if we, or our processing banks, are unable to collect the chargeback from the merchant’s account, or if the merchant ceases operations, refuses or is financially unable due to bankruptcy or other reasons to reimburse the merchant’s bank for the chargeback, we bear the loss for the amount of the refund paid to the cardholder’s bank. We are not insured against this risk.

We face potential liability for merchant or customer fraud. We may not be able to accurately anticipate this liability, which could result in lost sales to us.

Merchant fraud occurs when a merchant, rather than a customer, knowingly uses a stolen or counterfeit card or card number to record a false sales transaction, or intentionally fails to deliver the merchandise or services sold in an otherwise valid transaction. Any time a merchant is unable to satisfy a chargeback, we are responsible for that chargeback. We have established systems and procedures to detect and reduce the impact of merchant fraud. In addition to credit review, we monitor merchant transactions against a series of standards developed to detect merchant fraud and excessive chargebacks. We apply varying levels of scrutiny in our evaluation of applications and underwriting of prospective merchants accounts, ranging from basic due diligence for merchants with a low-risk profile to a more thorough and detailed review for higher risk merchants. The results of this review serve as the basis for our decision whether to accept or reject a merchant account, and also provide the criteria for establishing whether to maintain a reserve of a portion of a merchant’s processing volume, the particular reserve requirements, processing limits, average transaction amounts and pricing. It also assists us in monitoring merchant transactions for those accounts that exceed pre-determined criteria. We maintain rolling reserves, meaning we withhold a varying percentage of at risk merchants’ processing volume, to offset potential losses. On merchants whom we have instituted a rolling reserve, we maintain an average of 15% of processing volume. Despite our efforts to detect merchant fraud, we cannot assure you that these measures are or will be effective. It is possible that we will experience significant amounts of merchant fraud in the future, which could increase our chargeback liability. Increased chargeback liability may have a material adverse effect on our business, financial condition, results of operations and ability to continue business operations.

If our merchants experience adverse business conditions, they may generate fewer transactions for us to process or become insolvent, increasing our exposure to chargeback liabilities.

General economic conditions have caused some of the merchants we serve to experience difficulty in supporting their current operations and implementing their business plans. If these merchants make fewer sales of their products and services, we will have fewer transactions to process, resulting in lower revenues.

In addition, in a recessionary environment, the merchants we serve could be subject to a higher rate of insolvency which could adversely affect us financially. We bear credit risk for chargebacks related to billing disputes between credit card holders and bankrupt merchants. If a merchant seeks relief under bankruptcy laws or is otherwise unable or unwilling to pay, we may be liable for the full transaction amount of a chargeback.

We rely on bank sponsors, which have substantial discretion with respect to certain elements of our business practices, in order to process bankcard transactions; if these sponsorships are terminated and we are not able to secure or migrate merchant portfolios to new bank sponsors, we will not be able to conduct our business.

Because we are not a bank, we are unable to belong to and directly access the Visa and MasterCard bankcard associations. Visa and MasterCard operating regulations require us to be sponsored by a bank in order to process bankcard transactions. We are currently registered with Visa and MasterCard through the sponsorship of banks that are members of the card associations. Our sponsoring banks include US Bancorp and Wells Fargo Bank N.A. If these sponsorships are terminated and we are unable to secure a bank sponsor, we will not be able to process bankcard transactions. Furthermore, our agreements with our sponsoring banks give the sponsoring banks substantial discretion in approving certain elements of our business practices, including our solicitation, application and qualification procedures for merchants, the terms of our agreements with merchants, the processing fees that we charge, our customer service levels and our use of ISOs, which we define as any non-bank party that sells card-based payment processing services to merchants, that markets and services electronic credit card authorization and payment systems to merchants located throughout the United States. We are unable to guarantee that our sponsoring banks’ actions under these agreements will not be detrimental to us.

If we, or our bank sponsors, fail to adhere to the standards of the Visa and MasterCard credit card associations, our registrations with these associations could be terminated and we could be required to stop providing payment processing services for Visa and MasterCard.

Substantially all of the transactions we process involve Visa or MasterCard. If we, or our bank sponsors, fail to comply with the applicable requirements of the Visa and MasterCard credit card associations, Visa or MasterCard could suspend or terminate our registration. The termination of our registration or any changes in the Visa or MasterCard rules that would impair their or our registration could require us to stop providing payment processing services.

We rely on other card payment processors and service providers; if they fail or no longer agree to provide their services, our merchant relationships could be adversely affected and we could lose business.

We rely on agreements with several other large payment processing organizations to enable us to provide card authorization, data capture, settlement, and merchant accounting services and access to various reporting tools for the merchants we serve. We also rely on third parties to whom we outsource specific services, such as reorganizing and accumulating daily transaction data on a merchant-by-merchant and card issuer-by-card issuer basis and forwarding the accumulated data to the relevant bankcard associations. Our card payment processors include CTS Holdings, Inc. (a wholly owned subsidiary of First Data Corp.) and Nova Information Systems, Inc.

The termination by our service providers of their arrangements with us or their failure to perform their services efficiently and effectively may adversely affect our relationships with the merchants whose accounts we serve and may cause those merchants to terminate their processing agreements with us.

To acquire and retain merchant accounts, we depend on a group of banks and ISOs as referral sources and loss of any of these referral sources may cause us to lose an effective method of marketing our products and services to merchants.

We have contractual relationships with 50 banks, comprising over 460 bank branch locations, and 48 credit unions that serve as referral sources for our products and services to merchants seeking to establish an account with a payment processor. Our failure to maintain our relationships with these banks could adversely affect our revenues and internal growth and increase our merchant attrition.

We have contractual relationships with more than 30 ISOs/VARs and a national cell phone carrier to market our services to merchants seeking to establish an account with a payment processor. Our failure to maintain our relationships with our existing ISOs and those serving other service providers that we may acquire, and to recruit and establish new relationships with other ISOs, could adversely affect our revenues and internal growth and increase our merchant attrition. On occasion, we experience increases in interchange and sponsorship fees; if we cannot pass these increases along to our merchants, our margins will be reduced.

We pay interchange fees or assessments to card associations for each transaction we process using their credit and debit cards. From time to time, the card associations increase the interchange fees that they charge processors and the sponsoring banks. At their sole discretion, our sponsoring banks have the right to pass any increases in interchange fees on to us. In addition, our sponsoring banks may seek to increase their Visa and MasterCard sponsorship fees to us, all of which are based upon the dollar amount of the payment transactions we process. If we are not able to pass these fee increases along to merchants through corresponding increases in our processing fees, our margins will be reduced.

Unauthorized disclosure of merchant and cardholder data, whether through breach of our computer systems or otherwise, could expose us to protracted and costly litigation.

We collect and store sensitive data about merchants and cardholders, including names, addresses, social security numbers, drivers license numbers, checking and savings account numbers and payment history records, such as account closures and returned checks. In addition, we maintain a database of cardholder data relating to specific transactions, including payment card numbers and cardholder addresses, in order to process the transactions and for fraud prevention and other internal processes. If a person penetrates our network security or otherwise misappropriates sensitive merchant or cardholder data, we could be subject to liability or business interruption. These claims also could result in protracted and costly litigation.

Although we generally require that our agreements with our ISOs and service providers who have access to merchant and customer data include confidentiality obligations that restrict these parties from using or disclosing any customer or merchant data except as necessary to perform their services under the applicable agreements, we cannot assure you that these contractual measures will prevent the unauthorized disclosure of merchant or customer data. In addition, our agreements with financial institutions require us to take certain protective measures to ensure the confidentiality of merchant and consumer data. Any failure to adequately take these protective measures could result in protracted or costly litigation. Although we have fulfilled our requirements to an authorized Visa/MasterCard compliance auditor regarding cardholder information and security procedures and as of July 2006 have been certified compliant as a Visa/MasterCard merchant payment processor, we could fail to maintain compliance. Noncompliance could result in material interruptions in our ability to store and transmit card data.

Increased attrition in merchant charge volume due to an increase in closed merchant accounts that we cannot anticipate or offset with new accounts may reduce our revenues.

We experience attrition in merchant charge volume in the ordinary course of business resulting from several factors, including business closures, transfers of merchants’ accounts to our competitors and account “closures” that we initiate due to heightened credit risks relating to, and contract breaches by, a merchant. During 2006, we experienced average attrition of 1% of merchant transaction charge volume per month. In addition, substantially all of our processing contracts with merchants may be terminated by either party on relatively short notice, allowing merchants to move their processing accounts to other providers with minimal financial liability and cost. Increased attrition in merchant charge volume may have a material adverse effect on our financial condition and results of operations. We may not be able to accurately predict the level of attrition in the future, particularly in connection with our recent acquisitions of merchant account portfolios. If we are unable to increase our transaction volume or establish accounts with new merchants in order to counter the effect of this attrition, or, if we experience a higher level of attrition in merchant charge volume than we anticipate, our revenues will decrease.

The loss of key personnel or damage to their reputations could adversely affect our relationships with ISOs, card associations, bank sponsors and our other service providers, which would adversely affect our business.

Our ability to run our business depends upon the continued services of our senior management and other key employees, in particular MacAllister Smith, our Chief Executive Officer, all of whom have substantial experience in the payment processing industry and the small to medium-sized merchant markets in which we offer our services. In addition, our ability to execute our business strategy will depend in large part upon the reputation and influence within the industry of Mr. Smith, who has, along with our other senior managers, over their years in the industry, developed long-standing and highly favorable relationships with ISOs, card associations, bank sponsors and other payment processing and service providers. We would expect that the loss of the services of one or more of our key employees, particularly Mr. Smith, would have an adverse effect on our operations. We would also expect that any damage to the reputation of our senior managers, including Mr. Smith, would adversely affect our business. Currently, we do not maintain “key person” life insurance on any employees.

We may become subject to certain state taxes that currently are not passed through to our merchants.

We, like other transaction processing companies, may be subject to state taxation of certain portions of our fees charged to merchants for our services. Application of this tax is an emerging issue in the transaction processing industry and the states have not yet adopted uniform guidelines. If we are required to pay such taxes and are not able to pass this tax expense through to our merchant customers, our financial condition and results of operations could be adversely affected.

The payment processing industry is highly competitive and such competition is likely to increase, which may further adversely influence our prices to merchants, and as a result, our profit margins.

The market for card processing services is highly competitive. The level of competition has increased in recent years, and other providers of processing services have established a sizable market share in the small to medium-sized merchant processing sector. Some of our competitors are financial institutions, subsidiaries of financial institutions or well-established payment processing companies that have substantially greater capital and technological, management and marketing resources than we have. Some of our competitors are large associations, such as Costco, BJ’s Wholesale Club, chambers of commerce, community associations and trade associations that may offer lower rates based on a better buy rate or as a “loss leader” and, thus, attract customers who “shop price” or, alternatively, attract business out of association loyalty. There are also a large number of small providers of processing services that provide various ranges of services to small to medium-sized merchants. Our competition may influence the prices we can charge, attract employees and our sales force away from us and requires us to control costs aggressively in order to maintain acceptable profit margins. In addition, our competitors continue to consolidate as large banks merge and combine their networks. This consolidation may also require that we increase the consideration we pay for future acquisitions and could adversely affect the number of attractive acquisition opportunities presented to us.

Increased attrition in merchant charge volume due to an increase in closed merchant accounts that we cannot anticipate or offset with new accounts may reduce our revenues.

We experience attrition in merchant charge volume in the ordinary course of business resulting from several factors, including business closures, transfers of merchants’ accounts to our competitors and account “closures” that we initiate due to heightened credit risks relating to, and contract breaches by, a merchant. During 2006 and for the nine months of 2007, we experienced average attrition of 1% of merchant transaction charge volume per month. In addition, substantially all of our processing contracts with merchants may be terminated by either party on relatively short notice, allowing merchants to move their processing accounts to other providers with minimal financial liability and cost. Increased attrition in merchant charge volume may have a material adverse effect on our financial condition and results of operations. We may not be able to accurately predict the level of attrition in the future, particularly in connection with our recent acquisitions of merchant account portfolios. If we are unable to increase our transaction volume or establish accounts with new merchants in order to counter the effect of this attrition, or, if we experience a higher level of attrition in merchant charge volume than we anticipate, our revenues will decrease.

Our operating results are subject to seasonality, and if our revenues are below our seasonal norms during our historically stronger third and fourth quarters, our net income could be lower than expected.

We have experienced in the past, and expect to continue to experience, seasonal fluctuations in our revenues as a result of consumer spending patterns. Historically, revenues have been weaker during the first two quarters of the calendar year and stronger during the third and fourth quarters. If, for any reason, our revenues are below seasonal norms during the third or fourth quarter, our operating results could be negatively affected.

Our systems may fail due to factors beyond our control, which could interrupt our business or cause us to lose business and would likely increase our costs.

We depend on the efficient and uninterrupted operations of our computer network systems, software and data centers. We do not presently have fully redundant systems. Our systems and operations could be exposed to damage or interruption from fire, natural disaster, power loss, telecommunications failure, unauthorized entry and computer viruses. Our property and business interruption insurance may not be adequate to compensate us for all losses or failures that may occur. Defects in our systems, errors or delays in the processing of payment transactions or other difficulties could result in:

•	additional development costs;
•	diversion of technical and other resources;
•	loss of merchants;
•	loss of merchant and cardholder data;
•	negative publicity;
•	harm to our business or reputation; or
•	exposure to fraud losses or other liabilities.

We face uncertainty about additional financing for our future capital needs, which may prevent us from growing our business.

If we are unable to increase our revenues, we will need to raise additional funds to finance our future capital needs. Additional financing may be required if we:

•	Decide to expand faster than planned;
•	need to respond to competitive pressures; or
•	need to acquire complementary products, businesses or technologies.

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If we raise additional funds through the sale of equity or convertible debt securities, these transactions may dilute the value of our outstanding common stock or trigger contractual obligations to issue additional shares of our common stock to the Senior Secured Selling Stockholders. We may also decide to issue securities, including debt securities, which have rights, preferences and privileges senior to our common stock. We cannot assure you that we will be able to raise additional funds on terms favorable to us, or at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs. This may prevent us from increasing our market share, capitalizing on new business opportunities, remaining competitive in our industry or continuing our business operations, as a whole.

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We currently rely solely on common law to protect our intellectual property; should we seek additional protection in the future, we may fail to register our trademarks or otherwise obtain intellectual property protection, causing us to potentially lose our rights to use these marks.

Currently, we have no patents or trademarks or copyrights and we rely on common law rights to protect our marks and logos. We do not rely heavily on the recognition of our marks to obtain and maintain business. We have recently applied for trademark registration for certain of our marks. However, we cannot assure you that any such applications will be approved. Even if they are approved, these trademarks may be challenged by others and/or invalidated. Our trademark registrations may not be approved because third parties own these trademarks, or our use of these trademarks may be restricted or completely prohibited unless we enter into agreements with these parties, which may not be available on commercially reasonable terms or at all.

New and potential governmental regulations designed to protect or limit access to consumer information could adversely affect our ability to provide the services we provide our merchants.

Due to the increasing public concern over consumer privacy rights, governmental bodies in the United States and abroad have adopted, and are considering adopting additional laws and regulations restricting the purchase, sale and sharing of personal information about customers. For example, the Gramm-Leach-Bliley Act requires non-affiliated third party service providers to financial institutions to take certain steps to ensure the privacy and security of consumer financial information. We believe our present activities fall under exceptions to the consumer notice and opt-out requirements contained in this law for third -party service providers to financial institutions because we provide business-to-business services and not business-to-consumer services. The law, however, is new and there have been very few rulings on its interpretation. We believe that current legislation permits us to access and use this information as we do now. The laws governing privacy generally remain unsettled, however, and even in areas where there has been some legislative action, such as the Gramm-Leach-Bliley Act and other consumer statutes, it is difficult to determine whether and how existing and proposed privacy laws will apply to our business. Limitations on our ability to access and use customer information could adversely affect our ability to provide the services we offer to our merchants or could impair the value of these services.

Several states have proposed legislation that would limit the use of personal information gathered using the Internet. Some proposals would require proprietary online service providers and Web site owners to establish privacy policies. Congress has also considered privacy legislation that could further regulate use of consumer information obtained over the Internet or in other ways. The Federal Trade Commission has also recently settled a proceeding with one on-line service regarding the manner in which personal information is collected from users and provided to third parties. Our compliance with these privacy laws and related regulations could materially affect our operations.

Changes to existing laws or the passage of new laws could, among other things:

•	create uncertainty in the marketplace that could reduce demand for our services;
•	Limit our ability to collect and to use merchant and cardholder data;
•	increase the cost of doing business as a result of litigation costs or increased operating costs; or
•	in some other manner have a material adverse effect on our business, results of operations and financial condition.

We are subject to federal and state laws regarding anti-money laundering, including the Patriot Act, and if we break any of these laws we could be subject to significant fines and/or penalties, and our ability to conduct business could be limited.

We are subject to U.S. federal anti-money laundering laws and the requirements of the Office of Foreign Assets Control, which prohibit us from transmitting money to specified countries or on behalf of prohibited individuals. The money transfer business has been subject to increased scrutiny following the events of September 11, 2001. The Patriot Act, enacted following those events, mandates several new anti-money laundering requirements. The federal government or the states may elect to impose additional anti-money laundering requirements. Changes in laws or regulations that impose additional regulatory requirements, including the Patriot Act, could increase our compliance and other costs of doing business, and therefore have an adverse effect on our results of operation.

Failure to comply with the laws and regulatory requirements of federal and state regulatory authorities could result in, among other things, revocation of required registrations, loss of approved status, termination of contracts with banks, administrative enforcement actions and fines, class action lawsuits, cease and desist orders and civil and criminal liability. The occurrence of one or more of these events could materially adversely affect our business, financial condition and results of operations.

If we were to inadvertently transmit money on behalf of, or unknowingly conduct business with, a prohibited individual, we could be required to pay significant damages, including fines and penalties.

Likewise, any intentional or negligent violation of anti-money laundering laws by our employees could lead to significant fines and/or penalties, and could limit our ability to conduct business in some jurisdictions.

Risks Relating to Acquisitions

We may not be able to integrate recently acquired companies or potential future acquisitions into our company, and resources available to assist our acquired companies may be insufficient.

We have made strategic acquisitions and we intend to continue to make such acquisitions in accordance with our business plan. On July 11, 2006, we acquired Valadata and on July 3, 2006, we acquired Paynet Systems. On December 20, 2005, we completed our acquisition of Charge.com. In addition, we also acquired Aircharge. Each acquisition involves a number of risks, including:

the diversion of our management’s attention to the assimilation and ongoing assistance with the operations and personnel of the acquired business, which could strain management’s resources;

the potential for our affiliated companies to grow rapidly and adversely affect our ability to assist our affiliated companies as intended;

possible adverse effects on our results of operations and cash flows, possible inability by us to achieve the intended objective of the acquisition;
possible inability by acquisition target to achieve promised goals; and
possible inability by acquisition target to retain and maintain strategic contracts.

Our inability to assist our affiliated companies as intended or to acquire and integrate businesses under our business plan could negatively impact our operations, financial results and cash flows.

We have previously acquired, and expect to continue to acquire, other providers of payment processing services and portfolios of merchant processing accounts. These acquisitions entail risks in addition to those incidental to the normal conduct of our business, and failure to make acquisitions in general could significantly impair our growth.

To date, our revenue growth has been generated in large part through acquisitions of complementary businesses and portfolios of accounts. We expect such acquisitions to be key to our growth strategy going forward. We may not be able to find suitable acquisition candidates or to consummate acquisitions on favorable terms, if at all. Our failure to make such acquisitions could have a material adverse effect on our ability to grow our company.

Moreover, even if we make such acquisitions, revenues generated, or expenses incurred, by acquired businesses or account portfolios may not comport to our projections, resulting in losses or a decline in revenue and profits, if any, as well as potential impairment charges.

In evaluating and determining the purchase price for a prospective acquisition, we estimate the future revenues from that acquisition based on the historical transaction volume of the acquired provider of payment processing services or portfolio of merchant accounts. Following an acquisition, it is customary to experience some attrition in the number of merchants serviced by an acquired provider of payment processing services or included in an acquired portfolio of merchant accounts. Should the rate of post-acquisition merchant attrition exceed the rate we have forecasted, the revenues generated by the acquired providers of payment processing services or portfolio of accounts may be less than we estimated, which could result in losses or a decline in profits, as well as potential impairment of asset charges.

We may fail to uncover all liabilities of acquisition targets through the due diligence process prior to an acquisition, exposing us to potentially large, unanticipated costs.

Prior to the consummation of any acquisition, we perform a due diligence review of the provider of payment processing services or portfolio of merchant accounts that we propose to acquire. Our due diligence review, however, may not adequately uncover all of the contingent or undisclosed liabilities we may incur as a consequence of the proposed acquisition. If any undiscovered, contingent or undisclosed liabilities materialize, our results of operations could be negatively affected.

Acquisitions that we may undertake would involve a number of inherent risks, any of which could cause us not to realize the anticipated benefits to result.

Our strategy has been and will likely continue to include expanding our operations and capabilities through acquisitions of businesses and assets. Acquisition transactions involve various inherent risks, such as:

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uncertainties in assessing the value, strengths and potential profitability of, and identifying the extent of all weaknesses, risks, contingent and other liabilities (including environmental liabilities) of, acquisition or other transaction candidates;

•	the potential loss of key customers, management and employees of an acquired business;
•	the ability to achieve identified operating and financial synergies anticipated to result from an acquisition or other transaction;
•	problems that could arise from the integration of the acquired business; and
•	unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying the acquisition or other transaction rationale.

Any one or more of these factors could cause us not to realize the benefits anticipated to result from the acquisition of businesses or assets or could result in unexpected liabilities associated with acquisition candidates.

We may not fully maximize our business relationship with Sprint Nextel Corp.

We acquired Aircharge in part due to its classification as a national “Industry Solutions Partner” of Sprint Nextel Corp. (NYSE:S). We believe that this classification should allow us to provide credit card acceptance solutions to Sprint Nextel Corp.’s business customers. There can be no assurance, however, that Sprint Nextel Corp. will continue such classification or that such classification will be successfully integrated into our business model. If Sprint Nextel Corp. does not continue such classification or we are unable to successfully integrate such classification into our business model, there can be no assurance that Sprint Nextel Corp. will continue to provide us with such access to their customers.

The inability of the sellers of companies we may acquire to fulfill their indemnification obligations to us under our acquisition agreements could increase our liabilities, our costs for acquisition and adversely affect our results of operations and financial position.

We have required in the past, and expect that in the future, under our acquisition agreements, the respective sellers will agree to retain responsibility for and indemnify us against damages resulting from certain third-party claims or other liabilities. Our inability to obtain such agreements or the failure of any seller to satisfy its obligations with respect to claims and retained liabilities covered by the acquisition agreements could have an adverse effect on our results of operations and financial position, as claimants may successfully assert that we are liable for those claims and/or retained liabilities. In addition, we expect that certain obligations of the sellers to indemnify us will terminate upon expiration of the applicable indemnification periods and will not cover damages in excess of the applicable coverage limits. The incurrence of unexpected losses and assertion of third-party claims after the expiration of the applicable indemnification period or in excess of the applicable coverage limit, or the failure of any seller to satisfy its indemnification obligations with respect to breaches of its representations and warranties, could have an adverse effect on our results of operations and financial position.

We may encounter delays and operational difficulties in completing the necessary transfer of data processing functions and connecting systems links required by acquisitions, resulting in increased costs for, and a delay in the realization of revenues from, acquisitions.

The acquisition of a provider of payment processing services, as well as a portfolio of merchant processing accounts, requires the transfer of various data processing functions and connecting links to our systems and those of our own third -party service providers. If the transfer of these functions and links does not occur rapidly and smoothly, payment processing delays and errors may occur, resulting in a loss of revenues, increased merchant attrition and increased expenditures to correct the transitional problems, which could preclude our attainment of or reduce our operating results.

Special non-recurring and integration costs associated with acquisitions could adversely affect our operating results in the periods following these acquisitions.

In connection with some acquisitions, we may incur non-recurring severance expenses, restructuring charges and change of control payments. These expenses, charges and payments, as well as the initial costs of integrating the personnel and facilities of an acquired business with those of our existing operations, may adversely affect our operating results during the initial financial periods following an acquisition. In addition, the integration of newly-acquired companies may lead to diversion of management attention from other ongoing business concerns.

Our facilities, personnel and financial and management systems may not be adequate to effectively manage the future expansion we believe necessary to increase our revenues and remain competitive.

We anticipate that future expansion will be necessary in order to increase our revenues. In order to effectively manage our expansion, we may need to attract and hire additional sales, administrative, operations and management personnel. We cannot assure you that our facilities, personnel, financial and management systems and controls will be adequate to support the expansion of our operations and provide adequate levels of service to our merchants and ISOs. If we fail to effectively manage our growth, our business could be harmed.

We have significant intangible assets and goodwill, the carrying value of which we may have to reduce if our revenues relating to these assets decline.

We have acquired numerous intangible assets related to purchased portfolios of merchant accounts and business operations. These intangible assets represent a substantial portion of our total assets. Statement of Financial Accounting Standards Nos. 141 and 142 require us to periodically re-examine the value of our purchased assets. A material decline in the revenues and more importantly profits generated from any of our purchased portfolios of merchant accounts or business operations could reduce the fair value of the portfolio or operations. In that case, we may be required to reduce the carrying value of the related intangible asset and/or goodwill. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” or our attached audit financials for a discussion of how we test impairment of assets. Additionally, changes in accounting policies or rules that affect the way in which we reflect these intangible assets in our financial statements, or the way in which we treat the assets for tax purposes, could have a material adverse effect on our financial condition.

Risks Relating to Our Company Generally

Our executive officers, directors and principal stockholders have substantial control over our business, and their interests may not be aligned with the interests of our other stockholders.

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As of December 31, 2006, our officers and directors beneficially own approximately 45% of our outstanding common stock. As of September 30, 2007, our officers and directors beneficially own approximately 43% of our outstanding common stock. Accordingly, these stockholders, acting together, will be able to exert significant influence over all matters requiring stockholder approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these stockholders may dictate the day-to-day management of our business. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination or a sale of all or substantially all of our assets.

Future sales of our common stock, or the perception in the public markets that these sales may occur, could depress our stock price.

Sales of substantial amounts of our common stock in the public market, or the perception in the public markets that these sales may occur, could cause the market price of our common stock to decline. This could also impair our ability to raise additional capital through the sale of our equity securities or to make acquisitions through the issuance of additional shares of our common stock or other equity securities.

We currently have a significant number of shares of common stock which may be issued in the future. As of December 31, 2006, there are 47.9 million shares of our common stock outstanding. As of September 30, 2007, there are 49.7 million shares of our common stock outstanding. In addition, there are 10.8 million options to purchase an equal number of shares outstanding under our Non-Statutory Incentive Stock Option Plan, including, without limitation, options issued to former stockholders of Aircharge and options issued to the principals of Charge.com. We also anticipate that: (i) pursuant to our acquisition of Aircharge, we may issue additional shares in connection with the conversion of a $175,000 promissory note; and (ii) pursuant to our recently completed Senior Secured Financing, we may issue up to an additional 49,418,134 shares, which includes a 25% over allotment, in connection with the conversion of convertible promissory notes, including interest thereon, and the exercise of warrants or pursuant to certain anti-dilution provisions. Our current stock option and warrant holders and holders of convertible promissory notes, on a fully-diluted basis assuming exercise of all outstanding options and warrants and conversion of the convertible promissory notes, are expected to own 53% of the outstanding shares of our common stock.

In addition, from time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock pursuant to Rule 144, promulgated under the Securities Act of 1933, as amended, subject to certain limitations. In general, pursuant to Rule 144 as recently amended, a stockholder (or stockholders whose shares are aggregated) who has satisfied a six month year holding period may sell their securities. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have a material adverse effect on the market price of our securities.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and operating results. In addition, current and potential stockholders could lose confidence in our financial reporting, which could have an adverse effect on our stock price.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. Commencing December 15, 2007, we will be required to document and test our internal controls over financial reporting in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting. Commencing with years ending after December 15, 2008, a report by our independent registered public accounting firm on our internal controls over financial reporting is required. Although we have augmented our internal controls procedures and expanded our accounting staff, there is no guarantee that this effort will be adequate.

During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal accounting controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. Moreover, in the course of our testing, financial reporting deficiencies may be uncovered which could cause us to restate our financial results. Failure to achieve and maintain an effective internal control environment could cause us to face regulatory action and also cause investors to lose confidence in our reported financial information, either of which could have an adverse effect on our stock price.

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Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses, which as a smaller public company may be disproportionately high.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act, new SEC regulations and stock market rules, are creating uncertainty for development companies such as ours. These new and changing laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards will likely result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. In particular, our efforts to comply with Section 404 of the Sarbanes-Oxley Act and the related regulations regarding our required assessment of our internal controls over financial reporting and our independent registered public accounting firm’s audit of that assessment will require the commitment of significant financial and managerial resources. We expect these efforts to require the continued commitment of significant resources. Further, our board members, chief executive officer and chief financial officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could slow our business. If we are unable to fully comply with new or changed laws, regulations and standards, or if our efforts differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation may be harmed and our stock price may suffer.

The price of our common stock may be volatile, which could cause our investors to incur trading losses and fail to resell their shares at or above the price they paid for them. Our securities are currently quoted on the OTCBB and, thus, your ability to sell your shares in the secondary market may be limited.

We do not currently maintain an active market for our common stock, and we cannot predict the extent to which investor interest will lead to the development of an active and liquid trading market in our common stock. The failure to achieve and maintain an active and liquid market for our common stock means that you may not be able to dispose of your common stock in a desirable manner and the price for our shares may fluctuate greatly.

Moreover, some companies that have had volatile market prices for their securities have been subject to securities class action suits filed against them. If a suit were to be filed against us, regardless of the outcome, it could result in substantial costs and a diversion of our management’s attention and resources. This could have a material adverse effect on our business, results of operations and financial condition.

Our certificate of incorporation, our bylaws and Delaware law contain provisions that preserve our current management.

Our certificate of incorporation and by-laws may discourage, delay or prevent a change in our management team that stockholders may consider favorable. These provisions include:

•	authorizing the issuance of “blank check” preferred stock without any need for action by stockholders;

•	eliminating the ability of stockholders to call special meetings of stockholders;
•	permitting stockholder action by written consent; and
•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

These provisions could allow our board of directors to affect your rights as a stockholder since our board of directors can make it more difficult for common stockholders to replace members of the board. Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt to replace our current management team.

Provisions of Delaware law could discourage a takeover you may consider favorable or could cause current management to become entrenched and difficult to replace.

We are subject to provisions of the Delaware corporation law that, in general, prohibit any business combination with a beneficial owner of 15% or more of our common stock for three years unless the holder’s acquisition of our stock was approved in advance by our board of directors. These provisions could affect our stock price adversely.

Penny stock regulations may impose certain restrictions on the marketability of our securities.

The Securities and Exchange Commission has adopted regulations which generally define a “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our common stock and warrants may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of investors to sell our securities in the secondary market and the price at which such purchasers can sell any such securities.

Investors should be aware that, according to the Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced salespersons;
•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and
•

The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We currently anticipate that we will retain all future earnings, if any, to finance the growth and development of our business and do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our board of directors. Further, under the terms of a loan agreement, we are restricted from paying cash dividends and making other distributions to our stockholders.

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NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the SEC and within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Such forward-looking statements generally include the plans and objectives of management for future operations, including plans and objectives relating to our future economic performance and our current beliefs regarding revenues we might earn if we implement our business strategies. The forward-looking statements and associated risks may include, relate to or be qualified by other important factors. You can identify forward-looking statements generally by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “should,” “could,” “would,” “seeks,” “pro forma,” “anticipates,” “estimates,” “continues,” or other variations of those terms, including their use in the negative, or by discussions of strategies, opportunities, plans or intentions. You may find these forward-looking statements under the captions “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Description of Business,” as well as captions elsewhere in this prospectus. A number of factors could cause results to differ materially from those anticipated by forward-looking statements, including those discussed under “Risk Factors” and “Description of Business.” These forward-looking statements necessarily depend upon assumptions and estimates that may prove to be incorrect. Although we believe that the assumptions and estimates reflected in the forward-looking statements are reasonable, we cannot guarantee that we will achieve our plans, intentions or expectations. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ in significant ways from any future results expressed or implied by the forward-looking statements, which risks, uncertainties and other factors may include, without limitation:

•	The performance of our subsidiary companies and our ability to achieve and maintain profitability;
•	Merchant clients experiencing a downturn in business or other adverse business conditions, which can result in loss of business or merchant attrition;
•	The degree and nature of our competition;
•	Inability to integrate acquisitions; and
•	Increase in chargeback liability.

Any of the foregoing or other factors described in the “Risk Factors” section of this prospectus or elsewhere in the prospectus could cause our financial results to differ materially from prior results, which in turn could, among other things, cause the price of our common stock to fluctuate substantially.

Information regarding market and industry statistics contained in this prospectus is included based on information available to us that we believe is reliable. This information is generally based on industry and other publications that are not produced for purposes of securities offerings or economic analysis. We have not reviewed or included data from all sources, and cannot assure investors of the accuracy or completeness of the data included in this prospectus. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. We do not undertake any obligation to publicly update any forward-looking statements. As a result, you should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered under this prospectus. Rather, the selling security holder will receive those proceeds directly. We may receive proceeds in connection with the exercise of warrants whose underlying shares may in turn be sold by selling security holder. Although the amount and timing of our receipt of any such proceeds are uncertain, such proceeds if received will be used for general corporate purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a) Market information.

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Our common stock commenced trading on the OTC Bulletin Board on October 19, 2000 under the trading symbol “PPDA”. The following table sets forth the highest and lowest prices quoted for our common stock, class A redeemable warrants and class B redeemable warrants during the four quarters between January 1, 2006 and December 31, 2006, and between January 1, 2007 and December 31, 2007. The closing quote for our common stock on January 11, 2007 was $0.73. The quotations reflect inter-dealer prices, with no retail mark-up, mark-down or commissions, and may not represent actual transactions. The information presented has been derived from the OTC Bulletin Board.

2006

	High Bid	Low Ask
First Quarter
PPDA	$ 1.70	$ 1.03
Second Quarter
PPDA	$ 1.64	$ 1.30
Third Quarter
PPDA	$ 1.50	$ 1.20
Fourth Quarter
PPDA	$1.35	$1.08

2007

	High Bid	Low Ask
First Quarter
PPDA	$ 1.30	$ 0.81
Second Quarter
PPDA	$ 1.20	$ 0.800
Third Quarter
PPDA	$ 0.97	$ 0.52
Fourth Quarter
PPDA	$0.94	$0.57

(b) Holders.

As of December 31, 2007, there were approximately 854 shareholders of record of our common stock.

 (c) Dividends.

Our company has never declared or paid any cash dividends on its capital stock. We currently intend to retain all available funds and any future earnings of our business for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. The declaration, payment and amount of future dividends, if any, will depend upon the future earnings, results of operations, financial position and capital requirements of our company, among other factors, and will be at the sole discretion of our board of directors.

Under the Delaware General Corporation Law, our company may only pay dividends out of capital and surplus, or out of certain enumerated retained earnings, as those terms are defined in the Delaware General Corporation Law. The payment of dividends on our common stock is, therefore, subject to the availability of capital and surplus or retained earnings as provided in the Delaware General Corporation Law.

DILUTION

Sales of the shares of common stock by the selling security holder in this offering will not result in any substantial change to the net tangible book value per share before and after the distribution of shares by the selling security holder. There will be no change in the net tangible book value per share attributable to cash payments made by purchasers of the shares being offered by the selling security holder. Prospective investors in the shares held by the selling security holder should be aware, however, that the price of shares being offered by the selling security holder may not bear any rational relationship to our net tangible book value per share.

BUSINESS

Overview of our Business and our Development

We are a value-added provider of merchant payment processing services and related software products. We deliver credit and debit card-based payment processing solutions primarily to small to medium-sized merchants who operate either in a physical “brick and mortar” business environment, over the Internet, or in mobile or wireless settings via cellular-based wireless devices. We also target new customers for our mobile wireless transaction processing and municipal payment processing services. We believe our experience and knowledge in providing payment processing services to small to medium-sized merchants gives us the ability to effectively evaluate and manage the payment processing needs and risks that are specific to small businesses. We were formed as a Delaware corporation in June 1997, and we currently operate through several wholly owned subsidiaries:

•	SecurePay, which we acquired in March 2002;
•	Northern Merchant Services, Inc., which we refer to herein as NMSI, amd which we acquired in August 2002;
•	Pipeline Data Process, Inc., which we refer to herein as PDP;
•	Pipeline Data Portfolio Acquisitions, Inc, which we refer to herein as Pipeline Acquisitions;
•	Aircharge, Inc., which we refer to herein as Aircharge and which we acquired effective September 30, 2005;
•	Charge.com, Inc., which we refer to herein as Charge, and that we acquired on December 19, 2005;
•	Paynet Systems, Inc., which we refer to herein as Paynet, and that we acquired on July 3, 2006; and that we acquired on July 3, 2006; and
•	Valadata Acquisitions, Inc., which we refer to herein as Valadata, and that we acquired on July 11, 2006.

On January 12, 2006, our stockholders approved a reverse stock split. The reverse stock split, however, has not yet been implemented. Readers should note that unless otherwise indicated all share information in this Business section is presented on a pre-reverse stock split basis. Readers should also note that when we use the term “recurring revenue payments” herein, we do not mean to imply that such revenue payments are guaranteed, but rather that services for which payments are made are provided continually over a period of time, as opposed to on a one-time basis.

Small to medium-sized merchants generally have a lower volume of credit card transactions, are difficult to identify and have traditionally been underserved by credit card processors. We expect the small to medium-sized merchants we target to increasingly accept and benefit from the increased usage of card-based payment systems. According to the Nilson Report, there are approximately 4.9 million merchants in the United States, representing 6.1 million locations. The Nilson Report forecasts that purchases by U.S. consumers using credit cards will grow from $1.89 trillion in 2003 to $2.81 trillion in 2008 (8% CAGR). Credit cards will comprise 47.7% of all transactions by 2009, up from 38.8% in 2004. The Federal Services Policy Committee of the Federal Reserve System reported that the year 2003 marked the first time in United States history that electronic payment transactions (44.5 billion) exceeded the number of check transactions (36.7 billion). This expected shift in electronic payments is likely to continue for the foreseeable future and reflects the expanding role of technology and its impact on consumer spending within retail, financial and banking businesses. As a result, many small to medium-sized businesses are seeking, and we expect many new small to medium-sized businesses to seek, to provide customers with the ability to pay for merchandise and services using credit or debit cards, including those in industries that have historically accepted cash and checks as the only forms of payment for their merchandise and services. Our historic and continuing strategy is to expand our company by aggressively growing the number of merchant accounts serviced and by creating a processing and servicing operation that is efficient and scalable. We believe this will allow us to more easily expand our operations without significantly increasing our fixed costs. We also intend to grow the number of accounts we service through a combination of external acquisitions and internal sales efforts. We have created an efficient and scalable processing and servicing operation by employing talented team members, utilizing state-of-the-art technology and differentiating between what should be serviced in house and what should be outsourced, in order to maximize resources while providing better service to our clients. We believe that the development of our company to date demonstrates how we have implemented our strategy.

Our wholly owned subsidiary, SecurePay, is a custom credit card transaction processor serving as a gateway intermediary between the customer and the financial networks for the acceptance of card payments by merchants. Most card transactions worldwide are processed by a third-party working in conjunction with the financial networks. SecurePay processes all major card types including Visa, MasterCard, American Express, Discover and JCB. Presently, SecurePay’s solutions include: payment gateway solutions, virtual credit card terminals, proprietary shopping carts and wireless applications operating on cell phone networks to support mobile merchant card acceptance.

Our wholly-owned subsidiary, NMSI, is an Independent Sales Organization, or ISO, which we define as any non-bank party that sells card-based payment processing services to merchants. In accordance with our overall operating and growth strategies, NMSI seeks to enlarge its customer base of small to medium-sized merchants through merchant portfolio acquisitions, as well as through bank referrals, direct sales, independent sales agents and trade association affiliations. It seeks to retain its customer base through efficient operations and superior customer service.

To further our internal growth strategy, we formed PDP as our wholly-owned wholesale processing division in July 2004. Our primary objective with the formation of PDP is to grow the number of merchant accounts serviced by targeting the wholesale processing industry. PDP conducts underwriting and risk management operations in-house. We consider underwriting and risk management highly important to our operations. We outsource our remaining processing services to third parties, including the evaluation and acceptance of card numbers and receipt and settlement of funds. By outsourcing these non-core services, we believe we can achieve lower costs per transaction through higher volume purchasing.

Our acquisitions have enhanced our revenues and increased our portfolio of merchant accounts. To this end, we formed Pipeline Acquisitions in November 2004 to locate merchant portfolios that complement our existing customer base of small to medium-sized merchants. Pipeline Acquisitions performs an extensive review of the cash flow characteristics of each portfolio, the types of business conducted therein, the credit status of the merchants in the portfolio, our ability to control attrition of the portfolio and the opportunities the portfolio provides for revenue enhancement and cost reduction. Pipeline Acquisitions then determines a valuation of each portfolio acquisition opportunity based on a combination of these factors and moves to acquire the acquisition candidate.

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We have employed a strategy of entering financing arrangements to facilitate our business development. During the year ended December 31, 2006, we entered a financing arrangement with several institutional investors to issue $37.0 million of convertible notes and warrants. The notes issued on June 29, 2006 and maturing four years from the date of issuance, can be converted into Pipeline common stock at the conversion price of $1.30 per share. 11,100,000 warrants were issued with an exercise price of $1.40 (the “Senior Secured Financing”). We used the proceeds of the Senior Secured Financing to repay the $15.0 million Sheridan note and the $2.0 million obligation to CAMOFI Master LDC, and to fund the purchase price for Valadata, Inc. and Paynet Systems, Inc.

On July 3, 2006, we acquired Paynet Systems, Inc., an e-commerce and retail merchant credit card processing provider. The agreed purchase price for Paynet Systems is $9.5 million in cash and $1 million in restricted stock, based on a share price of $1.50 per share (valued at $940,000, based upon the value of the Company’s stock at closing). The former Paynet Systems shareholders have met requisite contractual milestones and pursuant to which we have paid them $3 million in cash and $2.5 million in Pipeline restricted stock, based on a share price of $1.55. (1.61 million shares).

On July 11, 2006, we acquired Valadata, Inc., a retail merchant credit card processing provider catering primarily to the restaurant industry. We also acquired a separate retail portfolio. The purchase price for Valadata was $5.4 million in cash and an additional $1.5 million over the next two years, subject to performance milestones. The purchase price for the separate retail portfolio was $860,000. The Company has determined that the performance milestones were not met as of July 11, 2007 and no further obligation exists. The former shareholders of Valadata, Inc. disagree with our determination and have filed an action against us in Superior court of the State of Arizona, County of Maricopa. We have responded in defense of this assertion and have filed actions against L60 and other related parties in, among other things, unjust enrichment and civil conspiracy. The case citation is L60, Incorporated v. Pipeline Data, Inc., Valadata, Inc., and John Does I-X,  No. CV2007-016849, Superior Court of the State of Arizona, County of Maricopa.

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Our Strategy

Our strategy is to build our business through organic growth and efficiency. We intend to aggressively grow the number of merchant accounts serviced through the solicitation of new merchant accounts and the acquisition of merchant portfolios and compatible businesses that feature recurring revenue payments. We intend to achieve efficiency by creating a processing and servicing operation that is efficient and scalable, meaning that we can easily expand our operations without significantly increasing our fixed costs. Management has extensive experience in the payment processing business and a history of providing reliable, customer-focused service to our merchants. Our platform of services is very flexible, enabling merchant customization and scalability to meet the requirements of high transaction volumes.

Our strategic objectives are to:

•	Make strategic acquisitions of merchant account portfolios and of compatible payment businesses.

We intend to continue to expand our merchant base by acquiring other providers of payment processing services, as well as portfolios of merchant accounts. The small to medium-sized merchant segment of the payment processing market is serviced by many independent providers of payment processing services that lack the resources to generate sufficient scale in this underserved market. We believe opportunities exist for us to purchase these businesses when their resources begin to limit their ability to continue to grow independently. Other sources of portfolio acquisitions include commercial banks, which, in an effort to focus on their core competencies, often sell or outsource their card-based payment processing operations, creating the opportunity for buyers to acquire their existing merchant portfolios.

•	Expand our portfolio of merchant clients.

Our target market is small to medium-sized merchants who use payment processing services. We are seeking to expand our market presence through our internal sales efforts, banks and ISOs, as well as mobile merchants who use wireless payment processing services.

Our experience in the industry, coupled with our ability to evaluate and manage the risks related to providing payment processing services, allows us to accept and approve a high rate of merchant applications and, we believe, positions us well to continue to increase the size of our sales team and the number of new applications our existing team members refer to us.

•	Grow our relationships with banks and ISOs.

We have found relationships with banks to be a cost -effective and valuable method of reaching small to medium-sized merchants that would otherwise be difficult to identify and locate using customary marketing practices. Pursuant to these relationships, banks endorse the processing systems we market and service and participate in referring new customers. We believe the utilization of ISOs to be another effective way of increasing the volume of merchant referrals.

•	Maintain a stable and growing recurring revenue base.

Through merchant retention and increased credit card use, we have developed what we believe is a stable and recurring base of revenues. In addition to our high customer service level, endorsements from banks and direct salespersons provide an additional link to our merchants that should tend to reduce attrition. Furthermore, we believe that the size of the merchants we service make the merchants less likely to change providers because of the up-front costs associated with a transfer.

•	Increase operating efficiencies.

Generally, we outsource our processing and network services to third-parties which have excess capacity and the expertise to handle our needs. We believe that because our merchant base generates significant transaction volume in the aggregate, we have been able to negotiate competitive pricing from our processing and network providers. We have achieved significant reductions in certain operating expenses through operational efficiencies, economies of scale and improved labor productivity. We will outsource processing and network services as long as it is economically more attractive than to develop and support these services within our company, allowing management to focus on its core business of sales, marketing and customer retention.

The Products and Services We Provide

Merchant Payment Processing Services

We provide comprehensive services and support to merchants accepting credit and debit-based payment cards, including the various services described below:

•

Application Evaluation/ Underwriting. We recognize that there are varying degrees of risk associated with different merchants based on the nature of their businesses, processing volume and average transaction amounts. We apply varying levels of scrutiny in our application evaluation and underwriting of prospective merchants accounts, ranging from basic due diligence for merchants with a low risk profile to a more thorough and detailed review for higher risk merchants. The results of this review serve as the basis for our decision whether to accept or reject a merchant account and also provide the criteria for establishing rolling reserve requirements, processing limits and average transaction amounts and pricing, which assist us in monitoring merchant transactions for those accounts that exceed pre-determined criteria.

•

Merchant Set-up and Training. After we establish a contract with a merchant, we create the software configuration that is downloaded to the merchant’s credit card terminal or computer. This configuration includes the merchant identification number, which allows the merchant to accept Visa and MasterCard, as well as any other payment cards such as American Express, Discover and Diners Club provided for in the contract. The configuration might also accommodate check verification and gift and loyalty programs. If a merchant requires a pin-pad to accept debit cards, the configuration allows for the terminal or computer to communicate with the peripheral device. After the download has been completed, we may conduct a training session on the use of the products.

•

Card Transaction Processing. A transaction begins with authorization of the customer’s credit or debit card. The transaction data is captured by the processor and electronically transmitted to the issuer of the card, which then determines the availability of credit or debit funds. The issuer then communicates an approval decision back to the merchant through the purchaser. This process typically takes less than five seconds. After the transaction is completed, the processor transmits the final transaction data to the card issuer for settlement of funds. Generally, we outsource these services to third-party processors.

•

Risk Management/Detection of Fraudulent Transactions. Our risk management staff relies on the criteria set by the underwriting department to assist merchants in identifying and avoiding fraudulent transactions by monitoring exceptions and providing access to other resources for fraud detection. By employing these and other risk management procedures, we enable our merchants to balance the risk of fraud against the loss of a valid transaction.

•

Merchant Service and Support. We provide merchants with ongoing service and support. Customer service and support includes answering billing questions, responding to requests for supplies, resolving failed payment transactions, troubleshooting and repair of equipment, educating merchants on Visa and MasterCard compliance and assisting merchants with pricing changes and purchases of additional products and services. We maintain a toll-free helpline, which is staffed by our customer service representatives.

•

Chargeback Service. In the event of a billing dispute between a cardholder and a merchant, we assist the merchant in investigating and resolving the dispute as quickly and as accurately as possible. Before instructing the cardholder’s bank to debit the merchant’s account for the chargeback, we provide the merchant with the opportunity to demonstrate that the transaction was valid. If the merchant is unable to demonstrate that the transaction was valid and the dispute is resolved in favor of the cardholder, the transaction is charged back to the merchant, and that amount is credited to the cardholder. This service is provided by third parties on our behalf.

•

Merchant Reporting. We organize our merchants’ transaction data into various files for merchant accounting purposes. We use this data to provide merchants with information, such as charge volume, discounts, fees and funds held for reserves to help them track their account activity. Merchants may access this archived information through our customer service representatives or online through our Internet-based customer service system.

The transactions for which we provide processing services involve the following third parties:

•	Merchants. Merchants are the businesses that accept payment cards, including Visa and MasterCard, for their merchandise and services.
•	Sponsoring Banks. Sponsoring banks are financial institutions that are card association members and provide the funds on behalf of the card user, enabling merchants to accept payment cards.
•

Processors. Processors, which may include banks, gather sales information from merchants, obtain authorization for merchants’ transactions from card issuers, facilitate the collection of funds from sponsoring banks for payment to merchants and provide merchant accounting and settlement services on our behalf.

Virtual Terminal/Gateway

Our virtual terminal and gateway is the core SecurePay product which allows payment processing via any Internet connected device. The virtual terminal and gateway can process sales, voids, forces and returns. Our address verification system confirms shipping and cardholder address information to protect merchants from fraud. It will process recurring transactions and allows access to the entire suite of reporting functions. All transactions are encrypted using industry standard SSL technology.

Wireless Authorization Services

We provide electronic transaction authorization services for all major credit cards originating from certain wireless cell phone and PDA devices and transactions originating over the Internet. Authorization generally involves approving a cardholder’s purchase at the point-of-sale after verifying that the card is not lost or stolen and that the purchase amount is within the cardholder’s credit or account limit. The electronic authorization process for a credit card transaction begins when the merchant “swipes” the card through its wireless terminal or enters the card via the Internet and enters the dollar amount of the purchase. After capturing the data, the device transmits the authorization request via the SecurePay system to our switching center, where the data is routed to the appropriate credit card association network for authorization. The transaction is approved or declined by the credit card association, and the response is transmitted back to our switching center where it is routed to the appropriate merchant.

Data Capture and Reporting Services

At the time of authorization, data relating to the transaction, such as the purchase price and card number, is encrypted and stored by the SecurePay system. The system maximizes accurate transaction reconciliation with each merchant and protects against potential loss of data. The data collected also allows us to provide merchants with information services such as specialized management reports, accounting export files and to assist in our other customer service operations. Merchants can access this archived information through the SecurePay system, which allows the merchant direct access to our database through a PC or wireless device.

Cell Phone and PDA Devices

The SecurePay gateway allows the acceptance of credit card payments over wireless Internet devices, such as certain cell phones that utilize Palm OS, Java and Windows CE platforms. The wireless solution enables the merchant to process transactions utilizing airwaves, as opposed to traditional phone lines, for wireless transaction authorization and processing. Wireless enabled transaction authorization and processing in environments where traditional phone lines are unavailable, inconvenient and/or prohibitively expensive, affords merchants increased flexibility, mobility and security in processing card transactions. Further, wireless technology allows merchants that have relied on paper-based processing, where the ability to check if a card is stolen or credit limits exceeded is generally unavailable or inconvenient, to convert to electronic processing. In so doing, such merchants can also avoid the higher rates imposed by both Visa and MasterCard for paper-based transactions or key entered transactions. We intend to aggressively market our products and services to the wireless and mobile merchant sector. We believe the wireless and mobile transaction processing market is poised for exploitation, and, therefore, will market a suite of products and services through our Aircharge subsidiary to service mobile transaction processing merchants. In its May 2004 report, “Mobile Merchants POS Terminals: Revisiting Untethered Card Acceptance,” research firm the TowerGroup stated that “ Targeting mobile merchants, plumbers, non-store retailers, restaurants and taxi and limousine services who accept a majority of payments through cash and checks will greatly affect the wireless market, especially through handheld devices.”

Shopping Cart Technology

The shopping cart (Easy Shop) is a powerful, yet user-friendly tool that is fully integrated into our proprietary gateway. The shopping cart gives merchants an easy way to create either a “Buy Now” button on their Web site or a simple HTML link to the Easy Shop cart. It can be used with most Web sites. Core features include sales tax and shipping cost calculations, real-time card processing, automatic customer configuration and e-mail order notification, advance cart support for product size and color selections, unlimited number of products supported, product import and export to accounting applications, support of downloadable items (soft goods) such as documents, program images and audio files, promotion of items and coupons and allowance of order viewing summaries by date or order detail via quick link technologies.

Gateway and Communication Interfaces

Our gateway solutions allow value added resellers (VAR) and programmers access to the card authorization systems by integrating their product to our system for card processing. We have eight different communication objects allowing flexibility to programmers who wish to create their own custom applications.

Software Application Products and Value-Added Services

In addition to card transaction processing, we offer related software application products and value-added services to our merchant customers. These products and services are designed to run on Internet connected Windows-based PCs and wireless devices. For example, our payment gateway enables merchants to securely pass customer credit card information to a processing center for verification. When combined with the SecurePay shopping cart, or previously existing shopping cart, multiple items or combinations of items may be purchased. The SecurePay Web terminal is an Internet-based product that allows merchants to accept orders over the telephone. Unlike many traditional credit card terminals, a Web terminal allows merchants to input certain data required by Visa and MasterCard in order to qualify for the lowest possible processing rates. Offering a broad range of products and services historically unavailable to small to medium-sized merchants is an integral part of our strategy of focusing on these merchants and differentiating ourselves among the banks and ISOs serving this market segment. We believe that the quality and reliability of our products and services enhance our ability to attract and retain merchant customers.

Primary Sources of Revenue

Our primary source of revenue is the discount rate paid by the merchant for each credit card transaction processed for that merchant. In addition to revenues derived from the discount rate, we receive periodic fees from most of our merchants for providing various services. We negotiate the discount rate and fees with each of the merchants to whom we provide services. We contract with third parties to provide a portion of the services to the merchant, including communication networks, transaction processing and monthly preparation of detailed merchant statements. Additionally, we comply with the pricing structures established by Visa and MasterCard associations for the interchange fee paid to the retail consumers’ card-issuing banks and the associations’ fees. The primary costs we incur in delivering our services to merchants are: (i) an interchange fee paid to the card-issuing bank which is set by the Visa and MasterCard associations and which is calculated as a percentage of the transaction amount and/or an associated transaction fee, (ii) a fee calculated as a percentage of the transaction amount that is paid to the Visa or MasterCard association which is established by the member banks of the Visa and MasterCard associations, (iii) a fixed, per-transaction fee paid to the network service provider which we negotiate with the network service provider and (iv) a fixed, per transaction fee paid to the processing bank which we negotiate with the processing bank. We believe, based on information received from our merchant customers, that the range of discount rates offered by other service providers is approximately 1.4% to 4.0%. The discount rates we offer are within this range.

In most cases, in accordance with our contracts with processing banks, the funds collection and disbursement function for each of the items listed above is performed on our behalf. At month’s end, the processing bank collects the total discount rate and various fees from the merchants via electronic withdrawal and disburses to each of the service providers its fees, except for the interchange fee paid to the card-issuing bank for which the disbursements are made daily. Shortly after month end, the processing bank disburses to us the remainder of the funds collected from the merchant. We then disburse funds to agents and other service providers. Several factors can alter our profitability for merchant transactions. Primarily, these include (i) improper use of the card reading terminal by the merchant resulting in higher interchange fees paid to the card-issuing bank, (ii) lower than anticipated average dollar sales of credit card transactions, thereby reducing our gross transaction margin because many of the transaction costs are fixed and (iii) the inability to collect the discount rate, chargeback or other fees because of insufficient funds in the merchant’s bank account.

Industry Overview and Our Market

Over the past ten years, the usage of non-cash forms of payment, such as credit and debit cards, has steadily increased. According to The Nilson Report, a leading industry publication that tracks the transaction processing industry, purchases by U.S. consumers using credit will grow from $1.89 trillion in 2003 to $2.81 trillion in 2008 (8% CAGR) and credit cards will comprise 47.7% of all transactions by 2009, up from 38.8% in 2004. In its most recent publication on transaction processing, leading equity research firm Raymond James Financial reported that overall credit card transactions will grow domestically from an estimated 26.6 billion transactions in 2006 to 36.2 billion by 2010. Raymond James reported that total credit card purchase volume will grow from $1.8 trillion in 2006 to $2.6 trillion by 2010, with average tickets increasing from $70.10 per transaction to $71.50 over the same period. The evident shift in electronic payment reflects the expanding role of technology and its impact on consumer spending within retail, financial and banking sectors, which is likely to continue in the foreseeable future.

The significant industry drivers appear to include convenience, incentive-based programs, and a maturing demographic shift in younger U.S. adults migrating towards a cashless society. We believe there is a great opportunity in the transaction processing business to procure small to medium-sized merchants in retail environments, online transactions via e-commerce, mobile payment processing, municipal payment processing and other areas.

The Small to Medium-sized Merchant Market

The proliferation of credit and debit cards has made the acceptance of card-based payment a necessity for businesses, both large and small, in order to remain competitive. We believe that these businesses are experiencing increased pressure to accept card-based payment methods in order to remain competitive and to meet consumer expectations. As a result, many of these small to medium-sized businesses are seeking, and we expect many new small to medium-sized businesses to continue to seek to provide customers with the ability to pay for merchandise and services using credit or debit cards, including those in industries that have historically accepted cash and checks as the only forms of payment for their merchandise and services. Historically, the larger acquiring banks have marketed credit card processing services to national and regional merchants and have not focused on small to medium-sized merchants, as small to medium-sized merchants are often perceived as too difficult to identify and expensive to service. This created an opportunity for non-banks, such as our company, which recognized the business potential of providing electronic processing to these small to medium-sized merchants. We have focused our marketing efforts on small to medium-sized merchants, which have traditionally been underserved by processing banks. We understand the unique characteristics of this market segment and have tailored our marketing and servicing efforts accordingly. We are able to provide electronic processing systems at rates that generally are lower than those available from small local processors as a result of our transaction volume. We serve a diverse portfolio of small to medium-sized merchants. No single merchant accounted for more than 3% of our aggregate transaction volume for 2006. This merchant diversification makes us less sensitive to shifting economic conditions in the industries or regions in which our merchants operate. We believe that the loss of any single merchant would not have a material adverse effect on our financial condition or results of operations.

Merchant attrition is an expected aspect of the credit card processing business. Historically, our attrition has related to merchants going out of business, merchants returning to local processing banks or merchants transferring to competitors for rates we were unwilling to match. We expect merchant attrition in the ordinary course of business, however, we believe the low average transaction volume of the merchants whose accounts we service make them less likely to change providers because of the inconveniences associated with a transfer. During 2006 and for the first nine months of 2007, we experienced an average monthly attrition of approximately 1% of our total charge volume, taking into consideration each of the acquisitions during this period. Much of our attrition is related to newly formed small businesses that ultimately fail. Because the transaction volumes of these unsuccessful businesses typically never reach meaningful levels, they do not significantly contribute to the profitability of our business. Accordingly, our merchant attrition related to failed businesses does not significantly reduce our revenues.

Merchant fraud is another expected aspect of the credit card processing business. Currently, we are responsible for fraudulent credit card transactions of our merchants on approximately 50% of our merchant customers, but we expect this percentage to increase in calendar year 2007. Examples of merchant fraud include inputting false sales transactions or false credits. We, along with our processing banks, monitor merchant charge volume, average charge and number of transactions, as well as check for unusual patterns in the charges, returns and chargebacks processed. As part of our fraud avoidance policies, we generally will not process for certain types of businesses which provide future services wherein incidents of fraud have been common.

Generally, we are not responsible for cardholder fraud. We evaluate our risks and estimate the potential loss for chargebacks and merchant fraud based on historical experience. We also maintain a rolling reserve account, meaning we withhold a varying percentage of at risk merchants’ processing volume, for potential losses. Generally, our agreements with merchants are for three years and automatically renew for additional one-year periods unless otherwise terminated. Our sponsoring banks are also a party to these agreements. The merchants are obligated to pay for all chargebacks, fines, assessments and fees associated with their merchant account, and in some cases, statement fees, and monthly minimum fees and early termination fees. Generally, the sponsoring bank may terminate the agreement for any reason on 30 days notice, and the merchant may terminate the agreement on 30 days notice, subject to the payment of any applicable early termination fees. Typically, the agreement may also be terminated by the sponsoring bank immediately upon a breach by the merchant of any of its terms. Generally, the merchant may not assign the agreement without the prior written consent of the sponsoring bank.

We believe that we have extensive experience and resources in assessing the risks associated with providing payment-processing services to small to medium-sized merchants. These risks include the limited operating history that many of the small to medium-sized merchants we serve have and the risk that these merchants could be subject to a higher rate of insolvency, which could adversely affect us financially.

Marketing and Sales of our Services and Products

In order to reach our target market in an effective and cost-efficient manner, we market our services through four principal channels: (i) Internet marketing, utilizing optimal search engine placement and affiliate referral programs (ii) ;direct sales, to allow cost-effective access to small to medium-sized merchants dispersed throughout the United States and otherwise to supplement the bank alliance and ISO sales; (iii) partnering with ISOs that market and sell our services to merchants and (iv) bank alliances, through which we offer our services to merchants in cooperation with community and regional banks, allowing us to capitalize on the presence of those banks in particular geographic markets. . In addition, we utilize other marketing efforts that encompass cross-selling our Aircharge and SecurePay products. We also make use of various trade and other associations, as well as VARs to further market our products and services.

Internet Market

We market over the Internet, targeting small to medium-sized e-commerce businesses. Internet marketing methods used include pay per click advertising, search engine positioning through our

Charge.com subsidiary, our CardAccept and Paynet.com brands and our affiliate Internet marketing.

Direct Sales

We will continue to expand our direct sales activities. We currently employ and intend to expand a telemarketing sales force to generate further internal growth. We believe that our direct sales and telemarketing efforts constitute a significant opportunity to expand our business.

Independent Sales Organization Partnering

Generally, ISO partnering involves engaging an ISO to market and sell our products and services on a non-exclusive basis. An ISO that desires to refer a merchant customer to us will procure the merchant and submit it to us on the merchant’s behalf. Thereafter, the ISO will sell or lease hardware and software to the merchant.

Our marketing efforts are diversified further through the integration of our transaction processing services with the specialized business management software of a growing number of ISOs. ISOs perform a marketing function for us since their software often is offered on a fully-integrated basis with our transaction processing services, creating additional opportunities for us to reach small to medium-sized merchants.

We compensate ISOs by paying them a residual payment for each transaction processed by it for merchants they refer to us, or they derive revenue by reselling our services to merchants at a price determined by the ISO. The ISO’s determination of whether to refer a particular merchant to our company depends on a variety of factors, including the terms of the residual we offer and the industry in which the merchant conducts its business.

We periodically review our marketing efforts and distribution channels to minimize channel conflict. Although conflict among bank alliances, ISO partnering and direct sales marketing may occur, to date we have not experienced any significant conflict while pursuing our overall sales strategy.

Bank Alliances

We have an established marketing strategy of forming alliances with regional and community banks and offer our services to merchants through these banks. Under these arrangements, we obtain the exclusive endorsement of the bank and receive both its initial and ongoing marketing assistance. Our bank alliances consist of two types of relationships: (i) agent bank relationships, where the bank purchases our services and markets and resells those services directly to merchants (which we refer to herein as Agent Bank Alliances); and (ii) bank referral relationships, where the bank refers our company to merchants who desire or otherwise inquire about transaction processing services (which we refer to herein as Bank Referral Alliances).

We compensate our bank alliance partners through varying means. We compensate our Bank Referral Alliance partners typically by paying them a one-time referral fee. Agent Bank Alliance partners are not directly compensated, but rather, they derive revenue by reselling our services to merchants at a price determined by the Agent Bank.

Other Marketing Efforts

In addition to bank alliances, ISO/VAR partnering and direct sales, telemarketing and Internet marketing, we engage in other marketing efforts that we believe complement and diversify further our overall marketing strategy. Through our Aircharge subsidiary, we provide wireless, mobile payment solutions and, through our SecurePay subsidiary, we provide gateway solutions and Internet card acceptance tools.

Association Marketing

Through our association marketing program, we negotiate and enter into marketing agreements with various trade and other associations. Pursuant to these relationships, associations endorse and promote to their membership the transaction processing services we provide, creating additional opportunities for us to reach small to medium-sized merchants.

Customer Service and Support

We are dedicated to providing reliable and effective customer service and support to our merchant customers. The information access and retrieval capabilities of networked systems, where real-time information is available to any of our customer service representatives, allow us to provide a high level of customer service, reporting and support to small to medium-sized merchants that were historically available only to much larger merchants.

We maintain a call center for customers of our SecurePay and Aircharge subsidiaries, as well as for bank customers who are brought to us through direct bank referrals. We will measure the efficiency of our customer service through certain quantitative data, such as the number of rings prior to operator pick-up, the number of abandoned calls, the number of calls per day and the number of calls per customer service representative. We are developing comprehensive programs and procedures for training our customer service representatives to assist our merchant clients in a timely and efficient manner with any problems, issues or concerns they may have. We are dedicated to providing outstanding customer service and support and continually review our policies and procedures in an effort to improve these services.

Relationships with Sponsors and Processors

In order to provide payment processing services for Visa and MasterCard transactions, we must be sponsored by a financial institution that is a principal member of the Visa and MasterCard card associations. Additionally, we must be registered with Visa as an ISO and with MasterCard as a Member Service Provider.

We have agreements with several banks that sponsor us for membership in the Visa and MasterCard card associations and settle card transactions for our merchants. Our sponsoring banks include US Bancorp and Wells Fargo Bank N.A. All may terminate their agreements with us if we materially breach the agreements and do not cure the breach within 30 days, if our membership with Visa or MasterCard terminates, if we enter bankruptcy or file for bankruptcy, or if applicable laws or regulations, including Visa and MasterCard regulations, change to prevent either the applicable bank or us from performing our services under the agreement. We have agreements with our processing banks to provide for us to continue to receive revenues so long as (i) the merchants subject to the agreements process credit card transactions with the banks, (ii) we provide appropriate service to the merchants and (iii) we otherwise remain in compliance with the terms of the agreement. We provide transaction processing and transmittal, transaction authorization and data capture, and access to various reporting tools pursuant to non-exclusive contractual relationships with processing banks that are members of Visa and MasterCard. These processors include CTS Holdings, Inc. (a wholly owned subsidiary of First Data Corp) and Nova Information Systems, Inc. Our processing banks withhold from the merchants a discount rate and various fees for the processing of each credit card transaction. From our discount rate revenues, amounts are paid to the issuing bank, the network service provider, Visa or MasterCard and to the processing bank.

Generally, our agreements with processing banks contain aspects of both marketing and service. The marketing portions of the agreements permit us to originate new merchants. The service portions of the agreements permit us to provide services (including terminal programming and shipping, employee training, equipment supply and repair and operational support) to the merchants solicited. Although the marketing portions of the agreements have limited terms, the service portions of these agreements do not. Accordingly, we have a right to continue to receive revenues from these processors, so long as we remain in compliance with the service agreements.

To date, we have relied primarily on two banks/processors to process our clients’ credit card transactions: Wells Fargo Bank N.A./CTS Holdings, Inc., or Wells/CTS, and U.S.Bancorp/Nova Information Systems, Inc., or USB/NIS. Currently, our arrangement with our principal bank/processor, Wells/CTS, constitutes approximately 80% of our aggregate merchant base. Our arrangement with our second largest bank/processor, USB/NIS, constitutes approximately 10% of our aggregate merchant base. The remaining 10% of our aggregate merchant base consists of various rights to receive recurring revenue payment agreements, which, in the main, do not subject us to chargeback liability but have limited contractual rights to the merchants serviced. Our primary processing agreements may be terminated by either party in the event of default, insolvency or receivership, failure to make payments when due or to abide by the rules and regulations of Visa and MasterCard.

Competition and our Competitive Position in the Market

The payment processing industry is highly competitive. We compete in this market on the basis of:

•	quality of service;
•	support and reliability of service;
•	ability to evaluate, undertake and manage risk;
•	speed in approving merchant applications;
•	technological capability;
•	price; and
•	availability of additional features.

Both large and small companies compete with us in providing payment processing services and related services. Large competitors include First Data Merchant Services Corp., Global Payments, Inc., iPayment, Heartland Payment Systems, Inc. and Nova Information Systems, Inc., a subsidiary of U.S. Bancorp, that serve a broad market spectrum from large to small merchants and provide ATM and other payment-related services and systems, in addition to card-based payment processing. There are also a large number of smaller competing transaction processors that provide various services to small to medium-sized merchants. We also compete with local, regional and national banks that have internal sales forces and/or have developed relationships with independent service organizations that are our competitors. Many of our competitors have substantially greater capital resources than we have and operate as subsidiaries of financial institutions or bank holding companies, which may allow them on a consolidated basis to own and conduct depository and other banking activities that we do not have the regulatory authority to own or conduct.

We believe we have core strengths which will allow us to compete in our industry. These include:

•

Our focus on small to medium-sized merchants. We believe that our specific focus on small to medium-sized merchants, in addition to our understanding of the needs and risks associated with providing payment processing services to small to medium-sized merchants, gives us a competitive advantage over larger competitors which have a broader market perspective and over competitors of a similar or smaller size that may lack our extensive experience and resources.

•

Our utilization of bank/direct sales relationships. We utilize bank/direct sales relationships to provide us a distinct competitive advantage in maintaining primary relationships with the underserved, small to medium-sized merchant segment of the market.

•

Our scalable, efficient operating structure. We believe that as a result of our experience in payment processing, we have been able to develop operating efficiencies which we believe allow us to competitively bid for new business. Our scalable, efficient operating structure allows us to easily expand our operations without significantly increasing our fixed costs. We conduct our underwriting and risk management operations in-house, where we believe we can add the most value due to our management’s experience and expertise in these areas. We consider underwriting and risk management highly important to our operations. We outsource our remaining processing services to third parties, including the evaluation and acceptance of card numbers and receipt and settlement of funds. By outsourcing these non-core services, we are able to maintain a highly efficient operating structure. We believe there is sufficient capacity among third parties to meet our current and future outstanding needs. Many of our contracts include pricing terms that are more favorable to us as the transaction volume generated by our merchant base increases.

•

Technical monitoring and value of the SecurePay system. We continually monitor and make technological improvements to our system and thus are able to respond to the specific needs of merchants in various industries. We also maintain that the quality, speed and reliability of the SecurePay system and the breadth, flexibility and user-friendliness of our software application products and services constitute a competitive advantage.

•

Advantages of our cell phone payment application. Our cell phone application also provides distinct competitive advantages. It is considerably less expensive than traditional wireless terminals, which can have a price point up to 70% higher. Competing wireless terminals, by contrast, are single function only. In addition, our cell phone application offers superior coverage area.

•

Proven acquisition and integration strategy. We have significant experience acquiring providers of payment processing services, as well as portfolios of merchant accounts, having acquired several portfolios of merchant accounts, including Charge.com in December 2005, Aircharge in September, 2005 and Valadata and Paynet in 2006. We have enhanced revenues and improved operating efficiencies of our acquired entities by improving the services, support and benefits we offer to the ISOs that serve the entities and merchant accounts we acquire. In addition, we have increased operating efficiencies of many of the businesses we have acquired by conducting profitability analyses of acquired merchant accounts and reducing processing fees and overhead.

•

Strong position and substantial experience in our target market. We believe our understanding of the payment processing needs and risks of small to medium-sized merchants provides us with a competitive advantage over larger service providers that have a broader market perspective. We also believe that we have a competitive advantage over service providers of a similar or smaller size that may lack our extensive experience and resources.

•

Experienced, efficient sales force. We market our services primarily through our contractual relationships with over 30 ISOs/VARs throughout the United States. Although it is not customary in our industry to obligate ISOs to refer their merchant applications to any one processing provider, many currently refer a majority of their new merchant applications to us as a result of our strong relationships with them. Our sales approach provides us with an experienced sales force which markets our services with minimal direct investment in sales infrastructure and management. We continually strive to strengthen these relationships by delivering superior service and support.

•

Comprehensive underwriting and risk management systems. Through our experience and cumulative knowledge in assessing risks associated with providing payment processing services to small to medium-sized merchants, we have developed business procedures and systems that provide effective risk management and fraud prevention solutions. Through our underwriting processes, we evaluate merchant applicants and balance the risks of accepting a merchant against the benefit of the charge volume we anticipate the merchant will generate. We believe our systems and procedures enable us to identify potentially fraudulent activity and other questionable business practices quickly, thereby minimizing our losses and those of our merchants.

•

Superior Internet marketing. We have a comprehensive Internet-based sales organization through our subsidiary, Charge.com, which capitalizes on highly optimized search engine placement, extensive affiliate channels, unique referral programs and a dynamic Internet marketing sales team.

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements

We have no patents, trademarks, franchises, concessions or royalty agreements. We are continuously developing software for use in four principal areas: (i) applications for Internet-based and wireless transactions; (ii) transaction switching; (iii) the SecurePay suite of products and (iv) customer service and fraud. We regard our proprietary software as protected by trade secret and copyright laws of general applicability and attempt to safeguard our software through the protection afforded by the above-referenced laws, third-party non-disclosure agreements, licensing agreements and other methods of protection. Despite these precautions, it may be possible for unauthorized third- parties to copy, obtain or reverse engineer certain portions of our software or to otherwise obtain or use other information we regard as proprietary. While our competitive position may be affected by our ability to protect our software and other proprietary information, we believe that the protection afforded by trade secret and copyright laws is less significant to us than other factors such as the knowledge, ability and experience of our personnel and the continued pursuit and implementation of our operating strategies.

We currently license certain software from third-parties to supplement our internal software and technology development and to shorten time-to-market software application product deliveries.

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Employees and Labor Contracts

As of December 31, 2007, we employed 121 full-time and 3 part-time personnel, including 13 information systems and technology, 38 operations and 70 sales and administration. Many of our employees are highly skilled, and we believe our future viability will depend in large part on our ability to attract and retain such employees. We have employment agreements with several individuals, including our chief operating officer, chief financial officer, our chief technology officer and chief marketing officer. None of our employees are represented by a labor union, and we have experienced no work stoppages. We consider our employee relations to be good.

Legal Proceedings.

Pipeline:

On June 29, 2006, the Company entered into a $37 million convertible debt financing with a group of institutional investors. Under the terms of agreement, the Company issued convertible notes that accrue interest at a rate of 8% per annum, payable quarterly in arrears beginning on October 2, 2006. A member of the lending group which loaned our Company $1,000,000 is Iroquois Master Fund Ltd. On April 10, 2007, Iroquois Master Fund provided our Company a written default notice stating that the Company had failed to pay interest on their note and provided us their wire details. Immediately upon receipt of the wire details, the Company made full payment of the interest due. The Company’s position is that there was miscommunication of payment details and a good faith attempt on the Company’s part to communicate this to Iroquois Master Fund. The Company’s position is after payment of interest, management believed in good faith that the matter was addressed to the satisfaction of both parties On April 20, 2007; the Company received a second default notice seeking penalties and stating their rights under default. The Company promptly paid the $3,406 penalty to the account provided. The lenders’ rights under default are the payment of 125% of the principal amount due plus interest and penalties. Iroquois Master Fund has filed suit against the Company on June 19, 2007 in the Supreme Court of the State of New York County of New York for breach of contract. The Company firmly believes that it has acted in good faith and plaintiff's claim is without merit. The Company has retained counsel and will vigorously defend this action. The case citation is Iroquois Master Fund, Ltd. v. Pipeline Data, Inc., Index No. 602059/2007, Supreme Court of the State of New York, County of New York.

On July 11, 2006, when we acquired Valadata, Inc, we agreed to pay approximately an additional $1.5 million over the next two years subject to performance milestones. These payments are secured by a security agreement granting a continuing security interest in the assets of Valadata, Inc. The Company has determined that the performance milestones were not met as of July 11, 2007 and no further obligation exists. The former shareholders of Valadata, Inc. disagree with our determination and have an action against us in Superior court of the State of Arizona, County of Maricopa. The case citation is L60, Incorporated v. Pipeline Data, Inc., Valadata, Inc., and John Does I-X,  No. CV2007-016849, Superior Court of the State of Arizona, County of Maricopa. The complaint is dated September 15, 2007.

First Data Merchant Services Corporation informed us of suspected fraudulent activity by a merchant that could result in a loss of approximately $150,000. We believe that such loss should be paid by First Data Merchant Services Corporation pursuant to their indemnification requirements in the ISO Services and Marketing Agreement, as amended, between our companies. They disagree. We filed suit against them on October 29, 2007. The case citation is Pipeline Data, Inc. v. First Data Merchant Services Corporation, Garner Gifts, and Delayna Garner, Civil Action, United States District Court for the Eastern District of New York.

Our Subsidiary SecurePay:

Except for that certain suit in the United States District Court of Arizona by Net MoneyIN, Inc. (plaintiff) vs. Mellon Financial Corp., et al (defendants) (Cause No. CV-01-441-TUC-RCC), there are no material legal proceedings pending or, to our knowledge, threatened against SecurePay. The outstanding lawsuit is an industry-wide suit against numerous defendants based on intellectual property infringement. A default judgment has been rendered against several of the parties, including SecurePay. Removal of this judgment is currently being sought. SecurePay views this suit to be without merit.

Description of Properties

Our principal executive offices are located in approximately 10,425 square feet of leased office space in Quincy, Massachusetts. We also lease approximately 9,158 square feet of office space in Alpharetta, Georgia, and 5,578 square feet in Brasher Falls, N.Y. All our facilities are insured. We believe that these facilities are adequate for our current operations and, if necessary, can be replaced with little disruption to our company.

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Reports to security holders.

As a reporting company, we are required to file annual and quarterly reports, proxy and information statements, and other information regarding our company with the Securities and Exchange Commission. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, like us, that file electronically with the SEC at (http://www.sec.gov).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion contains forward looking statements relating to our future economic performance, plans and objectives of management for future operations, projections of revenue mix and other financial items that are based on the beliefs of, as well as assumptions made by, and information currently known to, our management. The words “expects, intends, believes, anticipates, may, could, should, would” and similar expressions and variations thereof are intended to identify forward-looking statements. The cautionary statements set forth in this section are intended to emphasize that actual results may differ materially from those contained in any forward looking statement.

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Overview

We are an integrated provider of merchant payment processing services and other related software products. We currently deliver credit and debit card-based payment processing solutions to small to medium-sized merchants who operate either in a physical "brick and mortar" business environment, over the Internet, or in mobile or wireless settings via cellular-based wireless devices. Our payment processing services enable merchants to process both traditional card-present, “swipe" transactions, as well as card-not-present transactions. Significant market research supports the following on the company's industry:

•

The Nilson Report, a leading industry publication that tracks the transaction processing industry, reported purchases by U.S. consumers using credit cards will grow to $2.28 trillion in 2008. Additionally, forecasts estimate that purchase volume by U.S. consumers using Visa credit cards will increase 63% from 2003 through 2008, while MasterCard usage is projected to increase by 46% during the same period.

•

In a most recent publication on transaction processing, leading equity research firm, Raymond James Financial, reported that overall credit card transactions will grow domestically from an estimated 26.6 billon transactions in 2006 to 36.2 billion by 2010. Total credit card purchase volume will grow from $1.8 trillion in 2006 to $2.6 trillion by 2010, with average tickets increasing from $70.10 per transaction to $71.50 over the same period.

A traditional card-present transaction occurs whenever a cardholder physically presents a credit or debit card to a merchant at the point-of-sale. Card-not-present transactions occur whenever the customer does not physically present a payment card at the point-of-sale and may occur over the Internet or by mail, fax or telephone. An overview of our customer base and operational focus is as follows:

•

We derive the majority of our revenue from fee income related to payment transaction processing, which is primarily comprised of a percentage of the dollar amount of each transaction we process, as well as a flat fee per transaction. In the event we have outsourced any of our services provided in the transaction, we remit a portion of the fee income to the third-parties that have provided these services.

•

Our primary customer base consists of small to medium-sized merchants. These merchants generally have a lower volume of credit card transactions, yet are not as price sensitive as larger merchants. The company believes these are difficult to identify and traditionally have been underserved by credit card processors.

•	We market and sell our products and services through an in-house sales force utilizing multiple lines of origination, including the Internet, call generation and other marketing media.

•

We also market and sell our products and services by utilizing contractual relationships with 50 commercial banks and financial institutions comprising 460 bank branch locations, 48 credit unions, 30 Independent Sales Organizations(ISOs)/Value Added Resellers (VARs) and a national cell phone carrier.

•	Pipeline is one of only a handful of companies to be deemed by Visa as both Visa Cardholder Information Security Program (CISP) compliant and an authorized merchant payment processor.

•	Pipeline distinguishes itself from competitors by its VISA certification, its technology, its operating efficiencies and its marketing ability.

•	Pipeline's technology includes:

Online proprietary digital applications,
Proprietary shopping cart and gateway services,
Wireless cellular phone software to enable mobile card payment acceptance.

Overview – Financial and Operational Highlights – Nine months ended September 30, 2007

•	Revenues increased $8.9 million or 31.0% to $37.7 million for the nine months ended September 30, 2007 from $29.1 million for the nine months ended September 30, 2006.
•

Gross Profit, which is defined as total revenue less interchange fees, cost of services sold and cost of goods sold, increased 26.1% to $ 13.0 million for the nine months ended September 30, 2007 from $10.3 million during the nine months ended September 30, 2006.

•

Operating Income decreased to $1.3 million for the nine months ended September 30, 2007 from $1.6 million during the nine months ended September 30, 2006. Operating Income, as a percentage of sales, decreased to 3.5% for the nine months ended September 30, 2007 as compared to 5.5% for the nine months ended September 30, 2006.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements require us to make estimates and judgments that affect our reported assets, liabilities, revenues and expenses, as well as our related disclosure of contingent assets and liabilities. Estimates include, among other things, capitalized customer acquisition costs, loss reserves, certain accounts payable and accrued expenses, certain tax assets and liabilities, convertible debt, amortization, valuation of intangibles and equity instruments. On an ongoing basis, we evaluate our estimates. Actual results could differ from those estimates.

We believe the following critical accounting policies and the related judgments and estimates affect the preparation of our consolidated financial statements.

Revenue and Cost Recognition

We derive revenues primarily from the electronic processing of credit, charge and debit card transactions that are authorized and captured through third-party networks. Typically, merchants are charged for these processing services based on a percentage of the dollar amount of each transaction and in some instances, additional fees are charged for each transaction. Certain merchant customers are charged a flat fee per transaction and may also be charged miscellaneous fees, including fees for handling chargebacks, monthly minimums, equipment rentals, sales or leasing and other miscellaneous services.

Revenues are reported gross of amounts paid to sponsor banks, as well as interchange and assessments paid to credit card associations (MasterCard and Visa) under revenue sharing agreements pursuant to which such parties receive payments based primarily on processing volume for particular groups of merchants. Included in cost of goods and services sold are the expenses covering interchange and bank processing directly attributable to the furnishing of transaction processing and other services to our merchant customers and are recognized simultaneously with the recognition of revenue.

We follow the requirements of Emerging Issues Task Force 99-19, “Reporting Revenue Gross as a Principal Versus Net as an Agent” “EITF 99-19”, in determining our revenue reporting. Generally, we report revenues at the time of sale on a gross basis where we are the primary obligor in the arrangement, have latitude in establishing the price of the services, change the product and perform part of the service, have discretion in supplier selection, have latitude in determining the product and service specifications to meet our clients needs and assume credit risk. Revenues generated from certain portfolios are reported net of interchange, as required by EITF 99-19, where we may not have credit risk, or the ultimate responsibility for the merchant accounts.

This amount includes interchange paid to card issuing banks and assessments paid to credit card associations pursuant to which such parties receive payments based primarily on processing volume for particular groups of merchants.

Merchant Deposits and Loss Reserves

We follow the Financial Accounting Standards Board Interpretation No. 45: Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others ("FIN 45"), which requires all guarantees to be recorded at their fair value at inception. We believe our potential liability for the full amount of the operating losses discussed above is a guarantee under FIN 45. We estimate the fair value of these guarantees by adding a fair value margin to our estimate of losses. This estimate of losses is comprised of known losses and a projection of future losses based on a percentage of direct merchant credit card and debit card sales volumes processed. Disputes between a cardholder and a merchant periodically arise due to the cardholder's dissatisfaction with merchandise quality or the merchant's service, and the disputes may not always be resolved in the merchant's favor. In some of these cases, the transaction is ''charged back'' to the merchant and the purchase price is refunded to the cardholder by the credit card-issuing institution. If the merchant is unable to fund the refund, we are liable for the full amount of the transaction. We maintain deposits from certain merchants as an offset to potential contingent liabilities that are the responsibility of such merchants. At September 30, 2007 and December 31, 2006, we held merchant deposits totaling $455,000 and $266,000, respectively. Additionally, we have a recovery team that is responsible for collecting "charge backs". Our company evaluates its ultimate risk and records an estimate of potential loss for charge backs related to merchant fraud based upon an assessment of actual historical fraud loss rates compared to recent processing volume levels. At September 30, 2007 and December 31, 2006, our loss reserve totaled $212,000 and $81,000 respectively.

Deferred Customer Acquisition Costs

Deferred customer acquisition costs consist of up-front signing bonus payments made to sales personnel (our sales force), and cash payments made to external vendors resulting in the establishment of new merchant relationships. Deferred acquisition costs represent incremental, direct customer acquisition costs that are recoverable through future operations, contractual minimums, and/or penalties in the case of early termination. The deferred customer acquisition costs are amortized over the three-year term of the contract the merchant enters into with us. In the event the customer cancels the contract or ceases operations, we expense the un-amortized balance of deferred acquisition costs. Generally, the acceleration or expensing of any unamortized deferred acquisition cost is offset by a termination fee the company charges the customer for opting out of their contractual obligation. During the nine months ended September 30, 2007, we incurred $2.5 million of customer acquisition related expenses, of which, $479,000 was capitalized. During the nine months ended September 30, 2006, we incurred $1.8 million of customer acquisition related expenses of which, $133,000 was capitalized. We amortized $461,000 and $195,000 of previously capitalized customer acquisition costs for the nine months ended September 30, 2007 and 2006, respectively.

Management evaluates the deferred customer acquisition costs for impairment at each balance sheet date by comparing, on a pooled basis by vintage quarter of origination, the active accounts against the original acquired accounts in relationship to the carrying amount of the deferred customer acquisition costs. Our deferred customer acquisition cost was approximately $483,000 and $450,000 as of September 30, 2007 and December 31, 2006, respectively.

Accounting for Goodwill and Intangible Assets

In July 2001, the FASB issued Statement No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), which requires that goodwill and certain other intangible assets having indefinite lives no longer be amortized to earnings, but instead be subject to periodic testing for impairment. Intangible assets determined to have definitive lives will continue to be amortized over their useful lives. Goodwill and intangible assets acquired after June 30, 2001 were subject immediately to the non-amortization and amortization provisions of this Statement.

We apply Statement No. 142 to our merchant portfolios and residual rights purchases and estimate the life of our merchant portfolios for accounting purposes to be seven years. The amortization expense represents a recognition and estimated allocation of the initial cost of the acquired merchant portfolios and residual rights as a non-cash expense against the income generated by these assets.

We have intangible assets, which consist primarily of customer relationships and are recorded in connection with acquisitions at their fair value based on the net present value of the customer relationship. Customer relationships are amortized over their estimated useful lives using a straight line basis which takes into consideration expected customer attrition rates over a seven year period. Intangible assets with estimated useful lives are reviewed for impairment in accordance with SFAS No. 144, while intangible assets that are determined to have indefinite lives are reviewed for impairment at least annually in accordance with SFAS 142.

Share-Based Payments

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payment ("SFAS No. 123R"). This standard requires expensing of stock options and other share-based payments and supersedes SFAS No. 123, which had allowed companies to choose between expensing stock options and showing pro forma disclosure only. This standard was effective as of January 2006 and applies to all awards granted, modified, cancelled or repurchased after that date, as well as the unvested portion of prior awards.

Income Taxes

We recognize deferred income tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of our assets and liabilities and expected benefits of utilizing net operating loss and credit carry forwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The impact on deferred income taxes of changes in tax rates and laws, if any, are reflected in the consolidated and combined financial statements in the period enacted.

Results of Operations

Nine months ended September 30, 2007 Compared to Nine Months Ended September 30, 2006

The following table shows certain income statement data as a percentage of revenue for the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006 (in thousands of dollars):

	Nine Months ended September 30, 2007	% of Revenue	Nine Months ended September 30, 2006 (restated)	% of Revenue	Change	% Change
Revenue	37,692	100.0%	28,794	100.0%	8,898	30.9%
Interchange	17,480	46.4%	12,559	43.6%	4,921	39.2%
Other cost of services/goods sold	7,182	19.0%	5,904	20.5%	1,278	21.6%
Total costs of services and goods sold	24,662	65.4%	18,463	64.1%	6,199	33.6%
Gross profit	13,030	34.6%	10,332	35.9%	2,698	26.1%
Salaries and payroll costs	4,931	13.1%	4,426	15.4%	505	11.4%
Other selling, general and administrative	4,011	10.6%	2,497	8.7%	1,514	60.7%
Customer acquisition cost amortization	461	1.2%	195	0.7%	266	136.6%
Depreciation and amortization	2,314	6.2%	1,641	5.7%	673	29.1%
Total operating expenses	11,717	31.1%	8,759	30.4%	2,958	33.8%
Income from operations	1,313	3.5%	1,573	5.5%	(260)	-16.5%

Other income (expenses)	(4,544)	-12.1%	(5,140)	-17.9%	(596)	-11.6%
Loss before income taxes	(3,231)	-8.6%	(3,567)	-12.4%	-336	-9.4%
Income tax benefit	1,198	3.2%	1,340	4.7%	(142)	-10.6%
Net loss	(2,033)	-5.4%	(2,226)	-7.7%	193	-8.7%

Comparisons of nine months ended September 30, 2007 and September 30, 2006

Changes in revenues, interchange expense, other costs of goods and services sold, and gross profit were primarily a result of our acquisitions of Paynet Systems, Inc. and Valadata, Inc. in July 2006 and of organic growth.

Revenues

Revenues increased $8.9 million or 30.9% to $37.7 million for the nine months ended September 30, 2007 from $28.8 million for the nine months ended September 30, 2006. This increase was primarily attributable to a combination of internal sales and marketing efforts, the purchase of selective merchant account portfolios and the successful integration of Valadata and Paynet Systems acquired in July 2006.

1

Interchange Expenses

Interchange expenses increased $4.9 million or 39.2% to $17.5 million for the nine months ended September 30, 2007 from $12.6 million for the nine months ended September 30, 2006. The increase was primarily attributable to a 26% increase in processing volume to $1.2 billion for the nine months ended September 30, 2007 and the transactional characteristics of the acquired portfolios.

Other Cost of Goods and Services Sold

Other costs of goods and services sold increased $1.3 million or 21.6% to $7.2 million for the nine months ended September 30, 2007 as compared to $5.9 million for the nine months ended September 30, 2006. This resulted from and increased processing volume and an increase in assessments from credit card associations.

Gross Profit

Gross profit increased $2.7 million or 26.1% to $13.0 million for the nine months ended September 30, 2007 from $10.3 million for the nine months ended September 30, 2006.

Operating Expenses

Total operating expenses increased $3.0 million or 33.8% to $11.7 million for the nine months ended September 30, 2007 from $8.8 million for the nine months ended September 30, 2006. The increase in operating expense is attributable to the increase in personnel, sales and marketing and depreciation and amortization of assets. The major components of operating expense include;

•

Salaries and payroll related costs increased $505,000 or 11.4% to $4.9 million for the nine months ended September 30, 2007 as compared to $4.4 million for the nine months ended September 30, 2006. The increase was due primarily to the expansion of our sales and marketing efforts, which included additional personnel and the resulting expenses related to managing higher processing volume. 2007 salaries and payroll cost included one time payments of $175,000, share-based payments of $104,000 and a reduction of $81,000 to share-based payments for the forfeiture of options during the nine months ended September 30, 2007.

•

Selling, general and administrative expenses increased $1.5 million or 60.7% to $4.0 million for the nine months ended September 30, 2007 as compared to $2.5 million for the nine months ended September 30, 2006. A $522,000 increase was due primarily to a planned increase in our advertising and marketing efforts. We anticipate seeing the results of these expenditures represented in subsequent quarters. Another variable influencing the increase in general and administrative costs is the expansion of our facilities in the fourth quarter of 2006. Additionally we experienced an increase of $609,000 in the amount of bad debt expenses. 2007 selling, general and administrative expense includes $191,000 of share based payments.

•

Deferred customer acquisition cost amortization increased $266,000 or 137% to $461,000 for the nine months ended September 30, 2007 as compared to $195,000 for the nine months ended September 30, 2006.

•

Depreciation and amortization increased $673,000 or 29.1% to $2.3 million for the nine months ended September 30, 2007 as compared to $1.6 million for the nine months ended September 30, 2006. The increase was mainly attributable to the amortization and depreciation of assets acquired in the Paynet and Valadata acquisitions plus the amortization of acquired portfolios.

Operating Income

Operating income decreased $0.3 million or 16.5% to $1.3 million for the nine months ended September 30, 2007 from $1.6 million for the nine months ended September 30, 2006. Operating income as a percentage of gross revenue was 3.5% for the nine months ended September 30, 2007 as compared to 5.5% for the nine months ended September 30, 2006.

2

Other Expenses

Other expenses decreased $0.6 million to $4.5 million for the nine months ended September 30, 2007 from $5.1 million for the nine months ended September 30, 2006. Other expenses primarily consisted of $4.7 million related to interest expense for the nine months ended September 30, 2007, which included cash interest of $ 2.3 million, accrued late filing penalties under the registration payment arrangement of $0.1 million and $2.3 million of amortization of debt issuance costs and discount on long-term debt.

Income Tax

Income tax benefit decreased to $ 1.2 million for the nine months ended September 30, 2007 from a tax benefit of $1.3 million for the nine months ended September 30, 2006. The decrease was primarily due to changes in net deferred tax assets and deferred tax liability balances as of the end of the nine months. The decrease in loss before income taxes is due to a decrease in loss on early retirement of debt and in part to the increase in other expenses as outlined above.

Net Loss

As a result of the above factors, net loss decreased from $2.2 million for the nine months ended September 30, 2006 to $2.0 million for the nine months ended September 30, 2007.

3

Results of Operations

Three months ended September 30, 2007 Compared to Three Months Ended September 30, 2006

The following table shows certain income statement data as a percentage of revenue for the three months ended September 30, 2007 compared to the three months ended September 30, 2006 (in thousands of dollars):

	Three Months ended September 30, 2007	% of Revenue	Three Months ended September 30, 2006 (restated)	% of Revenue	Change	% Change
Revenue	$12,754	100.0%	$12,985	100.0%	$(231)	-1.8%
Interchange	5,944	46.6%	5,817	44.8%	127	2.2%
Other cost of services/goods sold	2,089	16.4%	2,993	23.0%	(904)	-30.2%
Total costs of services and goods sold	8,033	63.0%	8,810	67.8%	(777)	-8.8%
Gross profit	4,721	37.0%	4,175	32.2%	546	13.1%
Salaries and payroll costs	1,591	12.5%	1,409	10.8%	182	12.9%
Other selling, general and administrative	1,488	11.7%	993	7.6%	495	49.9%
Customer acquisition cost amortization	172	1.3%	1	0.0%	171	10113.8%
Depreciation and amortization	793	6.2%	718	5.5%	75	10.4%
Total operating expenses	4,044	31.7%	3,121	24.0%	923	29.6%
Operating income	677	5.3%	1,055	8.1%	(378)	-35.82%

Other income (expense)	(1,503)	-11.8%	(1,498)	-11.5%	(5)	0.4%
Income (loss) before income taxes	(826)	-6.5%	(443)	-3.4%	(383)	86.5%
Income tax benefit	719	5.6%	55.4%		664	1207.3%
Net income (loss)	(107)	-0.9%	(388)	-2.9%	281	-72.4%

Comparisons of three months ended September 30, 2007 and September 30, 2006

Changes in revenues, interchange expense, other costs of goods and services sold and gross profit are attributed to a combination of the closure of unprofitable merchant accounts, as well as the attrition of accounts from acquired merchant portfolios. Increases in gross profit are in part attributable to reduced processing costs taking effect as of July 1, 2007 from one of our processors.

The major effects of this are show in the following table:

Summary of factors influencing decreasing revenue, interchange, cost of services and related increase in gross profit:
Descriptions	Revenue	Interchange	Cost of Services Sold	Gross Profit
Effect of account closures related on the three months ended September 30, 2007 compared to the three months ended September 30, 2006	(1,173,699)	(728,372)	(663,719)	218,392
Net increase (decrease)	(1,173,699)	(728,372)	(663,719)	218,392

4

Revenues

Revenues decreased a net amount of $0.2 million or 1.8% to $12.7million for the three months ended September 30, 2007 from $12.9 million for the three months ended September 30, 2006. The closure of accounts related to the Valadata and Paynet acquisitions had the effect of decreasing revenue by $1.2 million. Revenue increases of $1.0 million resulted from existing, new and acquired accounts for the three months ended September 30, 2007 compared to the three months ended September 30, 2006.

Interchange Expenses

Interchange expenses increased $ 0.1million or 2.2% to $5.9mllion for the three months ended September 30, 2007 from $5.8 million for the three months ended September 30, 2006. The increase was attributable to changes in interchange rates and the transactional characteristics of our merchant portfolios.

Other Cost of Goods and Services Sold

Other costs of goods and services sold decreased $0.9 million or 30% to $2.1 million for the three months ended September 30, 2007 as compared to $2.9 million for the three months ended September 30, 2006. This resulted from decreased processing volume, a reduction in processing costs from our major processor and the effects described in the table above.

Gross Profit

Gross profit increased $0.5million or 13.1%to $4.7 million for the three months ended September 30, 2007 from $4.2 million for the three months ended September 30, 2006. The increase is attributable to decreases in processing costs combined with the active management of our merchant accounts related to our 2006 acquisitions as described above.

Operating Expenses

Total operating expenses increased $0.9 million or 29.6% to $4.0 million for the three months ended September 30, 2007 from $3.1 million for the three months ended September 30, 2006. The increase in operating expense is attributable to the increase in personnel, sales and marketing and depreciation and amortization of assets. The major components of operating expense include;

•

Salaries and payroll related costs increased $0.2 or 12.9% to $1.6 million for the three months ended September 30, 2007 as compared to $1.4 million for the three months ended September 30, 2006. The increase was due primarily to the expansion of our customer service and additional marketing efforts. 2007 salaries and payroll cost included one time payments of $33,000 and share-based payments of $49,000.

•

Selling, general and administrative expenses increased $495,000 or 49.9% to $1.5 million for the three months ended September 30, 2007 as compared to $1.0 million for the three months ended September 30, 2006. A $175,000 increase was due primarily to a planned increase in our advertising and marketing efforts. We anticipate seeing the results of these expenditures represented in subsequent quarters. Another variable influencing the increase in general and administrative costs is the expansion of our facilities in the fourth quarter of 2006. Additionally we experienced an increase of $260,000 in the amount of bad debt expenses. 2007 selling, general and administrative expenses included $49,000 of share based payments during the quarter.

•	Deferred customer acquisition cost amortization increased $171,000 to $173,000 for the three months ended September 30, 2007 as compared to $2,000 for the three months ended September 30, 2006.

5

•

Depreciation and amortization increased $75,000 or 10.4% to $793,000 for the three months ended September 30, 2007 as compared to $718,000 for the three months ended September 30, 2006. The increase was mainly attributable to the amortization and depreciation of assets acquired in the Paynet and Valadata acquisitions plus the amortization of acquired portfolios.

Operating Income

Operating income decreased $378,000or36%to $677,000 for the three months ended September 30, 2007 from $1,055,000 for the three months ended September 30, 2006. Operating income as a percentage of gross revenue was 5.3% for the three months ended September 30, 2007 as compared to 8.1% for the three months ended September 30, 2006.

Other Expenses

Other expenses increased $5,000 to $1.5 million for the three months ended September 30, 2007 from $1.5 million for the three months ended September 30, 2006. Other expenses primarily consisted of $1.5 million related to interest expense for the three months ended September 30, 2007, which included cash interest of $771,097, and $758,351 of amortization of debt issuance costs and the discount on long-term debt.

Income Taxes

Income tax benefit increased to $ 718,741 for the three months ended September 30, 2007 from a tax benefit of $55,000 the three months ended September 30, 2006. The increase was primarily due to changes in net deferred tax assets and deferred tax liability balances as of the end of the year. The decrease in income before income taxes is due in part to the increase in other expenses as outlined above.

Net loss

As a result of the above factors, net loss decreased from $(388,000) for three months ended September 30, 2006 to $(107,000) for the three months ended September 30, 2007.

Balance Sheet Information

	September 30, 2007	December 31, 2006 (restated)

Selected Balance Sheet Data	(in thousands)
Cash and cash equivalents	$1,358	$2,770
Other current assets	3,401	3,675
Property and equipment, net	1,400	1,117
Goodwill	43,458	38,822
Merchant portfolios, residual rights and other intangibles, net	14,272	15,586
Other assets	2,866	3,054
Total assets	$66,755	$65,024

Accounts payable and other current liabilities	$4,009	$2,513
Long-term debt and notes payable	32,365	31,914
Total liabilities	36,374	34,427
Total temporary equity	12,949	12,577
Total stockholders' equity	17,432	18,020
Total liabilities and stockholders' equity	$66,755	$65,024

6

7

September 30, 2007 Compared to December 31, 2006

Total assets increased $1.7 million or 3% to $66.8 million at September 30, 2007 from $65.0 million at December 31, 2006. The increase was primarily attributable to increases in goodwill as a result of acquisition contingency payments related to the Paynet Systems acquisition and the merchant portfolio acquired from Paynet Systems and Valadata. Additionally, receivables, deferred acquisition and financing costs, restricted cash, and property and equipment expanded commensurate with business growth. Cash and cash equivalents decreased by $1.4 million or 51%, as the result of cash flow from operations and financing being less than investing activities.

Receivables, which primarily result from our practice of advancing interchange and processing fees to most of our merchants during the processing month and collecting those fees from our merchants at the beginning of the following month, as well as recognizing other revenue on an accrual basis and collecting the funds in the ensuing periods, increased $0.54 million, or 2%, to $3.1 million at September 30, 2007 from $3.0 million at December 31, 2006. The decrease in receivables from merchants was primarily due to the impact of the collection of receivables from higher processing volumes during the fourth quarter of 2006 and the collection of annual fees in first quarter 2007.

Property and equipment, net increased $283,000, or 25%, due to the continued build-out of our technology infrastructure, primarily for the hardware and software required for the expansion of the company's core operating platform and secure payment gateway.

Goodwill and other intangibles with an indefinite life increased $4.6 million or 12% and merchant portfolio residual rights decreased a net amount of $1.3 million, or (8%), which reflects the result of our acquisition of $730,000 in merchant portfolios, as well as a purchase contingency payment of $5.2 million related to our acquisition of Paynet Systems, Inc and the final contingent payment from a merchant portfolio acquired in 2006.

Total liabilities increased $2 million or 6% to $36.4 million at September 30, 2007 from $34.4 million at December 31, 2006. The rise was primarily due to increases in accrued liabilities related to our acquisition of Paynet Systems, Inc and an increase in lease obligations related to new telecommunications equipment as well as furniture, equipment and leasehold improvements related expanded office facilities.

Temporary equity of $12.9 million was the result of the restatement of stockholders’ equity in order to recognize that the repurchase obligation or “Put Right” related to the Charge.com acquisition was temporary equity and not permanent equity. Total stockholders' equity decreased $0.6 million from December 31, 2006, primarily due to net losses during the nine months ended September 30, 2007.

Effects of Inflation

Our monetary assets, consisting primarily of cash and receivables, are not significantly affected by inflation. Our non-monetary assets, consisting primarily of intangible assets and goodwill, are not affected by inflation. We believe that replacement costs of equipment, furniture and leasehold improvements will not materially affect our operations. However, the rate of inflation affects our expenses, such as those for employee compensation and telecommunications, which may not be readily recoverable in the price of services offered by us.

Liquidity and Capital Resources

	Nine months ended September 30,
	2007	2006
Selected Statement of Cash Flows Data	(in thousands)
Cash flows from operations	$1,623	$1,016
Cash flows from investing activities	(2,928)	(17,817)
Cash flows from (used in) financing activities	(108)	17,316
Total change in cash	(1,413)	515

8

Cash balance, period end	$1,358	$2,770

At September 30, 2007, we had a cash balance of $1.4 million compared to $2.8 million at December 31, 2006. Cash flow from operations may not be sufficient over the next twelve months to fund operations and debt repayment obligations. We may continue to need debt and/or equity financing to meet our obligations. . Management believes, but can not assure that this is achievable. If such financing could not be raised, we would attempt to renegotiate the Put Right, reduce our operating expenses and capital expenditures or liquidate certain assets to pay this obligation.

Contingent cash payments over the next twelve months are as follows. Pursuant to the Charge.com acquisition, each of the former Charge.com shareholders (the "Charge Shareholders") has the right to sell up to 9,398,058 shares of Pipeline common stock back to Pipeline at a price of $1.37785 per share. The former shareholders must notify Pipeline of their decision between December 17, 2007 and 5:00 p.m. (Eastern Standard Time) on December 28, 2007 (the "Put Right"). If a Charge Shareholder exercise their Put Right, the Company must purchase the shares by no later than January 4, 2008 at the purchase price, plus interest at the annual rate of 12% accruing from September 28, 2007 and at the annual rate of 18% from October 31, 2007. If the Charge Shareholders exercised their Put Right we would need debt and/or equity financing to meet this obligation. If such financing could not be raised, we would attempt to re-negotiate the Put Right or liquidate certain assets to pay this obligation.

During October 2007, $350,000 of the $525,000 notes payable to the former shareholders of World Products, Inc was paid. The term of the remaining $175,000 note was extended to January 8, 2008.

In accordance with our external growth strategy, we have identified the small to medium-sized merchant segment of the payment processing market as one containing possible acquisition targets for us. This business segment is serviced by many independent service organizations that lack the resources to generate sufficient scale in this underserved market. We believe opportunities exist for us to purchase these businesses or their portfolios when, among other things, their resources begin to limit their ability to continue to grow independently.

Our cash requirements include cost of revenues, selling, general and administrative expenses, income taxes, debt service payments, capital expenditures, systems development and contingent payment on 2005 and 2006 business and portfolio acquisitions, including Charge.com. Our principal sources of funds are cash generated by operations and borrowings.

Cash Flow Provided by (Used in) Operating Activities

Net cash provided by operating activities was $1.6 million for the nine months ended September 30, 2007, an increase of $0.6 million compared to $1.0 million for the nine months ended September 30, 2006. Cash interest expense consumed $2.3 million for the nine months ended September 30, 2007, an increase of $0.5 million from $1.8 million for the nine months ended September 30, 2006. Additionally, use of cash of $507,263 resulted from changes in net operating assets and liabilities.

Cash Flow Provided by (Used in) Investing Activities

Net cash used by investing activities was $2.9 million for the nine months ended September 30, 2007 as compared to a use of $17.8 million for the nine months ended September 30, 2006.

$300,000 of funds were provided from the repayment to us of outstanding notes receivable during the nine months ended September 30, 2007

Total capital expenditures for the nine months ended September 30, 2007 were $508,000, including capital leases of $195,000 compared to $2.2 million invested in the nine months ended September 30, 2006. These expenditures were primarily related to the continued build-out of our technology infrastructure and merchant portfolio and residual rights purchases. We anticipate that these expenditures may increase as we further develop our technology.

9

Cash Flow Provided by (Used in) Financing Activities

Net cash used by financing activities was $0.1 million for the nine months ended September 30, 2007 as compared to $17.3 million provided by financing activities for the nine months ended September 30, 2006. Cash used in financing activities during 2007 includes $75,000 for the payment of lease and loan obligations and $36,000 for the purchase of treasury stock.

Non-GAAP Measures

Pipeline Data, Inc. presents its financial results in accordance with generally accepted accounting principles in the United States (GAAP). However, in order to provide the investment community with a broader means of evaluating the operating performance of its operations, Pipeline Data is providing non-GAAP measures, including earnings before interest, taxes, depreciation and amortization (“EBITDA”). Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as an alternative to cash flow from operating activities or as a substitute for GAAP net earnings. Other companies may calculate EBITDA differently than we do and may not be comparable to similarly titled measures reported by other companies.

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

The following table reconciles the differences between Pipeline Data’s net loss as determined under US generally accepted accounting principles (GAAP) and EBITDA as well as EBITDA adjusted for certain non recurring and non-cash transactions.

(Amounts in thousands)	Nine month period ended September 30		Three month period ended September 30
	2007	2006	2007	2006
Net loss	$(2,033)	$(2,226)	$(107)	$(443)
Interest expense	4,681	3,061	1,529	1,527
Income tax benefit	(1,198)	(1,286)	(719)	55
Depreciation and amortization	2,314	1,641	793	718
Amortization of customer acquisition costs	461	195	173	2
EBITDA	4,225	1,385	1,669	1,859
Non-recurring salary compensation	176	104	33	29
Stock-based compensation classified as salaries	104	358	25	87
Loss on early retirement of debt	-	2,140	-	-
Other non-recurring expenses	59	-	89	-
Forfeitures of stock based compensation	(81)	-	-	-
Stock-based payments for services	191	83	49	77
Adjusted EBITDA	$4,674	$4,070	$1,865	$2,052

Off-Balance Sheet Arrangements

We have not entered into any transactions with third- parties or unconsolidated entities whereby we have financial guarantees, subordinated retained interest, derivative instruments, or other contingent arrangements that expose us to material continuing risks, contingent liabilities, or other obligations.

10

New accounting pronouncements

In March 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets” - an amendment to FASB SFAS No. 140. Statement 156 requires that an entity recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a service contract under certain situations. The new standard is effective for fiscal years beginning after September 15, 2006. The adoption of SFAS No.156 did not have a material impact on the Company's financial position and results of operations.

In July 2006, the Financial Accounting Standards Board issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109”. This interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and establishes guidelines for recognition and measurement of a tax position taken or expected to be taken in a tax return. We have adopted this statement which became effective on January 1, 2007. The Company has not made any adjustments as a result of the adoption of this interpretation.

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”). This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. We are currently evaluating the impact on our consolidated financial statements of SFAS 157, which will become effective for us on January 1, 2008 for financial assets and January 1, 2009 for non-financial assets.

In February 2007, the Financial Accounting Standards Board issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. SFAS No. 159 amends SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of SFAS No. 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. SFAS No. 159 applies to all entities, including not-for-profit organizations. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 applies to all entities with available-for-sale and trading securities. Some requirements apply differently to entities that do not report net income. This statement is effective as of the beginning of each reporting entity’s first fiscal year that begins after November 15, 2007. The Company has not yet determined the effect of SFAS No. 159 on its financial position, operations or cash flows.

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11

SELLING SECURITY HOLDER

Laurus Master Fund, Ltd. (“Laurus”) may sell, from time to time under this prospectus, on behalf of itself and/or its affiliates, up to 500,000 shares of our common stock issuable upon the exercise of warrants, none of which have been exercised. The exercise prices of the warrant ranges between $1.25 and $1.75 per share. Laurus Master Fund, Ltd. may exercise the warrant for 500,000 shares through February 27, 2011.

This prospectus originally allowed for the sale by Laurus of up to an aggregate of 3,000,000 shares of our common stock, representing the referenced 500,000 shares upon exercise of warrants and up to 2,500,000 shares that was issuable upon conversion of the principal of and interest on a three-year $2,000,000 secured convertible term note at a fixed conversion price of $1.00 per share, 322,089 of which have been converted. On December 20, 2005, we repaid in full the entire principal amount of the note together with all outstanding interest thereon. As a result, this note is cancelled and no further principal or interest remains eligible for conversion into shares of our common stock.

On December 20, 2005, we also repaid in full the $6,000,000 principal amount together with all outstanding interest thereon under two separate convertible notes to Laurus dated June 16, 2004 and August 31, 2004. We will file a separate registration statement relating to the obligations to register for resale the 950,000 shares of common stock issuable upon exercise of the warrants pursuant to warrant agreements and registration rights agreements dated June 16, 2004 and August 31, 2004. The exercise prices of these warrants ranges between $1.25 and $2.10 per share.

The following table sets forth the shares beneficially owned, as of the date of this prospectus, by the selling security holder prior to the offering contemplated by this prospectus, the number of shares each Selling Stockholder is offering by this prospectus and the number of shares which the selling security holder would own beneficially if all such offered shares are sold. The selling security holder acquired its beneficial interests in the shares being offered hereby in transactions described under the heading “Description of the Transactions.” The selling security holder is not known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer. The selling security holder has acquired its shares solely for investment and not with a view to or for resale or distribution of such securities. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. All Selling Stockholders are qualified institutional buyers,

To our knowledge, as of December 31, 2007, Promethean Industries, Inc. (“Promethean”) owns all of the shares described above. Promethean is a wholly owned subsidiary of Laurus. Laurus and Promethean are managed by Laurus Capital Management, LLC (“LCM”). David Grin and Eugene Grin, through other entities, are the controlling principals of LCM, and share sole voting and investment power over the securities owned by Laurus and Promethean. The address for Messrs. David Grin and Eugene Grin is 335 Madison Avenue, 10th Floor, New York, New York 10017. The selling security holder has not held nor had any material relationship with us within the past three years.

As of December 31, 2007, we had 49,773,603 shares of common stock issued and outstanding. The following table sets forth information as of that date regarding the beneficial ownership of our common stock both before and immediately after the offering. Actual ownership of the shares is subject to conversion of the convertible note and exercise of the warrant.

The terms of the warrant whose underlying shares of common stock are included for resale under this prospectus prohibit conversion of the note or exercise of the warrant to the extent that conversion of the note and exercise of the warrant would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. A holder may waive the 4.99% limitation upon 75 days’ prior written notice to us. Also, this limitation does not preclude the holder from converting or exercising the note or warrant and selling shares underlying the note or warrant in stages over time where each stage does not cause the holder and its affiliates to beneficially own shares in excess of the limitation amount.

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The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling security holder described below.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned Before Offering (2)	Percentage of Class Before Offering (2)	Shares Beneficially Owned After Offering	Percentage of Class After Offering(2)

Laurus Master Fund, Ltd [4]	1,450,000 [2,3],	2.91% [2,3]	0	0

(1) Assumes all shares being offered by the selling security holder are sold.

(2) Includes shares issuable upon conversion of the principal of a convertible note, shares issuable upon conversion of interest under the convertible note and shares issuable upon exercise of a warrant.

(3) Assumes conversion of all of the outstanding principal and interest of the note and exercise of all of the warrant. As further discussed above, the note and warrant contain 4.99% provisions which restrict the selling security holder from beneficially owning in excess of 4.99% of our outstanding shares of common stock.

(4) Includes shares held by Promethean Industries, Inc., a wholly owned subsidiary of Laurus Master Fund, Ltd.

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PLAN OF DISTRIBUTION

The selling security holder and any of its donees, pledgees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of our common stock being offered under this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales, which may include block transactions, may be at fixed or negotiated prices. The selling security holder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resales by the broker-dealer for its own account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	broker-dealers may agree with the selling security holder to sell a specified number of shares at a stipulated price per share;

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•	a combination of any of these methods of sale; or
•	any other method permitted by applicable law.

The sale price to the public may be:

•	the market price prevailing at the time of sale;
•	a price related to the prevailing market price;
•	at negotiated prices; or
•	a price the selling security holder determines from time to time.

Laurus has agreed, pursuant to the securities purchase agreement between Laurus and us that Laurus or any of its affiliates and investment partners will not and will not cause any person or entity, directly or indirectly, to engage in “short sales” of our common stock for as long as the convertible note is outstanding. “Short sales” are contracts for the sale of shares of stock that the seller does not own, or certificates which are not within the seller’s control, so as to be available for delivery at the time when, under applicable rules, delivery must be made.

The shares may also be sold under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling security holder has the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling security holder may pledge its shares to its broker under the margin provisions of customer agreements. If the selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. Broker-dealers engaged by the selling security holder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling security holder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling security holder, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. To our knowledge, no selling security holder has entered into any agreement with a prospective underwriter, and we cannot assure you as to whether any such agreement will be entered into. If the selling security holder informs us that it has entered into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

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The selling security holder and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holder or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

Pipeline Data is required to pay all fees and expenses incident to the registration of the shares and has agreed to indemnify the selling security holder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

GunnAllen Financial, Inc. received a finder’s fee with respect to this transaction. The arrangement with GunnAllen provided for the following fee: 3% Cash 2% Stock on first million dollars raised, 2% Cash 2% Stock on second million dollars raised, 1. 5% Cash 1.5% Stock on third million dollars raised, 1% Cash 1% Stock on fourth million dollars raised, and 1% Cash thereafter. The issued stock is subject to piggyback registration rights. The financing was exempt from registration under the Securities Act of 1933, as amended, pursuant to Regulation D of the Securities Act.

Directors, Executive Officers, Promoters and Control Persons.

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The following table provides information about our directors and executive officers for the year ended December 31, 2007.

Name	Age	Position

Jack Rubinstein	59	Chairman of the Board
MacAllister Smith	45	Chief Executive Officer, President and Director
Kevin Weller	41	Director
John Reeder	65	Director (Independent)
Harold Denton	63	Director (Independent)
Larry Goldstein	65	Director (Independent)
Michael M. Greenburg	51	Director (Independent)
Kevin Smith	39	Chief Operating Officer
Donald Gruneisen	52	Chief Financial Officer
Thomas Tesmer	60	Chief Technical Officer
James Plappert	47	Chief Marketing Officer
Philip Chait	43	Secretary

Jack Rubinstein, 59, has been our Chairman since inception. Mr. Rubinstein has been the general partner of DICA Partners, an investment hedge fund located in Hartsdale, New York, since the commencement of its operations in 1991. Mr. Rubinstein also acts as a management and financial consultant to various public companies in the telecommunications industry. He was a founding public board member of CD Radio, Inc. (Sirius Satellite Radio, Inc.) and aided in the funding of the Molloy Group, a help desk software developer. Mr. Rubinstein is also a founding member of The Capital Advisory Services, a consortium of consultants aiding the capital market needs of emerging private and smaller public companies.

Mr. Rubinstein began his business career as a securities analyst with Shearson Hammill & Co., specializing in the electrical equipment and business services industries. After seven years as an analyst, he joined Bear Stearns & Co. where he was a Director, managing the proceeds of corporate insider securities sales. At

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Bear Stearns, he also managed the derivatives investments of several senior officers, as well as a few select individual clients. In 1988, Mr. Rubinstein joined Morgan Stanley & Co. where, in addition to serving corporate officers and select individual clients, he provided his expertise to private investment partnerships. Mr. Rubinstein is a graduate of Cornell University and received an MBA in Finance from New York University.

MacAllister Smith, 45, has been our President, Chief Executive Officer and Director since March 2002. Mr. Smith has over fourteen years of experience in the merchant processing industry and has held ownership positions in three companies that have been merged with public corporations. Mr. Smith was most recently Regional Vice President of Nova Information Systems (NYSE:NIS) (employed from 1996 to 1998), a $2 billion corporation and one of the three largest credit card processors in the industry. He was President and CEO of Pinnacle Financial Technologies, Inc. (employed from 1994-1998), a nationally recognized firm and a pioneer in electronic benefits transfer programs. Pinnacle Financial Technologies, Inc. merged with Nova Information Systems in 1998. Mr. Smith was also co-founder and Senior Partner of AccesServices, Inc. (“AccesServices”) (employed from 1997 to 1998). He was part of the team that designed and built a nationwide network processing switch for retail and online MasterCard, Visa, American Express and debit card transactions. AccesServices was sold to Digital Courier Technologies, Inc. (NASDAQ:DCTI) in 1999.

Kevin J. Weller, 41, has been a director since August 2002. He has been president and director of NMSI since July 2001. Mr. Weller has over fourteen of experience in the payment processing industry. His entry was in 1992 with Netcom Data Corp. (“Netcom” as a sales representative. He left Netcom in 1997. In August 1997, Mr. Weller co-founded NMSI. Since 1997, he has consistently placed NMSI at the top of Nova Information System’s MSP Program in new account acquisition. NMSI amassed over 6,000 customers prior to its acquisition by us. NMSI was also selected as 2002 Business of the Year by the St. Lawrence County Chamber of Commerce. Mr. Weller holds a degree in Business Administration from SUNY Canton. Mr. Weller is married to Nancy Weller, who is the Vice President of our subsidiary NMSI.

John M. Reeder, 65, was elected to serve on our board of directors on January 12, 2006. From 1988 to the present, he has been the president of Peter D. Watson Agency, Inc., a large real estate brokerage firm in northern Vermont. From 1969 to 1973, he served as an officer and director of the gulf-coast regional insurance group, Gulf Central Group Inc., and as president of two of its subsidiaries, Edwards Insurance Agency Inc. and Indemnity Premiums Ltd. Mr. Reeder has served on numerous nonprofit boards, including Sterling College where he also served as treasurer, and is currently on the board of directors of the National Conference on Citizenship, a congressionally chartered, Washington D.C. based organization dedicated to the promotion of civic involvement in the United States.

Harold Denton, 63, was elected to serve on our board of directors January 12, 2006. From 1991 to the present, he has served as president of General Land Abstract Company, the largest Title Insurance company in the state of New Jersey where he initially began his career there in 1981. General Land underwrote over $4 billion of Title insurance in 2004 and was acquired by First American Financial (NYSE: FAF) in the same year. Mr. Denton served as an 0fficer in the U.S. Navy subsequent to his graduation from the University of Michigan in 1965.

Larry Goldstein, 65, was elected to serve on our board of directors January 12, 2006. Mr. Goldstein is a prominent expert in the petroleum industry. Mr. Goldstein joined the Petroleum Industry Research Foundation (“PIRINC”), a not-for-profit-foundation in 1966 and was president of PIRINC until he retired from this position in March 2007. Mr. Goldstein still serves as a board member of PIRINC. In 1976, Mr. Goldstein co-founded the Petroleum Industry Research Associates (“PIRA”) and served as its president until he retired from PIRA on January 1, 2007. For its first two years of operation, Mr. Goldstein was part of the regional Iraqi Coalition Provisional Authority.

Michael M. Greenburg, 51, was elected to serve on our board of directors January 12, 2006. He has been a practicing attorney since June of 1984. He is a 1983 graduate of Pepperdine University School of Law. He served as an editor of the Pepperdine Law Review from 1982 through 1983 and has published two articles on constitutional law issues. He has been a member of the Massachusetts Bar since June of 1984, the Federal District Court for the District of Massachusetts since May of 1985, and the United States Supreme Court since April of 1991. For the first 10 years of his practice Mr. Greenburg worked as litigation counsel

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for varying individual and business concerns. From 1993 to the present he has been engaged in private practice with offices in Framingham, Massachusetts, with a focus on residential real estate transactions.

Kevin Smith, 39, has been our chief operating officer since May 13, 2004. He has been president and director of PDP. Mr. Smith has over 14 years experience in the merchant processing industry. Mr. Smith was employed by Concord EFS (recently acquired by First Data Corp. (NYSE:FDC)) from 1998 to 2004, serving as its Senior Vice President of ISO Sales and COO of Concord Payment Systems, a wholly owned subsidiary of Concord EFS. Mr. Smith was responsible for the wholesale credit card processing division, which included all aspects of operations and sales. Prior to that, Mr. Smith served as Operations Director for Bancard Systems of Irvine, CA from 1991 to 1998.

Donald W. Gruneisen, 52, has been our chief financial officer since September 2002. He has been chief financial officer of NMSI since July 2001. Mr. Gruneisen has over 20 years of experience in the telecommunications industry, with expertise in the areas of finance, management, accounting and top executive corporate management. Mr. Gruneisen holds an MBA from Clarkson University in Accounting and Management Information Systems and is a Certified Public Accountant with 18 years experience as a corporate officer (including serving in the positions of chief executive officer/general manager). He has been the Treasurer and Director of Finance of NMSI since July 2001. From June 2000 to July 2001, Mr. Gruneisen was a consultant providing strategic guidance with specialization in billing, accounting, and tax issues associated with the telecommunications industry and financial management. From January 1999 to June 2000, he was a senior accountant at Whalen, Davey & Looney, LLP. From 1977 to 1998, he worked for Nicholville Telephone Company, a $3.5 million ESOP-owned local exchange carrier/utility. He started with Nicholville Telephone Company in 1977 as an accountant and accounting manager and ultimately became Chief Executive Officer, General Manager and Treasurer from 1990 to 1998. His duties included the management of wireless, network services and joint ventures, including the sale of interests within those areas.

Thomas Tesmer, 60, has been our chief technology officer since July 2004. Mr. Tesmer is an experienced and competent senior operations executive with more than 25 years in the transaction processing business. From October 2002 to July 2004, Mr. Tesmer was the president of Symmetrex, Inc., a processing company supporting third party clients that operated stored value card programs in the United States and foreign markets. From June 1999 to December 2002, Mr. Tesmer was the executive vice president, front end systems of Heartland Payment Systems, the second largest independent merchant acquiring processing company in the nation and where Mr. Tesmer created and implemented a stand-alone transaction processing division. From November 1996 to June 1999, Mr. Tesmer served as president and chief executive officer of Access Services, Inc., a credit card merchant payments processing corporation servicing merchant sales agencies and financial institutions nationwide. Mr. Tesmer is currently a member of the board of directors of Q Comm International, Inc., a publicly-traded technology company, which trades on the American Stock Exchange under the symbol QMM.

James Plappert, 47, has been our chief marketing officer since October 2005. Mr. Plappert has spent over 24 years in the payment systems and merchant bankcard industry, holding executive level positions in a number of prominent companies. After serving nine years as vice president of national sales for PNC/Citizens Fidelity, Mr. Plappert joined Financial Alliance Processing Services from 1992-1997. He was part of an executive team that orchestrated the sale of the company to Deluxe Corporation (NYSE:DELUXE) in 1995. He also participated in an executive buy-back of the company from Deluxe Corporation the following year and the subsequent sale of the Company to National Processing Company (NPC) in 1997, National Processing Company (NPC), was acquired by Bank of America in 2004. As senior vice president of NPC, Mr. Plappert managed Indirect Sales of business lines for the company, which was, at the time, the second largest merchant services provider in the U.S. Mr. Plappert assumed the positions of vice chairman and director of First National Processing, Inc. in 2000. Under his direction, the company was successfully repositioned, culminating in its eventual sale to iPayment (NASDAQ:IPMT) in 2001. In 2002, Mr. Plappert served as executive vice president of First American Payment Systems, where, as an equity investor in the company, he managed merger and acquisition activities. For over eleven years, Mr. Plappert held a number of executive level board positions, including president, with the Electronic Transaction Association (ETA), the leading international trade association representing companies that offer electronic

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transaction products and services. He currently serves or has served on the ETA’s Industry Relations, Executive, Risk and Member Recognition Committees.

Philip Chait, 43, has been our corporate secretary since March 2002. He has also been the corporate secretary of SecurePay since March 2002. On October 14, 2005, Mr. Chait filed for bankruptcy protection under Chapter 7 of the United States Bankruptcy Code. We do not believe that this action will have a material impact on our operations. Mr. Chait has over ten years experience in the merchant processing industry and has held an ownership position in two companies that have been sold to national corporations. He was most recently the Assistant Clerk for Nova Information Systems (NYSE: NIS). He was Vice President and COO of Pinnacle Financial Technologies, Inc., a nationally recognized firm and a pioneer in electronic benefits transfer programs. Pinnacle Financial Technologies, Inc. merged with NIS in 1998. Mr. Chait also served as CFO and Senior Partner of Access Services, Inc. His team formed, designed and built a nationwide network processing switch for MasterCard, Visa, American Express and debit card transactions. Access Services, Inc. was sold to Digital Courier Technologies, Inc. (NASDAQ: DCTI) in 1999.

None of our executive officers or directors is currently subject to any legal proceedings.

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Board Composition

Our board of directors consists of seven (7) members. Four (4) of these directors qualify as “independent” pursuant to the rules of the NASDAQ National Market. Each of our directors was elected in accordance with our certificate of incorporation and bylaws. Our amended and restated certificate of incorporation provides that our board of directors will be elected to one-year terms.

Committees of the Board

Our board of directors has designated an audit committee, a compensation committee, and a corporate governance committee. The members of each committee are appointed by the board of directors and serve one-year terms.

Audit Committee

Our audit committee is comprised of Hal Denton, Michael Greenburg and Larry Goldstein. We believe that Hal Denton meets the requirements for a “financial expert” under the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission and is independent, as that term is defined under the NASDAQ National Market listing requirements. Our audit committee is charged with the following responsibilities:

•	the engagement, oversight and compensation of our independent public accountants;
•	reviewing the plan, scope and results of the annual audit to be conducted by our independent public accountants;
•	pre-approving services provided to us by our independent public accountants;
•

meeting periodically with our independent public accountants and our Chief Financial Officer to review matters relating to our consolidated financial statements, our accounting principles and our system of internal accounting controls; and

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•	reporting its recommendations as to the approval of our consolidated financial statements to our board of directors.

Compensation Committee

Our compensation committee is comprised of John Reeder and Michael Greenburg. The compensation committee determines our compensation policies and forms of compensation provided to our directors and officers. The compensation committee also reviews and determines bonuses for our officers and other employees. In addition, the compensation committee reviews and determines stock-based compensation for our directors, officers, employees and consultants and administrators our stock incentive plan. No interlocking relationship exists between our compensation committee and the compensation committee of any other company.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of John Reeder and Michael Greenburg. The corporate governance committee identifies, evaluates and recommends potential board and committee members. The committee also establishes and reviews board governance guidelines.

Code of Ethics

On December 31, 2003, our board of directors adopted a code of ethics that applies to our principal executive and financial officers. We intend to file amendments, changes or waivers to the code of ethics as required by SEC rules.

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Executive Compensation

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The following table sets forth certain information regarding cash compensation paid and certain other compensation accrued during our prior two fiscal years to our named executive officers our Chief Executive Officer, and the two highest paid executive officers whose total compensation exceeded $100,000 in 2007.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)(1)	Option awards ($)(2)	All other compensation ($)(3)	Total ($)
MacAlllister Smith, Chief Executive Officer	2007	248,292	30,000		22,779	2,976	304,047
	2006	248,400	0	0	13,161	2,726	264,287
Kevin Smith, Chief Operating Officer	2007	190,280	40,000		1,246	1,953	233,479
	2006	181,777	10,000	0	105,930	2,144	299,851
Thomas Tesmer Chief Technology Officer	2007	175,341	35,000	0	1,246	3,002	214,589
	2006	169,489	35,000	114,999		2,401	321,889

(1)

The amounts represent stock compensation recognized pursuant to Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”) earned during the year ended December 31, by the named executive officers. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-KSB in Note H to the Notes to Consolidated Financial Statements for our fiscal years ended December 31, 2006. Pursuant to the acquisition of Securepay.com, Inc., Mr .MacAllister  Smith was issued 3,583,756 shares of our restricted common stock in 2005.

(2)

The amounts represent compensation expense recognized pursuant to Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”) for stock options during the year ended December 31, 2006 (disregarding the estimate of forfeitures related to service-based vesting conditions) to the named executive officers. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-KSB in Note H to the Notes to Consolidated Financial Statements for our fiscal years ended December 31, 2006.

(3)	The amounts shown in this column for the other named executive officers represent company matching contributions under our SIMPLE IRA Plan and premium for group term life insurance.

The awards and other compensation items set forth in the Summary Compensation Table above are described in more detail under the heading “Compensation Discussion and Analysis” in this proxy statement.

Pursuant to a written employment agreement, dated June 30, 2007, our chief executive officer, Mr. MacAllister Smith, Mr. Smith serves as our chief executive officer and president. He is paid a salary of $248,000 per annum. Mr. Smith was issued 1,000,000 options issued in 250,000 lots at strike prices of $1.25, $1.50, $1.75 and $2.00, respectively. The term of the options shall be 5 years from vesting.

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Pursuant to a written employment agreement, dated April, 2004, Mr. Kevin Smith was named our chief operating officer and president of our subsidiary PDP. He is paid a salary of $150,000 per annum. Mr. Smith was granted 200,000 shares of our restricted common stock to vest over a three year period. He was also issued 1,000,000 options issued in 250,000 lots at strike prices of $1.50, $1.75, $2.00 and $2.25, respectively. The term of the options shall be 5 years from vesting. Mr. Smith was also awarded 1,000,000 options based on milestones including on-budget operations and the profitable implementation of our ISO division. Mr. Smith’s employment agreement has a term of three years.

Pursuant to a written employment agreement dated July 1, 2004, Mr. Thomas Tesmer was named our chief technology officer. He is paid a salary of $150,000 per annum. Mr. Tesmer was granted 150,000 shares of our restricted common stock to vest over a three year period. He was also issued 1,500,000 options in 500,000 lots at strike prices of $1.50, $2.25 and $3.00, respectively. The term of the options shall be 5 years from vesting. Mr. Tesmer’s employment agreement has a term of three years.

Outstanding Equity Awards at Fiscal Year-End

Name	Option awards
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
MacAllister Smith	350,000			$0.40	December 31, 2008
	96,666			$0.35	January 1, 2009
	89,000			$0.60	January 1, 2010
	47,333			$0.60	January 1, 2011
	47,334			$0.60	January 1, 2012
	56,211			$0.95	January 1, 2011
	29,895			$0.95	January 1, 2012
	29,894			$0.95	January 3, 2012
	65,800			$1.20	January 1, 2012
	81,600			$1.20	January 3, 2012
		23,889		$1.40	July 1, 2013
		23,889		$1.40	July 1, 2014
		23,889		$1.40	July 1, 2015
	250,000			$1.25	September 25, 2013
	83,333			$1.50	September 25, 2013
		166,667		$1.50	September 25, 2014
		83,333		$1.75	September 25, 2014
		166,667		$1.75	September 25, 2015
		250,000		$2.00	September 25, 2015

Kevin Smith	83,333			$1.50	May 13, 2011
	83,333			$1.75	May 13, 2011
	83,333			$2.00	May 13, 2011
	83,333			$2.25	May 13, 2011
	166,667			$1.50	January 3, 2012
	166,667			$1.75	January 3, 2012
	166,667			$2.00	January 3, 2012

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	166,667		$2.25	January 3, 2012
	250,000		$1.15	January 2, 2012
		7,222	$1.40	July 16, 2013
		7,222	$1.40	July 16, 2014
		7,223	$1.40	July 16, 2015

Thomas Tesmer	166,667		$1.50	July 1, 2011
	166,667		$1.50	July 1, 2012
	166,666		$1.50	July 1, 2013
	166,666		$2.25	July 1, 2011
	166,667		$2.25	July 1, 2012
	166,667		$2.25	July 1, 2013
	166,666		$3.00	July 1, 2011
	166,667		$3.00	July 1, 2012
	166,667		$3.00	July 1, 2013
	3,887		$0.95	January 1, 2011
	3,887		$0.95	January 1, 2012
	3,886		$0.95	January 1, 2013
	20,250		$1.20	January 1, 2012
	20,250		$1.20	January 1, 2013
	20,250		$1.20	January 1, 2014
		7,222	$1.40	July 16, 2013
		7,222	$1.40	July 16, 2014
		7,223	$1.40	July 16, 2015

Directors' Compensation

Directors who are also our employees are not separately compensated for their service as directors. Our non-employee directors received the following aggregate amounts of compensation for the year ended December 31, 2007:

Director Compensation

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	All other compensation ($)	Total ($)

Jack Rubinstein(1)				120,000	120,000

Harold Denton	7,000				7,000

Michael Greenburg	7,900				7,900

John Reeder	4.000				4,000

Lawrence Goldstein	4,000				4,000

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(1)        In 2006 we entered into an agreement for advisory services with Capital Advisory Services which Mr. Rubinstein is a partner of. Under the agreement expenses of $20,000 were incurred in 2006 and $120,000 during 2007.

Directors' Fees

We paid each of our Directors who is not our employee of $1,500 for each regular or committee meeting of the Board of Directors attended within 75 miles of the director’s home and $2,000 for each board meeting they attend that is more than 75 miles from the director’s home. We pay independent directors $200 per hour for meetings held by conference call. We reimburse travel and incidental expenses incurred by directors in connection with attending meetings and performing other board related services. Our Company did not grant any options to non-employee directors in 2007. On January 11, 2008, we issued each our independent directors options to purchase 30,000 shares of our common stock. Payments to our other directors are as follows:

We entered into an agreement for advisory services with Capital Advisory Services which our chairman of the board, Mr. Rubinstein, is a partner. Under the agreement expenses of $20,000 were incurred in 2006 and $120,000 during 2007. Mr. Jack Rubinstein, our chairman of the board, is entitled to receive an incentive bonus and a performance bonus annually, as determined by the Board as well as a performance bonus for services rendered since 2002 of up to $180,000, payable in cash or in kind. On July 31, 2005, the board of directors awarded Mr. Rubinstein 580,000 shares of our restricted common stock as compensation from 2002 through September as a performance bonus. On July 31, 2005, Mr. Rubinstein was issued 100,000 shares of restricted common stock as repayment of an accrued officer payable of $50,000. For his services as a director for the year ended December 31, 2005, Mr. Rubinstein was issued options to purchase 40,000 shares of our common stock at an exercise price of $1.20 per share. These shares expire on January 11, 2012. On August 1, 2007, we entered into a consulting agreement with Capital Advisory Services, which was ratified by the board of directors on January 18, 2008. Pursuant to the agreement, we pay Capital Advisory Services $10,000 per month to provide business, market, financial and opportunity advisory services. The agreement also provides for payment of 150,000 share of our common stock and $30,000 of unpaid fees. Jack Rubinstein is a member of Capital Advisory Services.

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Messrs. MacAllister Smith and Kevin Weller receive compensation for services rendered as our employees and officers.

Option terms are suspended for the periods of time during which directors may not exercise them, for example, due to contractual black-out periods.

Potential Payments Upon Termination or Change In Control

Following is information relating to potential payments to our Named Executive Officers upon termination of their employment or our change in control, other than payments that do not discriminate in scope, terms or operation in favor of the Named Executive Officers and that are available generally to all salaried employees (including, among other things, any accrued but unpaid base salary and other amounts accrued or owing through the date of termination, the distribution of balances under the Company’s SIMPLE IRA plan. and payments under our health and welfare plans).

Severance Arrangements under Employment Agreements

Each of our Named Executive Officers has an employment agreement that provides for a lump sum cash payment equal to their base salary in the event that his or her employment is terminated without cause. For all of our named executive officers, “cause” means (i) their conviction of, or a plea of guilty or nolo contendere to (A) any felony, or (B) any misdemeanor reflecting upon their honesty or truthfulness; (ii)

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their breach or negligent performance of their duties and obligations arising under their agreement; (iii) their fraudulent conduct, either in connection with their duties as our employee or otherwise; (iv) material breach of any of our policies, rules, or regulations; (v) they die or become mentally or physically incapacitated or disabled so as to be unable to perform their duties; or (vi) the good faith determination of our Board that they have failed to perform their duties in a satisfactory manner

Accelerated Vesting or Payment of Incentives

In addition to the severance provisions described above, our annual and long-term incentives are subject to accelerated vesting or payment under certain circumstances as discussed below.

Annual equity awards made to our Named Executive Officers under our 2005 Stock Incentive Plan are in the form of options. In the event of the death or disability of the named executive officer or upon a change in control of the Company, the options would vest and become fully exercisable. Larger equity awards have been made to certain of our named executive officers in connection with entering into new employment agreements. These awards have been in the form of restricted shares and options which vest or become exercisable over a period of years. As is the case with annual equity awards under the 2005 Stock Incentive Plan, the restricted shares would vest and the options would vest and become fully exercisable in the event of the death or disability of the named executive officer or upon a change in control of our Company.

Stock Plan

On January 12, 2006, our stockholders approved our 2005 Stock Incentive Plan. The purposes of 2005 Stock Incentive Plan are to encourage ownership of Stock by eligible persons and to motivate eligible persons to exert their best efforts on our behalf, which is expected to benefit our stockholders by associating the interests of eligible persons with our stockholders and by enabling us to attract and retain personnel of the best available talent through the opportunity to share in the increased value of our common stock. All directors, officers, employees, consultants, advisors, agents, independent contractors or independent sales or service organizations providing us with services are eligible to participate in the 2005 Incentive Stock Plan. The 2005 Incentive Stock Plan is administered by a committee of non-employee directors designated by the Board of Directors. The 2005 Incentive Stock Plan provides for grants of options to purchase our common stock and restricted stock. Options vest and become exercisable at such times and upon such terms and conditions as determined by a committee designated by our Board of Directors. In general, the per share exercise price for any option may not be less than the fair market value of a share of our common stock on the date of grant. Both incentive and non-qualified stock options may be granted under the 2005 Incentive Stock Plan. The 2006 Incentive Stock Plan terminates on January 11, 2016 and no more than 10,000,000 shares of our common stock may be granted pursuant to the plan.

Other written employment agreements

MacAllister Smith is our chief executive officer and president. He has entered into a written employment contract effective June 30, 2007, pursuant to which he will be paid a salary of $248,000 and will be entitled to receive an incentive bonus up to an amount equal to his salary and a performance bonus as determined by the Board of Directors. Mr. Smith was issued 1,000,000 options issued in 250,000 lots at strike prices of $1.25, $1.50, $1.75 and $2.00, respectively. The term of the options shall be 5 years from vesting. Mr. Smith’s employment agreement has a term of three years.

Pursuant to a written employment agreement, dated April, 2004, Mr. Kevin Smith was named our chief operating officer and president of our subsidiary PDP. He is paid a salary of $150,000 per annum. Mr. Smith was granted 200,000 shares of our restricted common stock to vest over a three year period. He was also issued 1,000,000 options issued in 250,000 lots at strike prices of $1.50, $1.75, $2.00 and $2.25, respectively. One-third of the options shall vest on the first anniversary date of the employment agreement, one-third shall vest on the second anniversary of the date of the agreement and one-third of which shall vest on the third anniversary of the date of the agreement. The term of the options shall be 5 years from vesting. Mr. Smith was also awarded 1,000,000 options based on milestones including on-budget operations and the

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profitable implementation of our ISO division. Mr. Smith’s employment agreement has a term of three years.

Pursuant to a written employment agreement dated July 1, 2004, Mr. Thomas Tesmer was named our chief technology officer. He is paid a salary of $150,000 per annum. Mr. Tesmer was granted 150,000 shares of our restricted common stock to vest over a three year period. He was also issued 1,500,000 options in 500,000 lots at strike prices of $1.50, $2.25 and $3.00, respectively. The first 500,000 option lot vests on the first three anniversary date of the employment agreement, the next 500,000 lot vests on the second anniversary of the date of agreement and the third 500,000 option lot vests on the third anniversary of the date of agreement. The term of the options shall be 5 years from vesting. Mr. Tesmer’s employment agreement has a term of three years.

Pursuant to a written employment agreement dated October 1, 2005, Mr. James Plappert was named our chief marketing officer. He is paid a salary of $150,000 per annum. He was also issued options to purchase the Company’s common stock with a value, equal to 25% of the monthly profit from the Aircharge subsidiary, up to a maximum of 500,000 Options. The strike price shall be the trailing 5 day average stock price of the Company common stock on the date of the award but, in any event, shall not be less than $1.00. He was also issued 250,000 options at a strike price of $1.00, which vest over three years. Mr. Plappert was also issued 250,000 options with a strike price of $1.00, to be awarded for meeting the initial breakeven milestone in relation to the Aircharge merger. Options will be granted immediately following the first breakeven month whether before or after the milestone referenced in the Supplemental Agreement. In addition and as an incentive, at the sole discretion of the CEO, we may pay Mr. Plappert up to 250,000 Options, the strike price of which shall be the trailing 5 day average stock price of the Company common stock on the date of the award.

Pursuant to a written employment agreement dated September 30, 2005, Mr. Robert Wallace was named co-president of our subsidiary Aircharge. He is paid a salary of $100,000 per annum with a bonus based on net income of the subsidiary of up to $20,000 per month and up to $240,000 per year. Mr. Wallace was issued 500,000 options in 62,500 lots at strike prices of $1.50, $1.75, $2.00 and $2.25, respectively. One-third of the options vests on the first three anniversary date of the employment agreement, the next one-third vests on the second anniversary of the date of agreement and the third one-third vests on the third anniversary of the date of agreement. The term of the options shall be 5 years from vesting. Mr. Wallace’s employment agreement has a term of three years.

Pursuant to a written employment agreement dated September 30, 2005, Mr. Richard Hoffman was named co-president of our subsidiary Aircharge. He is paid a salary of $100,000 per annum with a bonus based on net income of the subsidiary of up to $20,000 per month and up to $240,000 per year. Mr. Wallace was issued 500,000 options in 62,500 lots at strike prices of $1.50, $1.75, $2.00 and $2.25, respectively. One-third of the options vests on the first three anniversary date of the employment agreement, the next one-third vests on the second anniversary of the date of agreement and the third one-third vests on the third anniversary of the date of agreement. The term of the options shall be 5 years from vesting. Mr. Hoffman’s employment agreement has a term of three years.

Pursuant to a written employment agreement dated December 21, 2005, Mr. Gregory Danzig was named president of our subsidiary Charge.com. He is paid a salary of $150,000 per annum with yearly increases based on the United States Consumer- Price Index published by the Bureau of Labor Statistics, United States Department of Labor. Mr. Danzig will be awarded options to purchase our common stock, in accordance with our option plan in an amount no less favorable than the options provided to any executive officer of Pipeline or any executive officer of any subsidiary of Pipeline.

Independent Contractor Arrangements

Pursuant to a written agreement dated May 1, 2007, we retained Sheila Corvino, Esq. as our general counsel to oversee all legal matters. Mrs. Corvino is paid a yearly base retainer of $190,000, plus expenses. At the end of each calendar year, our chief executive officer and board of directors (or compensation committee thereof) shall determine the additional compensation due her. Mrs. Corvino was issued 1,000,000 options issued in 250,000 lots at strike prices of $1.25, $1.50, $1.75 and $2.00, respectively. The term of the options shall be 5 years from vesting.

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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information concerning ownership of shares of our common stock outstanding at December 31, 2007, by: (i) each person known by us to be the beneficial owner of more than five percent of our common stock; (ii) each director and director nominee; (iii) each of the executive officers named in the summary compensation table; and (iv) all our directors and executive officers as a group.

Address of Beneficial Owner [1]	Shares Beneficially Owned Before Offering [2]	Percentage of Class [2]
MacAllister Smith 1515 Hancock St, Suite 301 Quincy, MA 02169-5243	6,260,508(3)	12.6%
Chasm Holdings, Inc. 1515 Hancock St., Suite 301 Quincy, MA 92606	5,144,025(4)	10.3%
David Danzig 168 Thompson Street, Apt. 1 New York, NY 10012	4,699,029(5)	9.4%
Gregory Danzig 10950 Redhawk Street Plantation, FL 33324	4,699,029(6)	9.4%
Kevin J Weller 301 County Route 53 Brasher Falls, NY 13613	3,040,000(7)	6.1%
Nancy Smith Weller 301 County Route 53 Brasher Falls, NY 13613	3,456,000(8)	6.9%
Jack Rubinstein 370 Clayton Road Scarsdale, NY 10583	2,009,075(9)	4.0%
Harold Denton 363 Wertsville Rd Ringoes, NJ 08551	426,665	*
Kevin Smith 405 Joanna Tae Court Alpharetta, GA 30004	251,200(10)	*
James L. Plappert 8 Anchorage Pointe Louisville, KY 40223	285,500(11)	*
John Reeder 828 N Shore Road Greensboro, VT 05841	115,000	*

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Michael M. Greenberg Director 31 Broken Tree Rd Medway, MA 02053	133,924	*
Thomas W. Tesmer 835 Jacobs Ridge Lane Cumming, GA 30040	205,000(12)	*
Philip E. Chait 14 Jean Road Arlington, MA 02474	276,678(13)	*
Larry Goldstein Director 18 Johns Road – Strongs Neck Setauket, NY 11733	0	*
All Directors and Executive Officers as a Group (13 persons)		43.6%

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*	less than one percent.
(1)	Each stockholder, director and executive officer has sole voting power and sole dispositive power with respect to all shares beneficially owned by it, unless otherwise indicated.

(2)	Based upon 49,731,937 shares of our common stock outstanding at September 30, 2007.
(3)

On July 5, 2005, the board of directors approved the issuance to Mr. Smith of 3,583,756 shares of our restricted common stock as compensation for his services associated with successful acquisitions and in consideration of a waiver of prior rights to stock issuances under previous agreements including but not limited to his rights under the 2002 SecurePay acquisition agreement. The issuance of these additional shares was triggered upon the closing of the Charge.com merger consummated under Mr. Smith’s direction.

(4)	Chasm Holdings is 50% owned by Catherine Brannon who is the sister of MacAllister Smith. The other 50% owner is Barbara Klein, Philip Chait’s sister.
(5)	Based on a Schedule 13D filed by David Danzig on July 5, 2007.
(6)

Based on a Schedule 13D filed by Gregory Danzig and Kauai Investment Holdings, LLC on January 5, 2007. Kauai Investment Holdings, LLC is a Florida limited liability company with a principal business address at 10950 Redhawk Street, Plantation, FL 33324. Gregory Danzig is the sole officer and manager of Kauai Investment Holdings, LLC and exercises sole voting power and dispositive power with regard to the shares.

(7)

Nancy Smith-Weller, Kevin Weller’s wife, beneficially owns 3,456,000 shares of common stock. Mr. Weller disclaims beneficial ownership of the shares held by Mrs. Weller, except to the extent of his pecuniary interest therein.

(8)

Kevin Weller, Nancy Smith-Weller’s husband, beneficially owns 3,040,000 shares of common stock. Mrs. Weller disclaims beneficial ownership of the shares held by Mr. Weller, except to the extent of her pecuniary interest therein.

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(9)	Fali Rubinstein, Mr. Rubinstein’s wife, beneficially owns 201,500 shares of common stock, which such amount has been attributed to Mr. Rubinstein and included in this table.
(10)

On July 5, 2005, the board of directors approved the issuance to Mr. K. Smith or to a trust as he directs 80,000 shares of our restricted common stock as compensation for his services associated with successful acquisitions. The issuance of these additional shares was triggered upon the closing of the Charge.com merger.

(11)

Mr. Plappert’s employment contract provided for the issuance to Mr. Plappert or to a trust of his choice of 250,000 shares of our restricted common stock as compensation for their services associated with successful acquisitions.

(12)

On July 5, 2005, the board of directors approved the issuance to Mr. Tesmer or to a trust as he directs 55,000 shares of our restricted common stock as compensation for his services associated with successful acquisitions. The issuance of these additional shares was triggered upon the closing of the Charge.com merger.

(13)

Tracy Chait, Mr. Chait’s wife, beneficially owns 134,286 shares of common stock, which such amount has been attributed to Mr. Chait and included in this table. Juliette Chait, Mr. Chait’s minor daughter, beneficially owns 18,300 shares of common stock, which such amount has been attributed to Mr. Chait and included in this table.

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DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 150,000,000 shares of common stock, no par value per share, and 5,000,000 shares of preferred stock, no par value per share. As of September 30, 2007, a total of 49,731,937 shares of our common stock were outstanding and and no shares of preferred stock outstanding. As of December 31, 2007, a total of 49,773,603 shares of our common stock were outstanding and no shares of preferred stock outstanding. The following is a summary description of our capital stock.

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The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our amended and restated certificate of incorporation and amended and restated bylaws, which we have included as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at times and in amounts as the board of directors may from time to time determine, subordinate to any preferences that may be granted to the holders of preferred stock. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote.

Our amended and restated certificate of incorporation does not provide for cumulative voting in connection with the election of directors. Accordingly, directors will be elected by a plurality of the shares voting once a quorum is present. No holder of our common stock will have any preemptive right to subscribe for any shares of capital stock issued in the future.

The common stock is not entitled to preemptive rights and may not be redeemed or converted. Upon our liquidation, dissolution or winding up, the assets legally available for distribution to our stockholders are divided among the holders of the common stock in proportion to the number of shares of common stock held by each of them, after payment of all of our debts and liabilities and fulfillment of the rights of any outstanding class or series of preferred stock that has priority to distributed assets. The rights of holders of common stock are subordinate to those of holders of any series of preferred stock.

All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders may be diluted.

Our common stock is currently quoted on the NASD OTCBB under the symbol “PPDA.OB”. We have applied to have our common stock approved for trading on the American Stock Exchange under the symbol “PPD”, subject to notice of issuance.

Preferred Stock

As of the closing of this offering, no shares of our preferred stock will be outstanding. Under our amended and restated certificate of incorporation, our board of directors, without any further action by our stockholders, will be authorized to issue shares of preferred stock in one or more classes or series. The board may fix the rights, preferences and privileges of the preferred stock, along with any limitations or restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each class or series of preferred stock. The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. The issuance of preferred stock could also have the effect, under certain circumstances, of delaying, deferring or preventing a change of control of our company by acting as an anti-takeover measure. The board of directors has exclusive discretion to issue preferred stock with rights that may trump those of its common stock. The board of directors could use an issuance of preferred stock with dilutive or voting preferences to delay, defer or prevent common stock stockholders from initiating a change in control of our company or reduce the rights of common stockholders to the net assets upon dissolution. Preferred stock issuances may also discourage takeover attempts that may offer premiums to holders of our common stock.

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Laurus Master Fund, Ltd. Warrant

On February 27, 2004, June 16, 2004, August 31, 2004 and March 11, 2005, we issued warrants to Laurus Master Fund, Ltd. to purchase up to an aggregate of 1,450,000 shares of our common stock pursuant to a private placement transaction with Laurus Master Fund, Ltd. Laurus Master Fund, Ltd. may exercise the warrant for 500,000 shares through February 27, 2011, the warrant for 250,000 shares through June 16, 2011, the warrant for 600,000 shares through August 31, 2011 and the warrant for 100,000 shares through March 11, 2012. The exercise price under the warrant is as follows: a price of $1.25 per share for the first 166,667 shares acquired upon exercise of the warrant; a price of $1.50 per share for the next 166,667 shares acquired upon exercise of the warrant; and a price of $1.75 per share for the third 166,666 shares. The warrant for 600,000 shares may be exercised at a price of $1.40 per share and the warrant for the 100,000 shares may be exercised at a price of $1.25 per share. The warrant for 600,000 shares and the warrant for 100,000 shares may not be exercised on a cashless basis. The terms of the warrant prohibit exercise of the warrant to the extent that exercise of the warrant would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. Laurus Master Fund, Ltd. may waive the 4.99% limitation upon 75 days’ prior written notice to us.

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The Senior Secured Financing Convertible Notes

On June 29, 2006, we issued $37.0 million in convertible notes in connection with the Senior Secured Financing. Under the terms of the convertible notes, we are obligated to pay interest of 8% per annum on the outstanding principal amount of the convertible notes, payable quarterly in arrears beginning on October 2, 2006. The outstanding principal and accrued but unpaid interest is due on June 29, 2010. The convertible notes are convertible into shares of common stock of the Company at $1.30 per share. In addition, the terms of the notes provide that upon conversion a holder may not beneficially own in excess of 4.9% of the number of shares of common stock outstanding immediately after giving effect to such conversion subject to certain exceptions.

So long as any portion of the convertible notes is outstanding, we may not incur any indebtedness for borrowed money of any kind, excluding certain permitted indebtedness which includes certain purchase money indebtedness incurred in connection with the acquisition of capital assets subject to certain financial conditions and indebtedness approved by a majority of holders of our convertible notes. In addition, If the Company pays a stock dividend, effects a stock spilt or reverse stock split or reclassifies its shares of common stock, the conversion price of the convertible notes shall be multiplied by a fraction of which the numerator shall be the number of shares of common stock outstanding immediately before such event and of which the denominator shall be the number of shares of common stock outstanding immediately after such event. In the event that the Company issues shares of common stock at a purchase price less than the conversion price of the convertible notes, the notes will become subject to a reduced conversion price.

The Senior Secured Financing Warrant

On June 29, 2006, we issued $37.0 million in convertible notes in connection with the Senior Secured Financing. We granted warrants to purchase 11,100,000 shares of our common stock at an exercise price of $1.40 per share to investors in the Senior Secured Financing and provide for a cashless exercise. In addition, the warrant provides for adjustments to the number of shares underlying each warrant upon the occurrence of certain events including a stock dividend, stock split or subsequent equity sales at price lower than the exercise price of the warrant. The warrants expire on June 28, 2011.

We granted The Maxim Group, LLC 1,750,000 warrants to purchase our common stock at $1.75 per share as partial consideration in connection with this transaction. The Maxim warrants cannot be exercised on a cashless basis.

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Registration Rights Agreement

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On June 29, 2006, we entered into a Registration Rights Agreement with each of the holders of our convertible notes and warrants issued in connection with Senior Secured Financing to register the underlying common stock thereunder. The Registration Rights Agreement provides that we will file a registration statement with the SEC within 45 days of June 29, 2006. The Registration Rights Agreement requires us to register an amount of Common Stock equal to 125% of the Registrable Securities which as defined under the Registration Rights Agreement includes the shares of our common stock issuable upon the conversion of the convertible note and the exercise of the warrants to purchase 11,100,000 shares of common stock at $1.40 per share.

A separate registration statement has registered for sale by the Senior Secured Financing selling stockholders up to an aggregate of 21,100,000 shares of our Common Stock, which includes 11,100,000 shares issuable upon the exercise of warrants, 10,000,000 shares issuable upon the conversion of convertible promissory notes as required by the registration rights agreement between our company and the Selling Stockholders. Pursuant to a registration rights agreement among these selling stockholders and our company, there remains unregistered 18,461,538 shares of our common stock underlying the convertible note as well as an additional 25% of the aggregate shares registered. Effectiveness of these additional registrations is subject to the review by the Securities and Exchange Commission. If we do not comply with certain requirements relating to the filing the registration statement or maintaining its effectiveness, we are required to pay each holder monthly in cash as partial liquidated damages 1.25% of the aggregate purchase price paid by such holder for the convertible notes and warrants. The Securities and Exchange Commission has limited the amount of shares eligible for effectiveness based various factors and, as result, it has been impossible for the Company to register all shares under the registration rights agreement. Effectiveness of the additional registrations is subject to the review by the Securities and Exchange Commission.

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Convertible Notes

As of December 31, 2006, our company had issued $525,000 in convertible notes with an adjustable rate based on LIBOR. $525,000 of these convertible notes were outstanding as of September 30, 2007 and $175,000 was outstanding as of December 31, 2007. These convertible notes are convertible at $1.50 per share.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Amended and Restated Certificate of Incorporation and Bylaws

Effect of Delaware Anti-Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by excluding employee stock plans in which

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employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

Any merger or consolidation involving the corporation and the interested stockholder;

any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

the receipt by the interested stockholder or the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Amended and Restated Certificate of Incorporation and Bylaw Provisions. Our amended and restated certificate of incorporation and bylaws include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

Special Meetings of Stockholders. Our bylaws provide that special meetings of our stockholders may be called only by our Chief Executive Officer.

No Stockholder Action by Written Consent. Our amended and restated certificate of incorporation and bylaws provide that an action required or permitted to be taken at any annual or special meeting of our stockholders may only be taken at a duly called annual or special meeting of stockholders. This provision prevents stockholders from initiating or effecting any action by written consent, and thereby taking actions opposed by the board.

Notice Procedures. Our bylaws establish advance notice procedures with regard to all stockholder proposals to be brought before meetings of our stockholders, including proposals relating to the nomination of candidates for election as directors, the removal of directors and amendments to our amended and restated certificate of incorporation or bylaws. These procedures provide that notice of such stockholder proposals must be received in writing by our Secretary not less than [150] days prior to the meeting. The notice must contain certain information specified in the bylaws.

Limitation of Director Liability. Our amended and restated certificate of incorporation limits the liability of our directors (in their capacity as directors but not in their capacity as officers) to our stockholders or to us to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty as a director, except for liability:

for any breach of the director’s duty of loyalty to us or our stockholders;

for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

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under Section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

for any transaction from which the director derived an improper personal benefit.

Indemnification Arrangements. Our bylaws provide that our directors and officers shall be indemnified and provide for the advancement to them of expenses in connection with actual or threatened proceedings and claims arising out of their status as such to the fullest extent permitted by the Delaware General Corporation Law. We have entered into indemnification agreements with each of our directors and executive officers that provide them with rights to indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law.

Listing

While we have applied to have our common stock approved for quotation on the NASDAQ National Market our securities currently are admitted for quotation on the NASD OTC Bulletin Board.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, 40 Wall Street, NY, NY 10005.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock, including shares issued upon exercise of outstanding warrants, in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. Readers should note that all share information in this section is presented on a pre-reverse stock split basis.

All of the shares sold in this offering will be freely tradable, except that any shares acquired by our affiliates, as that term in is defined in Rule 144 under the Securities Act of 1933, as amended, may only be sold in compliance with the limitations described below. Any of our affiliates that are selling security holders may not acquire shares sold in this offering until their distribution is completed.

Rule 144

In general, under Rule 144 as currently in effect, a person, or group of persons whose shares are required to be aggregated, who has beneficially owned shares that are restricted securities as defined in Rule 144 for at least one year is entitled to sell, within any three- month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed one percent of the then outstanding shares of our common stock, which will be approximatelyshares after consummation of this offering and assuming all of the outstanding Secured Convertible Notes held by Laurus Master Fund, Ltd. are converted and the acquisitions of Charge.com is consummated. Effective February 15, 2008, the holding period in this case will be lowered to six months.

In addition, a person who is not deemed to have been an affiliate at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell these shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from one of our affiliates, a person’s holding period for the purpose of effecting a sale under Rule 144 would commence on the date of transfer from the affiliate. Effective February 15, 2008, the holding period in this case will be lowered to one year.

34

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

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We lease our Brasher Falls, NY offices from Kevin Weller, our director and president of our subsidiary NMSI, and Nancy Weller, vice president of our subsidiary NMSI. Our original lease, effective September 1, 2002, had a term of 1 year and automatically renewed unless canceled due to just cause. The lease provided for monthly rental payments of $1,000, with the ability to raise the monthly rental upon thirty days written notice based on the state of the economy. This lease was terminated in January 2006 when our Company’s offices were relocated to 3 West Main Street in Brasher Falls, N.Y. On January 1, 2006 we entered into a lease agreement with Weller Enterprises, owned by our director Kevin Weller and the vice president of our NMSI subsidiary, Nancy Weller, for the lease of 5,578 square feet at 3 West Main Street, Brasher Falls, New York. The lease has a term of 5 years and renews annually upon 60 days written notice unless canceled due to just cause. The lease provides for monthly rental payments of $3,000.

On March 8th, 2002, Jack Rubinstein, our Chairman of the Board, lent our company $100,000 for working capital purposes. The promissory note evidencing this transaction has a term of one year and bears simple interest at the rate of 8%. The principal and interest of the note is convertible into common stock of Pipeline at $2.80 per share. Upon conversion, Mr. Rubinstein shall receive warrants equal to 100% of the number of shares converted with minimum warrant issuance of 1,000,000 shares. On March 8, 2003, the note was renegotiated and the term was extended to March 8, 2005. On December 31, 2004 the note plus accrued interest of $22,088.95 was converted to 348,824 shares of our common stock and the expiration date of the warrants was extended to March 8, 2008.

Chasm Holdings, a stockholder holding approximately 10.3% of outstanding common stock prior to this offering, is 50% owned by Catherine Brannon, who is the sister of MacAllister Smith, our chief executive officer. The other 50% owner is Barbara Klein, who is the sister of Philip Chait, our secretary. MacAllister Smith is the president of Chasm Holdings.

Pursuant to the Charge.com acquisition, each of the former Charge.com shareholders has the right to sell up to 9,398,058 shares of Pipeline common stock back to Pipeline at a price of $1.37785 per share. The former shareholders must notify Pipeline of their decision between December 17, 2007 and 5:00 p.m. (Eastern Standard Time) on December 28, 2007 (the "Put Right"). Under the Amendment, if the "Charge Shareholders" want us to purchase all of such shares, they must notify us of such decision on or between January 2, 2007 and 5:00 p.m. (Eastern Standard Time) on February 29, 2008. We would then be obligated to purchase the shares by no later than March 1, 2008 by paying the per share purchase price, plus interest accruing at the rate of 12% per annum accruing as of September 28, 2007, which interest rate increased to 18% per annum on October 31, 2007. If the Charge Shareholders exercised their Put Right we would need debt and/or equity financing to meet this obligation. If such financing could not be raised, we would attempt to re-negotiate the Put Right or be required to liquidate certain assets to pay this obligation. We have a right to call these shares at the same price.

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If such financing could not be raised, we would attempt to re-negotiate the Put Right or liquidate certain assets to pay this obligation.

Certain of the transactions described above were approved at a time in which we did not have a majority of the independent directors as required by NASD rules. Due to the lack of independent directors, certain of such transactions may have presented a conflict of interest for some of the directors who approved the transactions. We believe, however, that the transactions were fair and comply with Section 144 of the Delaware General Corporation Law and that they were in our best interests. It is our current policy that all transactions between us and any of our officers, directors, 5% stockholders and their affiliates will be entered into only if such transactions are approved by a majority of the disinterested independent directors, are on terms no less favorable to us than could be obtained from unaffiliated parties and are reasonably expected to benefit us.

35

EXPERTS

Our consolidated financial statements as of the years ended December 31, 2005 and 2006 as well as the financial statements of Charge.com and World Products, Inc. included in this prospectus and in the registration statement of which this prospectus is a part have been audited by Drakeford & Drakeford, LLC, independent certified public accountants, to the extent and for the periods set forth in their report and are incorporated in this prospectus in reliance upon the report given upon the authority of Drakeford & Drakeford as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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36

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 (SEC file number: 333-114590) under the Securities Act, and the rules and regulations promulgated under the Securities Act, with respect to the common stock offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. While material elements of the contracts and documents referenced in this prospectus are contained in this prospectus, statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the full text of the contract or other document which is filed as an exhibit to the registration statement.

For further information with respect the common stock offered under this prospectus and us, reference is made to the registration statement and its exhibits and schedules. The registration statement, including its exhibits and schedules, and all or our Securities and Exchange Act filings may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such documents may be obtained from the Securities and Exchange Commission upon the payment of the charges prescribed by the Securities and Exchange Commission. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

The Securities and Exchange Commission maintains an Internet Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission’s Web site address is http://www.sec.gov. Our Web site address is www.pipelinedata.com.

We intend to furnish holders of our common stock with annual reports containing, among other information, audited financial statements certified by an independent public accounting firm. We intend to furnish other reports as we may determine or as may be required by law.

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37

INDEX TO FINANCIAL STATEMENTS

Part 1 - Financial Information
	Page

Item 1 - Financial Statements

Balance Sheets as of December 31, 2006 and 2005	F-3

Statements of Operations for the years ended December 31, 2006 and 2005	F-5

Statements of Stockholders' Equity for the years ended December 31, 2006 and 2005	F-6

Statements of Cash Flows for the years ended December 31, 2006 and 2005	F-8

Notes to Financial Statements	F-9 – F-31

Page

Item 2 - Financial Statements

Condensed Consolidated Balance Sheets as of September 30, 2007 (unaudited) and December 31, 2006	F-33

Condensed Consolidated Statements of Operations for the nine months ended September 30, 2007 and 2006 (unaudited)	F-35

Condensed Consolidated Statements of Operations for the three months ended September 30, 2007 and 2006 (unaudited) and 2006 (unaudited)	F-37

Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2007 and 2006 (unaudited)	F-39

Notes to Condensed Consolidated Financial Statements (Unaudited)	F-41 - F-57

.DRAKEFORD & DRAKEFORD, LLC

.   NEW YORK, NEW YORK

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Directors of

Pipeline Data Inc.

We have audited the consolidated balance sheet of Pipeline Data Inc. as of December 31,2006 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years ended December 31, 2006 and 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Also, an audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pipeline Data Inc., as of December 31, 2006 and the consolidated results of its operations and its cash flows for the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/Drakeford & Drakeford, LLC

-------------------------------------

New York, New York

March 27, 2007, except for Note A as to which the date is October 12, 2007

PIPELINE DATA INC.

CONSOLIDATED BALANCE SHEETS

December 31,
ASSETS	2006	2005

CURRENT ASSETS
Cash and cash equivalents	$ 2,770,494	$ 2,254,664
Accounts receivable, net	3,028,719	1,518,830
Interest receivable	7,778	57,214
Inventory	95,184	71,689
Advances and prepaid expenses	243,125	139,322
Note receivable	300,000	175,000

Total current assets	6,445,300	4,216,719

PROPERTY AND EQUIPMENT, net	1,117,380	666,514

OTHER ASSETS
Restricted cash	564,575	75,489
Merchant portfolio, residual rights and other intangibles	15,585,602	9,855,679
Deferred acquisition and debt issuance costs	1,748,814	932,938
Notes receivable, net	693,792	750,000
Deposits	46,991	53,521
Deferred tax assets, net	0	780,138
Goodwill	38,821,893	24,556,638

Total other assets	57,461,667	37,004,403

TOTAL ASSETS	$ 65,024,347	$ 41,887,636

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$ 2,104,939	$ 1,320,334
Lease obligations-equipment	60,765	35,376
Notes payable	0	15,600,000
Merchant deposits and loss reserve	347,670	0

Total current liabilities	2,513,374	16,955,710

LONG-TERM LIABILITIES
Notes payable-senior secured convertible	27,695,571	1,400,000
Notes payable-World Products shareholders	525,000	525,000
Lease obligations-equipment	53,443	134,330
Notes payable – current 8%	0	322,734
Deferred tax liability, net	3,640,109	0

Total long-term liabilities	31,914,123	2,382,064

COMMITMENTS AND CONTINGENCIES
TEMPORARY EQUITY
Common stock subject to put obligations, 9,398,058 shares, issued and outstanding	12,576,951	9,679,999
Total temporary equity	12,576,951	9,679,999

STOCKHOLDERS' EQUITY
Preferred stock, $.001 par value: 5,000,000 shares authorized, no shares issued or outstanding at December 31, 2006
Common stock, $.001 par value: 150,000,000 shares authorized,
38,588,079 and 29,196,012 shares issued and outstanding at December 31, 2006 and December 31, 2005, respectively	38,618	29,196
Common stock subscribed	0	5,780,207
Additional paid-in capital	22,474,263	9,230,347

Retained earnings (deficit)	(4,455,722)	(2,169,887)
Less: 30,000 shares of treasury stock, at cost	(37,260)	0

Total stockholders' equity	18,019,899	12,869,863
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' EQUITY	$ 65,024,347	$ 41,887,636

The accompanying notes are an integral part of these statements.

PIPELINE DATA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Year Ended December 31,
2006	2005

Revenue	$ 41,813,817	$ 24,097,575

Interchange	18,542,700	12,049,353
Cost of services sold	7,971,977	5,377,176
Cost of goods sold	373,408	148,076

Total cost of goods and services sold	26,888,085	17,574,605

Gross profit	14,925,732	6,522,970

Operating expenses
Salaries and payroll cost	6,403,301	3,676,989
Selling, general and administrative	3,536,088	1,705,680
Depreciation and amortization	2,372,503	833,964

Total operating expenses	12,311,892	6,216,633

Income from operations	2,613,840	306,337

Other income and expenses
Interest and other income	121,540	75,375
Interest expense	(4,720,526)	(792,788)
Loss on early retirement of debt	(2,140,107)	0

Total other income (expenses)	(6,739,093)	(717,413)

(Loss) before income taxes	(4,125,253)	(411,076)

Provision for income taxes	(1,839,438)	(779,833)

Net income (loss) attributable to common equity holders for purposes of computing basic and diluted earnings per share	(2,285,815)	368,757

Deemed dividend on common stock subject to put obligation	2,896,952	0

Net income (loss) for purposes computing basic and diluted earnings per share	$ (5,182,767)	$ 368,757

Basic and diluted earnings (loss) per common share:
Earnings (loss) per share
Basic	$ (0.12)	$ 0.01
Diluted	N/A	$ 0.01
Weighted average number of shares outstanding:
Basic	44,324,014	27,909,673
Diluted	N/A	29,312,083

The accompanying notes are an integral part of these statements.

PIPELINE DATA INC.

CONSOLIDATED STATEMENT OF TEMPORARY EQUITY AND STOCKHOLDERS' EQUITY

.Common Stock		Common Stock		Additional	Accumulated	Treasury	Total
.Subject to put obligation				Paid-in
. Shares	. Amount	Shares	Amount	Capital	Deficit	Stock

Balance at December 31, 2004			26,102,022	26,101	8,033,837	(2,538,664)		5,521,274
Common stock subscribed								5,780,207
Issuance of common stock for interest and conversion of principal on Laurus debt			199,880	200	199,680			199,880
Conversion of 8% convertible notes and interest to common stock			828,571	828	289,171			289,999
Exercise of warrants			342,857	343	121,342			121,685
Issuance of common stock for services			297,332	297	78,420			78,717
Issuance of common stock for employment agreements/unvested stock bonus			153,340	153	186,600			186,753
Conversion of stock options			308,000	308	(308)			0
Acquisitions/Mergers	9,398,058	9,679,999	964,010	966	321,625			10,002,590
Net income for the year ended December 31, 2005	________	________	________	_______	_________	368,757	________	368,757

Balance at December 31, 2005	9,398,058	$ 9,679,999	29,196,012	$ 29,196	$ 9,230,367	(2,169,907)	$ 0	$ 22,549,862

Common stock previously subscribed			5,999,628	6,000	5,774,207
Common stock for services			128,574	129	374,497			374,626
Vesting of options granted to employees					282,979			282,979
Vesting of options granted to outside consultant					7,574			7,574
Exercise of stock options			356,098	356	37,541			37,897
Exercise of warrants			674,281	674	708,369			709,043
Conversion of 8% convertible notes			485,742	485	322,248			322,733
Interest on 8% convertible notes			111,077	111	84,860			84,971
Fair value of warrants issued with convertible debt					4,329,000			4,329,000
Fair value of warrants issued for advisory/underwriting fee					437,500			437,500
Beneficial conversion feature on convertible debt					5,803,863			5,803,863
Deferred tax liability on beneficial conversion feature and warrants					(4,260,123)			(4,260,123)
Acquisitions/Mergers			1,666,667	1,667	2,238,333			2,240,000

Deemed dividend on stock subject to put obligation		2,896,952			(2,896,952)			0
Purchase of treasury stock			(30,000)				(37,260)	(37,260)
Net loss for the year December 31, 2006	________	________	________	________	_________	(2,285,815)	________	(2,285,815)

Balance at December 31, 2006	9,398,058	$ 12,576,951	38,588,079	$ 38,618	$ 22,474,263	$ (4,455,722)	$ (37,260)	$ 30,596,850

The accompanying notes are an integral part of these statements.

PIPELINE DATA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31,
2006	2005

OPERATING ACTIVITIES:
Net Income (loss)	$ (2,285,815)	$ 368,757
Adjustments for noncash and nonoperating items:
Depreciation and amortization	2,372,504	833,964
Loss on early retirement of debt	2,140,107	0
Stock based compensation	423,250	728,967
Common stock for services and other	272,876	179,097
Amortization of debt issuance cost and discount on
long term debt	1,582,451	414,176
Deferred taxes, net	(1,839,438)	(780,138)
Changes in operating assets and liabilities:
Receivables	(1,436,105)	(508,718)
Note receivable	57,214	(35,630)
Inventory	(23,495)	(31,602)
Advances and prepaid expenses	(99,686)	13,775
Deposits and restricted cash	(127,799)	(97,141)
Accounts payable and accrued expenses	999,139	(253,129)
Income taxes payable	0	(15,547)

Cash provided by operating activities	2,035,203	816,831

INVESTING ACTIVITIES:
Capital expenditures	(592,055)	(389,952)
Merchant portfolio and residual rights purchase	(2,027,223)	(4,139,436)
Note receivable	(140,900)	(273,453)
Acquisitions of businesses	(15,717,318)	(8,262,900)
Change in restricted cash	(355,795)	2,011,022

Cash used by investing activities	(18,833,291)	(11,054,719)

FINANCING ACTIVITIES:
Proceeds from lease financing	0	129,059
Proceeds from notes payable	0	17,525,000
Proceeds from senior secured convertible notes, net	26,349,693	0
Warrants and beneficial conversion feature	10,650,307	0
Debt issuance cost	(1,477,060)	(231,692)
Debt service payments	(17,000,000)	(5,711,187)
Loss on early retirement of debt	(1,863,000)	0
Warrant and stock option exercise	746,735	124,356
Purchase of treasury stock	(37,260)	0
Lease obligation payments and loan payments	(55,497)	(36,836)

Cash provided by financing activities	17,313,918	11,798,700

NET INCREASE IN CASH	515,830	1,560,812
CASH BALANCE BEGINNING OF PERIOD	2,254,664	693,852
CASH BALANCE END OF PERIOD	$ 2,770,494	$ 2,254,664
SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
Interest	$ 2,678,740	$ 792,788
Income taxes	$ 0	$ 0

The accompanying notes are an integral part of these statements

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2006

NOTE A – ORGANIZATION AND OPERATIONS

Nature of Operations

Pipeline Data Inc. (the "Company"), was incorporated in June 1997 in the state of Delaware. We are an integrated provider of merchant payment processing services and related software products throughout the United States. We deliver credit and debit card-based payment processing solutions primarily to small to medium-sized merchants who operate either in a physical business environment, over the Internet, or in mobile or wireless settings via cellular-based wireless devices that the Company sells.

Basis of Financial Statement Presentation

The accompanying consolidated financial statements include those of Pipeline Data, Inc. (the "Company") and its subsidiaries. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All intercompany balances and transactions with the Company's subsidiaries have been eliminated upon consolidation.

Change in Accounting Principal

RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL

STATEMENTS

(COMMITMENTS AND CONTINGENCIES – TEMPORARY EQUITY)

The accounting for certain stock repurchase obligations made in connection with our acquisition of Charge.com, Inc had previously been considered to be conditional obligations under the terms of Statement of Financial Accounting Standards No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. After reviewing this arrangement under the terms of Topic No. D-98: “Classification and Measurement of Redeemable Securities”, we believe that the shares issued to the former Charge.com, Inc stockholders should be considered temporary equity and classified as common shares subject to put obligations.

The following table illustrates the correction of error as shown on the face of the Company’s balance sheet and the effect on Earnings (loss) per shares:

	As previously reported 12/31/06	Restatement Adjustment 12/31/06	As restated 12/31/06	As previously reported 12/31/05	Restatement Adjustment 12/31/05	As restated 12/31/05
Temporary Equity
Common shares subject to put obligation	$ -	$12,576,951	$12,576,951	$ --	$9,679,999	$9,679,999
Common Stock	48,016	(9,398)	38,618	38,594	(9,398)	29,196

Additional paid-in capital	35,041,816	(12,567,553)	22,474,263	18,900,948	(9,670,601)	9,230,347
Total Stockholders’ Equity	$30,596,850	$(12,576,951)	$18,019,899	$22,549,862	$(9,679,999)	$12,869,863
Earnings(loss) per share	$ (0.05)	$ (0.07)	$ (0.12)	$ 0.01	$ (0.0)	$ 0.01

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Estimates include, among other things, capitalized customer acquisition costs, loss reserves, certain accounts payable and accrued expenses, certain tax assets and liabilities, and convertible debt. On an ongoing basis, we evaluate our estimates. Actual results could differ from those estimates.

Concentrations

The majority of the Company's merchant processing activity has been processed by two key vendors. The Company believes that these vendors maintain appropriate backup systems and alternative arrangements to avoid a significant disruption of processing in the event of an unforeseen event.

Substantially all of the Company's revenue is derived from processing Visa and MasterCard bank card transactions. Because the Company is not a ''member bank'' as defined by Visa and MasterCard, in order to process these bank card transactions the Company has entered into sponsorship agreements with banks that are "member banks" and paid applicable fees.. The agreements with the bank sponsors require, among other things, that the Company abide by the by-laws and regulations of the Visa and MasterCard associations.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2006

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

We believe the following critical accounting policies and the related judgments and estimates affect the preparation of our consolidated financial statements.

Cash and Cash Equivalents

For purposes of reporting cash flows, highly liquid instruments purchased with original maturities of three months or less are considered cash equivalents. The carrying amounts reported in the Consolidated Balance Sheets for these instruments approximate their fair value.

Restricted Cash

Cash held on deposit to cover potential merchant losses or cash set aside for contractual obligations is classified as Restricted Cash on the Consolidated Balance Sheets. Additional restricted cash is also set aside by the Company per the contractual obligation with the former owners of Valadata requiring the Company to escrow funds in the event the acquired entity meets earn-out thresholds through July 11, 2008.

Inventories

Inventories consist of point-of-sale terminal equipment held for sale to merchants, resellers and distributors. Inventories are valued at the lower of cost or market price. Cost is arrived at using the first-in, first-out method. Market price is estimated based on current sales of equipment.

Accounts Receivable, net

The Company uses the allowance method to account for uncollectible accounts receivable. We maintain allowances for the estimated losses from doubtful accounts which result when our customers are unable to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required which would result in an additional general and administrative expense in the period such determination was made. Accounts receivable are presented net of an allowance for doubtful accounts of $65,791 as of December 31, 2006 and $123,251 as of December 31, 2005.

Notes Receivable

The Company has two demand notes aggregating $300,000 at the simple rate of 10-18% per annum and a long term secured promissory note, due February 1, 2008, with a balance, net of discount of $693,792. The face amount of the note is $739,900. Interest is imputed at the rate of 6%. The note is secured by 1,000,000 shares of the Company's common stock

Property and Equipment, net

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method for financial reporting purposes and primarily accelerated methods for tax purposes. For financial reporting purposes, equipment is depreciated over five to seven years. Leasehold improvements and property acquired under capital leases are amortized over the useful life of the asset or the lease term, whichever is shorter. Depreciation expenses for property and equipment for the years ended December 31, 2006 and 2005 was $ 141,189 and $ 88,266, respectively.

Repairs and maintenance are expensed as incurred. Expenditures that increase the value or productive capacity of assets are capitalized.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2006

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue and Cost Recognition

We derive revenues primarily from the electronic processing of credit, charge and debit card transactions that are authorized and captured through third-party networks. Typically, merchants are charged for these processing services based on a percentage of the dollar amount of each transaction and in some instances, additional fees are charged for each transaction. Certain merchant customers are charged a flat fee transaction and may also be charged miscellaneous fees, including fees for handling chargebacks, monthly minimums, equipment rentals, sales or leasing and other miscellaneous services. Revenues are reported gross of amounts paid to sponsor banks as well as interchange and assessments paid to credit card associations (MasterCard and Visa) under revenue sharing agreements pursuant to which such parties receive payments based primarily on processing volume for particular groups of merchants. Included in cost of goods and services sold are the expenses covering interchange and bank processing directly attributable to the furnishing of transaction processing and other services to our merchant customers and are recognized simultaneously with the recognition of revenue.

We follow the requirements of EITF 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, in determining our revenue reporting. Generally, we report revenues at the time of sale on a gross basis where we are the primary obligor in the arrangement, have latitude in establishing the price of the services, change the product and perform part of the service, have discretion in supplier selection, have latitude in determining the product and service specifications to meet our clients needs and assume credit risk. Revenues generated from certain portfolios are reported net of interchange, as required by EITF 99-19, where we may not have credit risk, or the ultimate responsibility for the merchant accounts.

This amount includes interchange paid to card issuing banks and assessments paid to credit card associations pursuant to which such parties receive payments based primarily on processing volume for particular groups of merchants.

Merchant Deposits and Loss Reserves

The Company follows the Financial Accounting Standards Board Interpretation No. 45: Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others ("FIN 45") requires all guarantees be recorded at their fair value at inception. We believe our potential liability for the full amount of the operating losses discussed above is a guarantee under FIN 45. We estimate the fair value of these guarantees by adding a fair value margin to our estimate of losses. This estimate of losses is comprised of known losses and a projection of future losses based on a percentage of direct merchant credit card and debit card sales volumes processed. Disputes between a cardholder and a merchant periodically arise due to the cardholder's dissatisfaction with merchandise quality or the merchant's service, and the disputes may not always be resolved in the merchant's favor. In some of these cases, the transaction is ''charged back'' to the merchant and the purchase price is refunded to the cardholder by the credit card-issuing institution. If the merchant is unable to fund the refund, the Company is liable for the full amount of the transaction. The Company maintains deposits from certain merchants as an offset to potential contingent liabilities that are the responsibility of such merchants. Additionally, the Company has a recovery team that is responsible for collecting "charge backs". The Company evaluates its ultimate risk and records an estimate of potential loss for chargebacks related to merchant fraud based upon an assessment of actual historical fraud loss rates compared to recent processing volume levels. The Company believes that the liability recorded as loss reserves approximates fair value.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2006

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Deferred Customer Acquisition Costs

Deferred customer acquisition costs consist of up-front signing bonus payments made to sales personnel (the Company's sales force), and cash payments made to external vendors resulting in the establishment of new merchant relationships. Deferred acquisition costs represent incremental, direct customer acquisition costs that are recoverable through future operations, contractual minimums, and/or penalties in the case of early termination. The deferred customer acquisition costs are amortized over the three-year term of the contract the merchant enters into with the Company. In the event the customer cancels the contract or ceases operations, the Company expenses the un-amortized balance of deferred acquisition costs. Generally, the acceleration or expensing of any unamortized deferred acquisition cost is off-set by a termination fee the company charges the customer for opting out of their contractual obligation.

Management evaluates the deferred customer acquisition costs for impairment at each balance sheet date by comparing, on a pooled basis by vintage quarter of origination the active accounts against the original boarded accounts in relationship to the carrying amount of the deferred customer acquisition costs.

Accounting for Goodwill and Intangible Assets

In July 2001, the FASB issued Statement No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), which requires that goodwill and certain other intangible assets having indefinite lives no longer be amortized to earnings, but instead be subject to periodic testing for impairment. Intangible assets determined to have definitive lives will continue to be amortized over their useful lives. Goodwill and intangible assets acquired after June 30, 2001 were subject immediately to the non-amortization and amortization provisions of this Statement.

For the years 2005 and 2006, we applied Statement No. 142 to our merchant portfolios and residual rights purchases and revised our estimated life of our merchant portfolios. We estimate for accounting purposes the useful life to be seven years. The amortization expense represents a recognition and estimated allocation of the initial cost of the acquired merchant portfolios and residual rights as a non-cash expense against the income generated by these assets.

The Company has intangible assets which consist primarily of customer relationships and are recorded in connection with acquisitions at their fair value based the net present value of the customer relationship. Customer relationships are amortized over their estimated useful lives using a straight line basis which takes into consideration expected customer attrition rates over a seven -year period. Intangible assets with estimated useful lives are reviewed for impairment in accordance with SFAS No. 144 while intangible assets that are determined to have indefinite lives are reviewed for impairment at least annually in accordance with SFAS No. 142.

Reclassifications

The prior period presentation of certain accounts has been changed to conform to the current year presentation.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2006

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Share-Based Payments

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payment ("SFAS No. 123R"). This standard requires expensing of stock options and other share-based payments and supersedes SFAS No. 123, which had allowed companies to choose between expensing stock options and showing pro forma disclosure only. This standard is effective as of January 2006 and will apply to all awards granted, modified, cancelled or repurchased after that date as well as the unvested portion of prior awards. SFAS No. 123R permits public companies to adopt its requirements using one of three methods: the "modified prospective" method, the "modified retrospective" method to January 1, 2005, or the "modified retrospective" method to all prior years for which SFAS No. 123 was effective. We elected to adopt the modified prospective method described in FAS 123R which specifies that compensation expense for options granted prior to the effective date be recognized in the consolidated statement of income over the remaining vesting period of those options, and that compensation expense for options granted subsequent to the effective date be recognized in the consolidated statement of income over the vesting period of those options. In addition, in accordance with the implementation of the modified prospective method, prior period amounts have not been restated.

As permitted by SFAS No. 123, prior to January 1, 2006, we followed APB Opinion No. 25, which accounts for share-based payments to employees using the intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of SFAS No. 123R fair value method will have a significant impact on our consolidated results of operations, although it will have no impact on our cash flows. The impact of the adoption of SFAS No. 123R for the twelve months ended December 31, 2006 was to increase compensation expense of $282,979 with corresponding tax benefit of $85,870, resulting in a net reduction of earnings of $166,689. We made the decision to accelerate the vesting of outstanding stock options during the quarter ended, March 31, 2006 and in doing so recognize the remaining cost of stock options outstanding from prior years.

Computer Software

Computer software includes the fair value of software acquired in business combinations, purchased software and capitalized software development costs. Purchased software is recorded at cost and amortized using the straight-line method over a 3-5 year period and software acquired in business combinations is recorded at its fair value and amortized using straight-line method over their estimated useful lives, ranging from three to five years.

Income Taxes

The Company recognizes deferred income tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities and expected benefits of utilizing net operating loss and credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The impact on deferred income taxes of changes in tax rates and laws, if any, are reflected in the consolidated and combined financial statements in the period enacted.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2006

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Earnings per share

Basic earnings per share is computed by dividing reported earnings available to common shareholders by the weighted average shares outstanding during the period. Earnings available to common shareholders are the same as reported net income for all periods presented.

Diluted earnings per share is computed by dividing reported earnings available to common shareholders by the weighted average shares outstanding during the period and the impact of securities that, if exercised, would have a dilutive effect on earnings per share. All options with an exercise price less than the average market share price for the period generally are assumed to have a dilutive effect on earnings per share. Stock options and restricted share grants of 0 and 3,638,592 for the twelve months ended December 31, 2006 and 2005 respectively were not included in computing diluted earnings per share because their effects were anti-dilutive.

	Year ended December 31,
	2006	2005
Net income (loss) available to common equity holders used to compute basic earnings per share	$ (2,285,815)	$ 368,757
Less: Deemed dividend on common stock subject to put obligation	(2,896,952)	-
Net income (loss) used to compute basic and diluted earnings per share	(5,182,767)	$ 368,757
Weighted average shares outstanding – basic	44,324,014	27,909,673
Plus: Common stock equivalent shares assumed from conversion of options	N/A	1,402,410
Weighted average shares outstanding – diluted	N/A	29,312,083
Basic net earnings (loss) per share	$ (0.12)	$ 0.01
Diluted net earnings per share	N/A	$ 0.01

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks.

The Company reviews the terms of convertible debt, equity instruments and other financing arrangements to determine whether there are embedded derivative instruments, including embedded conversion options that are required to be bifurcated and accounted for separately as a derivative financial instrument. Also, in connection with the issuance of financing instruments, the Company may issue freestanding options or warrants that may, depending on their terms, be accounted for as derivative instrument liabilities, rather than as equity. The Company may also issue options or warrants to non-employees in connection with consulting or other services they provide.

Derivative financial instruments are initially measured at their fair value. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income. For option-based derivative financial instruments, the Company uses the Black-Scholes option pricing model to value the derivative instruments. To the extent that the initial fair values of the freestanding and/or bifurcated derivative instrument liabilities exceed the total proceeds received, an immediate charge to income is recognized, in order to initially record the derivative instrument liabilities at their fair value.

The discount from the face value of the convertible debt or equity instruments resulting from allocating some or all of the proceeds to the derivative instruments, together with the stated interest on the instrument, is amortized over the life of the instrument through periodic charges to income, usually using the effective interest method.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2006

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Derivative Financial Instruments (continued)

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period. If reclassification is required, the fair value of the derivative instrument, as of the determination date, is reclassified. Any previous charges or credits to income for changes in the fair value of the derivative instrument are not reversed. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

New accounting pronouncements

In February 2006, the FASB issued SFAS No. 155. "Accounting for certain Hybrid Financial Instruments an amendment of FASB Statements No. 133 and 140," or SFAS No. 155. SFAS No. 155 permits fair value  remeasurement  for any hybrid financial  instrument that contains an embedded  derivative that otherwise would require  bifurcation,  clarifies which  interest-only  strips and principal-only strips are not subject to the  requirements of Statement No. 133,  establishes a requirement to evaluate  interests in securitized  financial  assets to identify interests  that  are  freestanding  derivatives  or that  are  hybrid  financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives,  and  amends  SFAS  No. 140  to  eliminate  the  prohibition  on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial  interest other than another derivative  financial instrument. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. We do not expect the adoption of SFAS 155 to have a material impact on our consolidated financial position, results of operations or cash flows.

In March 2006,  the FASB  issued FASB  Statement  No. 156,  Accounting  for Servicing  of  Financial  Assets  - an  amendment  to FASB  Statement  No. 140. Statement 156 requires that an entity recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a service contract under certain situations. The new standard is effective for fiscal years beginning after September 15, 2006. The adoption of SFAS No.156 did not have a material impact on the Company's financial position and results of operations.

In July 2006, the Financial Accounting Standards Board issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109. This interpretation clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements and establishes guidelines for recognition and measurement of a tax position taken or expected to be taken in a tax return. We are currently evaluating the impact on our consolidated financial statements of this standard, which will become effective on June 1, 2007.

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements ("FAS 157"). This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. We are currently evaluating the impact on our consolidated financial statements of FAS 157, which will become effective for us on June 1, 2008.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2006

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

New accounting pronouncements (continued)

In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans (an amendment of FASB Statements No. 87, 88, 106, and 132R)", which will require employers to fully recognize the obligations associated with single-employer defined benefit pension, retiree healthcare and other postretirement plans in their financial statements. Under past accounting standards, the funded status of an employer's postretirement benefit plan (i.e., the difference between the plan assets and obligations) was not always completely reported in the balance sheet. Past standards only required an employer to disclose the complete funded status of its plans in the notes to the financial statements. SFAS No. 158 applies to plan sponsors that are public and private companies and nongovernmental not-for-profit organizations. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006, for entities with publicly traded equity securities, and at the end of the fiscal year ending after June 15, 2007, for all other entities. The requirement to measure plan assets and benefit obligations as of the date of the employer's fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The Company does not expect that the adoption of SFAS No. 158 will have a significant impact on the consolidated results of operations or financial position of the Company.

NOTE C – ACQUISITIONS

The results of operations and financial position of the entities acquired during the twelve month period ended December 31, 2006 are included in the Consolidated and Combined Financial Statements from and after the date of acquisition. The purchase price of each acquisition was allocated to the assets acquired and liabilities assumed based on independent and third party assisted valuations with any excess cost over fair value being allocated to goodwill.

The Paynet Systems Acquisition:

On July 3, 2006, we acquired Paynet Systems, Inc. by acquiring all of the outstanding capital stock of Paynet Systems, Inc, an e-commerce and retail merchant credit card processing provider. The total cost of Paynet Systems was $10,890,996. In the event certain milestones are reached, we may pay the former Paynet Systems shareholders up to an additional $3 million in cash and 1.61 million shares of restricted common stock. The assets acquired and liabilities assumed in the Paynet Systems acquisition were as follows:

Cash	$0
Trade receivables	0
Plant, property and equipment	0
Computer software	0
Intangible assets	3,304,249
Goodwill	7,586,747
Liabilities assumed	0
Total Purchase Price	$10,890,996

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2006

NOTE C – ACQUISITIONS (continued)

The Valadata Acquisition:

On July 11, 2006, we acquired Valadata, Inc., by acquiring all of the outstanding capital stock of Valadata, Inc, a retail merchant credit card processing provider catering primarily to the restaurant industry. The total cost of the Valadata acquisition was $5,766,456. In the event certain milestones are reached, we may pay the former Valadata shareholders up to an additional $1.5 million over the next two years. Our wholly owned subsidiary, Valadata Acquisition, Inc. was formed to merge into Valadata, Inc. The assets acquired and liabilities assumed in the Valadata acquisition were as follows:

Cash	$134
Trade receivables	0
Plant, property and equipment	0
Computer software	0
Intangible assets	2,609,901
Goodwill	3,156,421
Liabilities assumed	0
Total Purchase Price	$5,766,456

World Products, Inc. D/B/A Aircharge

On October 7, 2005, the Company completed the purchase of World Products, Inc. d.b.a. AIRCHARGE, by acquiring all of the outstanding capital stock of World Products, Inc, for a total cost of $1,655,125.

The assets acquired and liabilities assumed in the Aircharge acquisition were as follows:

Cash	$ 1,941
Trade receivables	15,047
Plant, property and equipment	3,487
Computer software	0
Intangible assets	0
Goodwill	1,793,245
Liabilities assumed	(158,595)
Total Purchase Price	$1,655,125

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2006

NOTE C – ACQUISITIONS (continued)

Charge.com, Inc.

On December 19, 2005, the Company completed the purchase of Charge.com, Inc., by acquiring all of the outstanding capital stock of Charge.com, Inc. for a total purchase price of $25,288,839.

Cash	$ 878,627
Trade receivables	476,132
Inventory	1,250
Plant, property and equipment	1,000
Computer Software	12,000
Intangible assets	5,115,840
Goodwill	21,654,828
Liabilities assumed	(799,702)
Deferred tax liability	(2,051,136)
Total Purchase Price	$ 25,288,839

Subsequent to our initial purchase price allocation, we adjusted the price allocation to recognize the related deferred tax liability and corresponding adjustment to goodwill by 2,051,136.

Northern Merchant Services, Inc.

As a part of our agreement to acquire Northern Merchant Services, Inc in 2002, we agreed to issue additional shares of our common stock to the sellers upon the achievement of certain milestones. The final one million shares earn-in was earned when Kevin and Nancy Weller successfully (i) oversaw and opened a new facility in Brasher Falls and (ii) developed and launched a government payment processing solution. The shares related to this milestone have been issued. This issuance of stock increased the amount of goodwill related to the acquisition by, $1,300,000.

NOTE D – GOODWILL

The changes to the goodwill balance during the twelve months ended December 31, 2005 and December 31, 2006 are as follows:

Goodwill balance as of December 31, 2004	$ 2,324,762
Goodwill acquired	22,231,876
Goodwill amortized or impaired	0
Goodwill balance as of December 31, 2005	$24,556,638
Goodwill acquired	14,265,255
Goodwill amortized or impaired	0
Goodwill balance as of December 31, 2006	$38,821,893

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2006

NOTE E- INTANGIBLE ASSETS

The changes to the intangible assets, which include merchant portfolios and customer relationships during the twelve months ended December 31, 2005 and December 31, 2006, are as follows:

Intangible assets balance as of December 31, 2004	$5,222,654
Intangible assets acquired	5,036,123
Intangible assets amortized	(403,098)
Intangible assets impaired	0
Intangible assets balance as of December 31, 2005	$9,855,679
Intangible assets acquired	7,897,192
Intangible assets amortized	(2,167,269)
Intangible assets impaired	0
Intangible assets balance as of December 31, 2006	$15,585,602

NOTE F- INCOME TAXES

The Company provides for the tax effects of transactions reported in the financial statements. The provision if any, consists of taxes currently due plus deferred taxes related primarily to differences between the basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities, if any, represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. As of December 31, 2006, the Company had deferred tax assets of $2,284,498, deferred tax liabilities of $5,924,607, and no material current tax liability.

At December 31, 2006, the Company has net operating loss carry forwards for income tax purposes of approximately $5,100,000. These carry forward losses are available to offset future taxable income, if any, and expire in the year 2026.

The components of income tax expense for the years ended December 31, were as follows:

	2006	2005
Current:
Federal	$ 0	$ 0
State	0	0
Deferred:
Federal	(1,438,613)	(779,833)
State	(400,825)	0
Total provision for income taxes	$(1,839,438)	$(779,833)

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2006

NOTE F- INCOME TAXES (continued)

The components of the net deferred tax assets and liabilities are as follows:

	December 31,
	2006	2005
Deferred tax assets:
Net operating loss carry forward	$846,078	$706,312
Current period (income) loss	1,075,368	139,766
Prior period change in NOL carry forward	121,465	0
Difference between book and tax depreciation and amortization	104,539	0
Deferred revenue	0	306
Stock-based compensation	137,048	10,131
Total deferred tax assets before valuation allowance	2,284,498	856,515
Valuation allowance	0	0
Total deferred tax assets	2,284,498	856,515

Deferred tax liabilities
Difference between book and tax depreciation and amortization	$2,202,885	$76,377
Discount on debt	3,721,722	0
Total deferred tax liabilities	5,924,607	76,377

Net deferred tax asset (liability )	($3,640,109)	$780,138

SFAS No. 109 requires that a valuation allowance be provided if it is more likely than not that some portion or all of a deferred tax asset will not be realized. Based on the Company's forecast of future taxable income, management determined that a valuation allowance related to deferred tax assets was not required as of December 31, 2006.

The differences in Federal taxes provided and the amounts determined by applying the federal statutory tax rate to income (loss) from continuing operations for the years ended December 31, 2006 and 2005 are as follows:

Year ended December 31,
	2006		2005
	$ Amount	Percentage	$ Amount	Percentage
U.S Federal income tax at the statutory rate	$(1,402,587)	(34%)	$(139,766)	(34%)
U.S State taxes	(247,515)	(6%)	0	(0%)
Changes in valuation allowance	(0)	(0%)	(619,907)	(151%)
Non-deductible expenses and other	(189,337)	(5%)	(20,160)	(5%)
Provision for (benefit from) income taxes	$(1,839,438)	(45%)	$(779,833)	(n/a)

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2006

NOTE G- COMMITMENTS AND CONTINGENCIES

Operating Leases

We lease various office spaces and certain equipment under operating leases with remaining terms ranging up to seven years. Our facilities are located in Quincy, Massachusetts, Brasher Falls, New York, Gurnee, Illinois, and Alpharetta, Georgia. The majority of the office space lease agreements contain renewal options.

Our future minimum lease commitments under noncancelable leases are as follows at December 31, 2006.

Twelve Months Ending December 31	Amount
2007	$ 356,560
2008	372,856
2009	377,242
2010	321,968
2011	270,691
Later years	334,052
Total minimum payments required	$ 2,033,369

Total rent expense for the twelve months ended December 31, 2006 and 2005 was $ 275,954 and $ 193,248, respectively.

Lease-Related Party

The office of Northern Merchant Services, Inc. is located in Brasher Falls, New York, and has an annual lease with Kevin and Nancy Weller, officers of the Company. A five year lease commenced on January 1, 2006 with monthly rental of $3,000.

Capital Leases

The following is a schedule by year of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of December 31, 2006.

Twelve Months Ending December 31	Amount
2007	$ 75,010
2008	42,987
2009	13,981
2010	4,746
2011	0
Later years	0
Total minimum payments required	$ 136,724
Less: amount representing interest	22,516
Present value of net minimum lease payments	$ 114,208

.PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2006

NOTE G- COMMITMENTS AND CONTINGENCIES (continued)

Charge.com, Inc acquisition agreement amendment

The company amended its agreement with the selling shareholders of Charge.com, Inc giving the selling shareholders of Charge.com, Inc a put right whereby they have the right, between June 15, 2007 and June 29, 2007, to require the company to repurchase the shares of stock issued to them at a price per share of $1.33825 per share. We have reviewed this arrangement under the terms of SFAS-150 - Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity and consider this to be a conditional obligation. The provisions of this agreement will be assessed at each balance sheet date to determine if the agreement is no longer conditional.

Paynet Systems, Inc contingent payment

On July 3, 2006 when we acquired Paynet Systems, Inc., we agreed to pay up to an additional $3 million in cash and up to an additional 1.61 million shares of restricted stock upon reaching certain milestones on the later of reaching the milestone or July 1, 2007.

Valadata, Inc contingent payment

On July 11, 2006, when we acquainted Valadata, Inc, we agreed to pay approximately an additional $1.5 million over the next two years to subject to performance milestones. These payments are secured by a security agreement granting a continuing security interest in the assets of Valadata, Inc.

NOTE H- STOCK OPTIONS AND WARRANTS

Stock-Based Compensation

The Company has adopted the provisions of FAS 123R, as of January 1, 2006. The provisions of FAS 133R require a company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date value of the award. That cost is recognized in the statement of operations over the period during which an employee is required to provide service for the award. FAS 123R also amends FASB Statement No. 95, "Statement of Cash Flows," to require that excess tax benefits, as defined, realized from the exercise of stock options be reported as a financing cash inflow rather as a reduction of taxes paid in cash flow from operations.

Prior to the adoption of FAS 123 R, the Company had followed the provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), which allowed the Company to follow the intrinsic value method set forth in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and disclose the pro forma effects on net income (loss) had the fair value of the equity awards been expensed. In connection with adopting FAS 123R, the Company elected to adopt the modified prospective application method provided by FAS 123R. The following table illustrates the effect on net earnings for the year ended December 31, 2005 as if the Company had applied the fair value recognition provisions of SFAS No. 123 to all awards held by Pipeline Data employees, including those that were issued prior to the adoption of SFAS 123.

.PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2006

NOTE H - STOCK OPTIONS AND WARRANTS (continued)

 Stock-Based Compensation (continued)

Impact of Change for adoption of FAS 123R
	Year ended December 31,
	2006	2005
Net loss, as reported	$(2,285,815)	$ 368,757
Add: Stock-based compensation expense included in reported net earnings, net of related income tax effects	n/a	0
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards, net of related income tax effects	n/a	(144,787)
Net earnings – Pro Forma	$(2,285,815)	$223,990
Earnings per share—basic, as reported	$(0.05)	$0.01
Earnings per share—basic, pro forma	n/a	$0.01
Earnings per share—fully diluted, as reported	n/a	$0.01
Earnings per share—fully diluted, as reported	n/a	$0.01

In September 2005, the Company's Board of Directors approved the adoption of the 2005 Pipeline Data Inc Stock Incentive Plan in order to award restricted stock, nonqualified stock options and incentive stock options. This plan was approved by the Company's stockholders in January 2006.

Options

As of December 31, 2006, the Company has reserved an aggregate of 9,517,200 shares of common stock pending the exercise of the options.

Stock option activity is summarized as follows:	Options
Options outstanding, December 31, 2004	2,968,115
Forfeited	(130,250)
Exercised	(430,000)
Issued	6,979,964
Options outstanding, December 31, 2005	9,387,829
Forfeited	(544,837)
Exercised	(450,792)
Issued	1,125,000

Options outstanding, December 31, 2006	9,517,200

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2006

NOTE H - STOCK OPTIONS AND WARRANTS (continued)

Options (continued)

The following table summarizes information related to stock options outstanding and exercisable as of December 31, 2006:
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
0.00 - 0.99	2,180,086	2.02	$ 0.58	2,180,086	2.02	$ 0.58
1.00-1.24	2,232,114	3.29	$ 1.09	2,232,114	3.29	$ 1.09
1.25-1.39	800,000	4.04	$ 1.25	800,000	4.04	$ 1.25
1.40-1.74	1,265,000	4.36	$ 1.50	1,040,000	3.89	$ 1.50
1.75+	3,040,000	4.29	$ 2.19	2,590,000	3.90	$ 2.24
	9,517,200	3.52	$ 1.39	8,842,200	3.29	$ 1.36

Warrants

As of December 31, 2006, the Company has reserved an aggregate of 16,389,923 shares of common stock pending the exercise of the warrants.

Warrant activity is summarized as follows:
Warrants
Warrants outstanding, December 31, 2005	4,655,450

Exercised	(700,127)
Expired	(415,400)
Issued	12,850,000

Warrants outstanding, December 31, 2006	16,389,923

The following table summarizes information related to warrants outstanding and exercisable as of December 31, 2006:
Strike Price	Number of Warrants	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
0.00 - 0.99	418,690	1.13	$ 0.35
1.00-1.24	700,000	3.75	$ 1.10
1.25-1.39	266,667	4.55	$ 1.25
1.40-1.74	11,950,001	4.50	$ 1.40
1.75+	3,054,565	3.36	$ 2.00
	16,389,923	4.17	$ 1.35

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2006

NOTE H - STOCK OPTIONS AND WARRANTS (continued)

Deferred Shares

Deferred shares vest ratably over the applicable vesting period from the date of the grant. On each vesting date the employee receives common stock of the Company equal in number to the deferred shares that have vested. Upon delivery of the Company common stock an equal number of deferred shares are terminated. The participants have no voting or dividend rights with the deferred shares. The deferred shares are valued at the price of the common stock on the date of grant and the expense is recorded ratably over the vesting period.

Generally, grants of deferred shares are subject to forfeiture if a grantee, among other conditions, leaves our employment prior to the end of the vesting period.

A summary of the non-vested deferred share activity for the year ended December 31, 2006 is presented below.

Year ended December 31, 2006
Awards/Units

Non-vested at December 31. 2005	146,667
Granted	60,000
Vested	(109,999)
Forfeited	(3,334)
Non-vested at December 31, 2006	93,334

NOTE I – RELATED PARTY TRANSACTIONS

The Company's subsidiary, Northern Merchant Services, Inc., leases office space from Kevin and Nancy Weller.

When Northern Merchant Services, Inc. was purchased, certain earn-in capabilities based upon milestones achieved were recorded as a contingency based on SFAS No.141-Business Combinations. To date, an additional 2,000,000 shares of our common stock have been issued pursuant to these milestones. The board of directors determined that it was in the best interest of the company to change the nature of the earn-in requirement for the final one million shares and requested that a new milestone be created. Thus, the final one million shares earn-in was earned when Kevin and Nancy Weller successfully (i) oversaw and opened a new facility in Brasher Falls and (ii) developed and launched a government payment processing solution. The shares related to this milestone have been issued.

The Company entered into a consulting services agreement with Capital Advisory Services. Our Chairman, Jack Rubinstein, is a partner of Capital Advisory Services. The total charged to operating expenses for the year ending December 31, 2006 was $20,000. The amount payable to Capital Advisory Services was $20,000 as of December 31, 2006.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2006

NOTE J – SHORT-TERM AND LONG-TERM DEBT OBLIGATIONS

Debt/Financing:

(a) Senior Secured Convertible Notes

The Company, on June 29, 2006 entered into a series of Senior Secured Convertible Notes having an aggregate principal amount of $37,000,000 due on June 29, 2010 and warrants to purchase 11,100,000 shares of the Company's common stock at $1.40.

Interest will accrue at 8% per annum on the outstanding principal amount and is payable on the first day of each calendar quarter, starting October 1, 2006. The notes are convertible into common stock of the Company at a fixed conversion rate of $1.30 per share up to a maximum of 4.9% of the number of shares outstanding immediately after giving effect to the conversion and contains standard anti-dilution provisions.

The Company has the option, at any time, to redeem up to 25% of the original Debenture principal amount, in cash, in an amount equal to the sum of (i) 115% of the principal amount of the Debenture outstanding, plus accrued and unpaid interest through June 29 2008 and the sum of (ii) 110% of the principal amount of the Debenture outstanding, plus accrued and unpaid interest through maturity. The note is convertible at the sole discretion of the Holders unless value of the common stock exceeds 250% of the conversion price for 20 consecutive days. Then the Company may cause the holder to convert all or part of the then outstanding principal, up to 25% of the average trading volume. Any converted shares are not puttable back to the Company by the Holder.

In connection with the convertible note, the Company issued to the holder of the note a five-year warrant to purchase up to 11,100,000 shares of the Company's common stock at an exercise price of $1.40 per share. The warrants are exercisable at the sole discretion of the Holders. Any warrants converted to shares are not puttable back to the Company, nor can Holder's demand a cash settlement of warrants. Cashless exercises are permissible.

The Company has entered into a Registration Rights Agreement with each of the Holders of our convertible notes and warrants issued in connection with Senior Secured Financing to register the underlying common stock thereunder. The Registration Rights Agreement provides that we will file a registration statement with the SEC within 45 days of June 29, 2006. The Registration Rights Agreement requires us to register an amount of Common Stock equal to 125% of the Registrable Securities which as defined under the Registration Rights Agreement includes the shares of our common stock issuable upon the conversion of the convertible note and the exercise of the warrants to purchase 11,100,000 shares of common stock at $1.40 per share. The Company is required to keep the Registration Statement continuously effective until all Registrable Securities have been sold.

If the Company does not comply with certain requirements relating to filing the registration statement or maintaining its effectiveness, we are required to pay each holder monthly in cash as partial liquidated damages 1.25% of the aggregate purchase price paid by such holder for the convertible notes and warrants. A Registration Statement for 11,100,000 common stock underlying warrants at $1.40 and 10,000,000 Common Stock underlying convertible promissory note at $1.30 per share was deemed effective December 6, 2006. We are required to register the remaining 18,461,538 shares of our common stock underlying the convertible note as well as an additional 25% of the aggregate shares registered pursuant to our registration rights agreement. Effectiveness of these additional registrations is subject to the review by the Securities and Exchange Commission. The Company is in negotiations with the Holder's pertaining to the registration payment arrangement and filing a new Registration Statement. We have accrued an additional and probable settlement to interest expense, estimated at $116,000 related to the registration payment arrangement. This most likely will be settled in additional warrants issued to the holders of the notes.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2006

NOTE J – SHORT-TERM AND LONG-TERM DEBT OBLIGATIONS (continued)

Debt/Financing (continued):

In accordance with APB No. 14, EITF 00-19-2 and related amendments, the warrants issued represents a premium paid by the Company at the date of issuance of the Convertible Note in the form of additional interest, which should be bifurcated from the Convertible Note and recognized as interest expense over the initial term of the notes. The fair value for these warrants was estimated at the grant date using the Black-Scholes option pricing model based upon the closing price per share of the Company's common stock on the date of issuance, the Company estimated the fair value of the warrant and allocated $4,329,000 of the proceeds from the note to the warrant, which is presented as a discount on the convertible note, net of amortization to be taken over the four -year term of the note using the effective interest method. Due to the convertible nature of the Senior Secured Convertible Notes, the Company recorded a charge due to the beneficial conversion feature of $7,003,807 in accordance with EITF Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and EITF Issue No. 00-27, Application of EITF Issue No. 98-5 to Certain Convertible Instruments. The value of the beneficial conversion feature was measured using the intrinsic value and was being amortized over the four -year term of the note using the effective interest method.

Proceeds from the Senior Secured Convertible Notes replaced the $15,000,000 Sheridan Asset Management LLC note, dated December 20, 2005. On June 29, 2006 the company repaid the full outstanding amount and incurred remaining amounts of unamortized debt issuance costs and prepayment fees totaling approximately $1,535,607 were charged as a loss on early extinguishment of debt.

Proceeds from the Senior Secured Convertible Notes were used to retire the remaining portion of the $2,000,000 Centrecourt Asset Management note, dated September 30, 2005. The holders of the Convertible Note had the option to convert all or part of their notes into shares of the Company's Common Stock on June 29, 2006, the Company prepaid the Convertible Note plus accrued interest in full using the proceeds from the issuance of Senior Secured Convertible Notes on that date. Consequently, on that date, the remaining amounts of unamortized original issue discount, unamortized debt issuance costs and prepayment fees totaling approximately $604,500 were charged as a loss on early extinguishment of debt. The warrants issued in connection with the Subordinated Note remain outstanding.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2006

NOTE J – SHORT-TERM AND LONG-TERM DEBT OBLIGATIONS (continued)

Long-term debt as of December 31, 2006 and December 31, 2005 consists of the following:

	December 31,
	2006	2005
World Products interest payable at LIBOR, convertible at $1.50 per share, due March 2013	$525,000	$525,000
Sheridan Asset Management LLC, secured, interest payable at 17% due December 20, 2005	0	15,000,000
Centrecourt Asset Management, interest payable at prime rate plus 2.5%	0	2,000,000
8 % convertible note	0	322,734
Other promissory notes and capital leases	114,208	169,706
Senior secured, interest payable at 8.00% due June 29, 2010, convertible at $1.30 per share	37,000,000	0
	37,639,208	18,017,440
Less current portion	(60,765)	(15,635,376)
Unamortized discount on long term debt of beneficial conversion feature and warrants	(9,304,429)	0
Long-term debt, excluding current portion	$28,274,014	$2,382,064

Capital Lease Obligations

See Note G-Lease Agreements for lease obligations with American Express Business Finance, Highline Funding, LLC, Ikon Financial Services and US Express Leasing. As of December 31, 2006, the current portion amounted to $60,765, and the long-term portion amounted to $53,443.

NOTE K– PENSION PLAN-DEFINED CONTRIBUTION

During the third quarter of 2006, the Company adopted a Simple IRA Plan. Under this plan the Company will match employee contribution up to one percent of eligible compensation. The amount recognized as an expense during the year ended December 31, 2006 was $18,378 and for the year ended December 31, 2005 was $0.

NOTE M – TEMPORARY EQUITY

Common shares subject to put obligation

In December 2006, the company amended its agreement with the selling shareholders of Charge.com, Inc giving them a put right whereby they have the right, between June 15, 2007 and June 29, 2007, to require the company to repurchase the shares of stock issued to them at a price per share of $1.33825 per share or $12,576,951. Each shareholder may continue to hold their shares as quoted on the OTCBB. If a shareholder chooses to have the company repurchase the shares of stock, then the company is required to pay such shareholder in cash by October 30, 2007, the per share purchase price, plus interest.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2006

NOTE M – TEMPORARY EQUITY(continued)

Common shares subject to put obligation(continued)

Due to the company’s not achieving a listing on the Nasdaq or AMEX prior to September 30, 2006 and as a result of the renegotiation of the put right, the company recognized a deemed dividend or increase in redemption value of the put right of $2,896,952. This increase in redemption value of the common shares subject to the put obligation is offset by a charge to additional paid in capital. This reflects the increase in the put obligation price per share from $1.03 to $1.33825 per share.

NOTE N – SUBSEQUENT EVENTS

Charge.com, Inc acquisition agreement amendment

On July 3, 2007, the Company and the former shareholders of Charge.com amended the Agreement and Plan of Merger dated as of December 19, 2005 giving the former shareholders the right, between December 17, 2007 and 5:00 PM (Eastern Standard Time) on December 28, 2007, to require the Company to repurchase the shares of stock issued to them at a price of $1.37785 per share. If a former shareholder exercises its put right, the Company must purchase the shares by no later than January 4, 2008 at the purchase price, plus interest at an annual rate of 12% accruing from September 28, 2007 and at an annual rate of 18% from October 31, 2007. The Company has a call right until no later than December 26, 2007 to purchase some or all of the former shareholders’ stock at $1.37785 per share, plus interest at an annual rate of 12% accruing from September 28, 2007 and at an annual rate of 18% from October 31, 2007. Management believes it has a number of solutions to address this upcoming deadline.

Item 2 - Financial Statements

The consolidated financial statements included herein have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission.

In the opinion of the Company, all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the financial position of the Company as of September 30, 2007, and the results of its operations and changes in its financial position from January 1, 2007, through September 30, 2007 have been made. Certain information and footnote disclosures normally included in the financial statements presented in accordance with generally accepted accounting principles in the United States have been condensed or omitted.

PIPELINE DATA INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2007	December 31, 2006
	(unaudited)	(restated)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 1,358,016	$ 2,770,494
Accounts receivable, net	3,082,621	3,028,719
Interest receivable	-	7,778
Inventory	111,077	95,184
Prepaid expenses and other current assets	207,477	243,125
Note receivable	-	300,000

Total current assets	4,759,191	6,445,300

PROPERTY AND EQUIPMENT, net	1,400,142	1,117,380

OTHER ASSETS
Restricted cash	400,819	564,575
Merchant portfolios, residual rights and other intangibles, net	14,271,761	15,585,602
Debt issuance costs	1,016,836	1,294,154
Deferred customer acquisition costs, net	482,587	449,611
Notes receivable, net	744,650	693,792
Other	220,552	52,040
Goodwill	43,458,990	38,821,893

Total other assets	60,596,195	57,461,667

TOTAL ASSETS	$ 66,755,528	$ 65,024,347

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$ 737,115	$ 1,522,229
Accrued expenses	1,381,475	582,710
Notes payable	554,559	-
Capital lease obligations	88,759	60,765
Accrued acquisition costs	579,911	-
Merchant deposits and loss reserve	667,678	347,670

Total current liabilities	4,009,497	2,513,374

LONG-TERM LIABILITIES
Notes payable-senior secured convertible	29,692,503	27,695,571
Notes payable-World Products Inc shareholders	-	525,000
Capital lease obligations	97,437	53,443
Deferred rent on operating lease	39,816	-
Deferred tax liabilities, net	2,535,033	3,640,109

Total long-term liabilities	32,364,789	31,914,123

Total liabilities	36,374,286	34,427,497

COMMITMENTS AND CONTINGENCIES

TEMPORARY EQUITY
Common stock subject to put obligations, 9,398,058 shares, issued and outstanding	12,949,114	12,576,951
Total temporary equity	12,949,114	12,576,951

STOCKHOLDERS’ EQUITY
Preferred stock, $.001 par value: 5,000,000 shares authorized,

no shares issued or outstanding at September 30, 2007 and December 31, 2006	-	-
Common stock, $.001 par value: 150,000,000 shares authorized,
40,333,879 and 38,588,079 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	40,454	38,618
Additional paid-in capital	23,953,831	22,474,263
Accumulated deficit	(6,488,897)	(4,455,722)
Less: 90,000 and 30,000 shares of treasury stock, at cost, at September 30, 2007 and December 31, 2006, respectively	(73,260)	(37,260)

Total stockholders’ equity	17,432,128	18,019,899

TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY	$ 66,755,528	$65,024,347

The accompanying notes are an integral part of these financial statements.

PIPELINE DATA INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

Nine months ended September 30, 2007	Nine months ended September 30, 2006 (restated)

Revenue	$ 37,691,849	$ 29,135,409

Interchange	17,479,837	12,850,952
Cost of services sold	6,893,794	5,534,694
Cost of goods sold	288,323	279,658

Total cost of services and goods sold	24,661,954	18,665,304

Gross profit	13,029,895	10,470,105

Operating expenses
Salaries and payroll cost	4,930,805	4,426,040
Selling, general and administrative	4,011,024	2,496,588
Customer acquisition cost amortization	461,388	195,021
Depreciation	181,893	97,116
Amortization	2,132,220	1,543,750

Total operating expenses	11,717,330	8,758,515

Income from operations	1,312,565	1,711,590

Other income and expenses
Interest and other income	136,515	61,578
Interest expense	(4,680,536)	(3,061,454)
Loss on early retirement of debt	-	(2,140,107)

Total other expenses	(4,544,021)	(5,139,983)

(Loss) before income taxes	(3,231,456)	(3,428,393)

Income tax benefit	1,198,281	1,285,794

Net (loss) attributable to common equity holders for purposes of computing basic and diluted earnings per share	(2,033,175)	(2,142,599)
Deemed dividend on common stock subject to put obligation	(372,163)	(2,067,573)

Net (loss) for purposes of computing basic and diluted earnings per share	$ (2,405,338)	$ (4,210,172)

Basic and diluted (loss) per common share:	$ (0.05)	$ (0.10)

Weighted average number of common shares outstanding-basic and diluted	48,434,072	43,436,596

The accompanying notes are an integral part of these financial statements.

PIPELINE DATA INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

Three months ended September 30, 2007	Three months ended September 30, 2006
(restated)

Revenue	$ 12,754,369	$ 13,326,590

Interchange	5,943,613	6,109,952
Cost of services sold	1,998,966	2,816,333
Cost of goods sold	90,130	86,039

Total cost of services and goods sold	8,032,709	9,012,324

Gross profit	4,721,660	4,314,266

Operating expenses
Salaries and payroll cost	1,590,922	1,408,648
Selling, general and administrative	1,487,912	992,712
Customer acquisition cost amortization	172,613	1,690
Depreciation	64,069	38,091
Amortization	728,683	679,736

Total operating expenses	4,044,199	3,120,877

Income from operations	677,461	1,193,389

Other income and expenses
Interest and other income	26,079	29,061
Interest expense	(1,529,448)	(1,527,158)

Total other expenses	(1,503,369)	(1,498,097)

(Loss) before income taxes	(825,908)	(304,708)

Income tax benefit (expense)	718,741	(114)

Net (loss) attributable to common equity holders for purposes of computing basic and diluted earnings per share	(107,167)	(304,822)
Deemed dividend on common stock subject to put obligation	(372,163)	(2,067,573)

Net (loss) for purposes of computing basic and diluted earnings per share	$ (479,330)	$ (2,372,395)

Basic and diluted (loss) per common share	$ (0.01)	$ (0.05)

Weighted average number of common shares outstanding-basic and diluted	49,127,777	46,837,552

The accompanying notes are an integral part of these financial statements.

PIPELINE DATA INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	For the nine months ended September 30, 2007	For the nine months ended September 30, 2006

OPERATING ACTIVITIES:
Net (loss)	$ (2,033,175)	$ (2,142,599)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,314,113	1,640,866
Amortization of deferred customer acquisition costs	461,388	195,021
Loss on early retirement of debt	-	2,140,107
Stock based compensation	213,707	441,070
Amortization of debt issuance cost	277,319	101,452
Amortization of discount on long-term debt	1,996,932	716,401
Deferred taxes, net	(1,198,281)	(1,285,984)
Imputed interest income	(31,921)	-
Allowance for chargebacks and losses	130,167	27,453

Changes in operating assets and liabilities:
Accounts receivable	(203,008)	(935,215)
Interest receivable	7,778	56,367
Inventory	(15,893)	3,711
Prepaid expenses and other current assets	(12,465)	105,700
Deferred account acquisition costs	(494,364)	(132,566)
Other	(194,239)	(318,882)
Accounts payable and accrued expenses	45,103	292,343
Merchant deposits	320,009	110,760
Accrued rent	39,816	-

Net cash provided by operating activities	1,622,986	1,016,005

INVESTING ACTIVITIES:
Capital expenditures	(339,761)	(460,221)
Merchant portfolio and residual rights purchase	(168,628)	(1,774,663)
Notes receivable	300,000	179,068
Deferred acquisition costs	(75,000)	-
Acquisitions of businesses	(3,000,000)	(15,661,726)
Change in restricted cash	355,795	(99,931)

Net cash used in investing activities	(2,927,594)	(17,817,473)

FINANCING ACTIVITIES:
Proceeds from senior secured convertible notes, net	-	26,349,693
Warrants and beneficial conversion feature	-	10,650,307
Debt issuance cost	-	(1,488,927)
Debt service payments	-	(17,000,000)
Loss on early retirement of debt, net	-	(1,863,000)
Warrant and stock option exercise	2,763	708,078
Lease obligation payments and loan payments	(74,633)	(39,718)
Purchase of treasury stock	(36,000)	-

Net cash provided by (used in) financing activities	(107,870)	17,316,433

Net increase (decrease) in cash and cash equivalents	(1,412,478)	514,965
Cash and cash equivalents, beginning of period	2,770,494	2,254,664
Cash and cash equivalents, end of period	$ 1,358,016	$ 2,769,629

Supplemental disclosures:

Cash paid during the year for:
Interest	$ 2,347,332	$ 1,757,159

Non cash investing and financing activities:
Common stock issued as contingent acquisition cost	$ 1,637,097
Accrued merchant portfolio acquisitions	$ 579,911
Capital expenditures from lease prepayments and proceeds from lease financing	$ 194,735
Accounts receivable converted to notes receivable	$ 18,938
Deemed dividend on common stock subject to put obligation	$ 372,163

The accompanying notes are an integral part of these financial statements

PIPELINE DATA INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

September 30, 2007

NOTE A – ORGANIZATION AND OPERATIONS

Nature of Operations

Pipeline Data Inc. (the “Company”) was incorporated in June 1997 in the State of Delaware. The Company is an integrated provider of merchant payment processing services and related software products throughout the United States. The Company delivers credit and debit card-based payment processing solutions primarily to small and medium-sized merchants who operate either in a physical business environment, over the Internet, or in mobile or wireless settings via cellular-based wireless devices that the Company sells.

Basis of Financial Statement Presentation

The following unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the company believes that the disclosures made are adequate to make the information not misleading. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the company’s latest shareholders’ annual report (Form 10-KSB).

The results of operations for the three months and nine months ended September 30, are not necessarily indicative of the results of operations for the full year ending December 31, 2007.

The Company is in the process of restating its financial statements for the years ended December 31, 2005 and 2006 and quarterly periods within these years for the correction of errors and intends to file an amendment to previously filed annual reports on Form 10-KSB. See Note K for the effects of the correction.

At September 30, 2007, the Company had a cash balance of $1.4 million compared to $2.8 million at December 31, 2006. Cash flow from operations may not be sufficient over the next twelve months to fund operating and debt obligations. Over the next twelve months, the Company has a contingent cash payment to the former shareholders of Charge.com, Inc. Pursuant to the Charge.com acquisition, each of the former Charge.com shareholders (the "Charge Shareholders") has the right to sell up to 9,398,058 shares of Pipeline common stock back to Pipeline at a price of $1.37785 per share. The former shareholders must notify the Company of their decision between December 17, 2007 and 5:00 p.m. (Eastern Standard Time) on December 28, 2007 (the "Put Right"). If a Charge Shareholder exercises their Put Right, the Company must purchase the shares by no later than January 4, 2008 at the purchase price, plus interest at an annual rate of 12% accruing from September 28, 2007 and at an annual rate of 18% from October 31, 2007. If the Charge Shareholders exercised their Put Right we would need debt and/or equity financing to meet this obligation. Management believes, but can not assure that this is achievable. If such financing could not be raised, we would attempt to re-negotiate the Put Right, reduce our operating expenses and capital expenditures or liquidate certain assets to pay this obligation.

Certain prior year amounts have been reclassified to conform to the current year presentation.

All intercompany balances and transactions with the Company’s subsidiaries have been eliminated upon consolidation.

PIPELINE DATA INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

September 30, 2007

Basis of Financial Statement Presentation (continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Estimates include, among other things, capitalized customer acquisition costs, loss reserves, certain accounts payable and accrued expenses, certain tax assets and liabilities, convertible debt, amortization, valuation of intangibles, merchant portfolios, potential liabilities under registration rights agreement and equity instruments. On an ongoing basis, the Company evaluates their estimates. Actual results could differ from those estimates.

Concentrations

The majority of the Company’s merchant processing activity is processed by two key vendors. The Company believes that these vendors maintain appropriate backup systems and alternative arrangements to avoid a significant disruption of processing in the event of an unforeseen event.

Substantially all of the Company’s revenue is derived from processing Visa and MasterCard bank card transactions. Because the Company is not a ‘‘member bank’’ as defined by Visa and MasterCard, in order to process these bank card transactions the Company has entered into sponsorship agreements with banks that are “member banks” and paid applicable fees. The agreements with the bank sponsors require, among other things, that the Company abide by the by-laws and regulations of the Visa and MasterCard associations.

PIPELINE DATA INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

September 30, 2007

Basis of Financial Statement Presentation (continued)

Earnings per common share

Basic earnings per common share is computed by dividing reported net loss available to common shareholders by the weighted average shares outstanding during the period. Net losses for purposes of computing basic and diluted earnings per shareattributable to common shareholders are calculated as show below for all periods presented.

Diluted earnings per common share is computed by dividing reported earnings available to common shareholders by the weighted average shares outstanding during the period and the impact of securities that, if exercised, would have a dilutive effect on earnings per share. All options with an exercise price less than the average market share price for the period generally are assumed to have a dilutive effect on earnings per common share.

	Nine months ended September 30,
	2007	2006
Net loss attributable to common equity holders for purposes of computing basic and diluted earnings per share	$(2,033,175)	$(2,142,599)
Less: Deemed dividend on common stock subject to put obligation	372,163	2,067,573
Net loss for purposes of computing basic and diluted earnings per share	$(2,405,338)	$(4,210,172)
Weighted average shares outstanding – basic and diluted	48,434,072	43,436,596
Basic and diluted (loss) per common share	$(0.05)	$(0.10)

	Three months ended September 30,
	2007	2006
Net (loss) attributable to common equity holders for purposes of computing basic and diluted earnings per share	$(107,167)	$(304,822)
Less: Deemed dividend on common stock subject to put obligation	372,163	2,067,573
Net (loss) for purposes of computing basic and diluted earnings per share	$(479,330)	$(2,372,395)
Weighted average shares outstanding – basic and diluted	49,127,777	46,837,552
Basic and diluted (loss) per common share	$(0.01)	$(0.05)

Each of (i) stock options to purchase 10,750,329 shares of common stock,(ii) warrants to purchase 16,389,923 shares of common stock and (iii) senior secured debt convertible into 28,461,538 shares of common stock, all outstanding as of September 30, 2007 were potentially dilutive and were not included within basic and diluted earnings per share because of the reported net loss. To do so would have been anti-dilutive for the three and nine months ended September 30, 2007 and 2006.

Goodwill and Intangibles

In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill and intangibles with indefinite lives resulting from business combinations completed subsequent to June 30, 2001 will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the Company’s management determines that the value of goodwill has become impaired, the Company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

PIPELINE DATA INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

September 30, 2007

Basis of Financial Statement Presentation (continued)

Advertising

The Company expenses advertising costs as they are incurred. Advertising expenses for the nine months ended September 30, 2007 and 2006 were $818,163 and $402,355, respectively. Advertising expenses for the three months ended September 30, 2007 and 2006 were $271,438 and $137,918, respectively.

New accounting pronouncements

In March 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets” - an amendment to FASB SFAS No. 140. Statement 156 requires that an entity recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a service contract under certain situations. The new standard is effective for fiscal years beginning after September 15, 2006. The adoption of SFAS No.156 did not have a material impact on the Company's financial position and results of operations.

In July 2006, the Financial Accounting Standards Board issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109”. This interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and establishes guidelines for recognition and measurement of a tax position taken or expected to be taken in a tax return. We have adopted this statement which became effective on January 1, 2007. The Company has not made any adjustments as a result of the adoption of this interpretation.

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”). This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. We are currently evaluating the impact on our consolidated financial statements of SFAS 157, which will become effective for us on January 1, 2008 for financial assets and January 1, 2009 for non-financial assets.

In February 2007, the Financial Accounting Standards Board issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. SFAS No. 159 amends SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of SFAS No. 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. SFAS No. 159 applies to all entities, including not-for-profit organizations. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 applies to all entities with available-for-sale and trading securities. Some requirements apply differently to entities that do not report net income. This statement is effective as of the beginning of each reporting entity’s first fiscal year that begins after November 15, 2007. The Company has not yet determined the effect of SFAS No. 159 on its financial position, operations or cash flows.

PIPELINE DATA INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

September 30, 2007

NOTE B – GOODWILL

The changes to the goodwill balance during the nine months ended September 30, 2007 are as follows:

Goodwill balance as of December 31, 2006	$38,821,893
Goodwill resulting from payment of contingent consideration	4,637,097
Goodwill balance as of September 30, 2007	$43,458,990

On July 3, 2006, we acquired Paynet Systems, Inc. by acquiring all of the outstanding capital stock of Paynet Systems, Inc. Additional goodwill was recognized because certain milestones were reached requiring us to pay the former Paynet Systems, Inc. shareholders an additional $3.0 million in cash and 1.61 million shares of restricted common stock valued at $1.6 million, determined by prices as of March 31, 2007 and June 30, 2007, the dates these milestones were met. In accordance with Statement of Financial Accounting Standards No. 141, the Company has estimated the fair value of intangible assets acquired in connection with the purchase of Paynet Systems, Inc. as the book value of such assets and liabilities as of the date of acquisition. Amounts allocated to goodwill represent the excess of the purchase price of an acquired business over the fair value of underlying net tangible and intangible assets.

NOTE C - MERCHANT PORTFOLIOS, RESIDUAL RIGHTS AND OTHER INTANGIBLES, NET

During the nine months ended September 30, 2007, we purchased merchant processing portfolios totaling $748,539. The purchase price paid for the merchant processing portfolios has been assigned to merchant portfolios, residual rights and other intangibles in the accompanying condensed consolidated balance sheet and is being amortized over the expected life of seven years.

The changes to the merchant portfolio, residual rights and other intangibles balance during the nine months ended September 30, 2007 are as follows:

Merchant portfolio, residual rights and other intangibles balance as of December 31, 2006	$15,585,602
Portfolios and residual rights acquired	748,539
Portfolios, residual rights and other intangibles amortized	(2,062,380)
Merchant portfolio, residual rights and other intangibles balance as of September 30, 2007	$14,271,761

PIPELINE DATA INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

September 30, 2007

NOTE D - INCOME TAXES

The Company provides for the tax effects of transactions reported in the financial statements. The provision, if any, consists of taxes currently due plus deferred taxes related primarily to differences between the basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities, if any, represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. As of September 30, 2007, the Company had deferred tax assets of $305,533 and a valuation allowance of $212,328, net $93,205, deferred tax liabilities of $2,586,607, and no material current tax liability.

At December 31, 2006, the Company has net operating loss carryforwards for income tax purposes of approximately $2.9 million. These carry forward losses are available to offset future taxable income, if any, and expire in the year 2026.

On January 1, 2007, the Company adopted FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109" ("FIN 48"). This Interpretation clarifies accounting for uncertainty in income taxes recognized in an enterprise's financial statements. FIN 48 establishes guidelines for recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company has not made any adjustments, and there is no impact, as a result of the adoption of this interpretation. The company reports interest and penalties associated with its tax positions, if any, as interest expense.

The Company incurred a net loss in the nine months ended September 30, 2007. A valuation allowance in the full amount of the deferred tax asset created by this loss has been recognized. The tax benefit was the result of changes in deferred tax liabilities, resulting in a tax benefit of $1,198,281 and $718,741 for the nine and three month periods ended September 30, 2007, respectively, and a tax benefit of $1,285,794 and a tax expense of $114 for the nine and three month periods ended September 30, 2006, respectively.

Interest and penalties related to income taxes are classified as interest expense.

PIPELINE DATA INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

September 30, 2007

NOTE E - COMMITMENTS AND CONTINGENCIES

Paynet Systems, Inc.

On July 3, 2006 when we acquired Paynet Systems, Inc., we agreed to pay up to an additional $3 million in cash and issue up to an additional 1.61 million shares of restricted stock upon reaching certain milestones on the later of the date of reaching the milestone or July 1, 2007. The milestones were reached as of March 31, 2007 and June 30, 2007 requiring us to pay the former Paynet Systems, Inc. shareholders an additional $3.0 million in cash and issue 1.61 million shares of restricted common stock with an aggregate fair value of $1.6 million. Common stock issuances of 1,642,903 shares valued at $1.61 million and cash payments of $3.0 million were made to the former shareholders of Paynet Systems, Inc.

In accordance with Statement of Financial Accounting Standards (SFAS) No. 141, the Company has estimated the fair value of intangible assets acquired in connection with the purchase of Paynet Systems, Inc. as the book value of such assets and liabilities as of the date of acquisition. Amounts allocated to goodwill represent the excess of the purchase price of an acquired business over the fair value of underlying net tangible and intangible assets.

Valadata, Inc contingent payment

On July 11, 2006, when we acquired Valadata, Inc, we agreed to pay approximately an additional $1.5 million over the next two years subject to performance milestones. These payments are secured by a security agreement granting a continuing security interest in the assets of Valadata, Inc. The Company has determined that the performance milestones were not met as of July 11, 2007 and no further obligation exists. The former shareholders of Valadata, Inc. disagree with our determination and have an action against us in Superior court of the State of Arizona, County of Maricopa. The case citation is L60, Incorporated v. Pipeline Data, Inc., Valadata, Inc., and John Does I-X,  No. CV2007-016849, Superior Court of the State of Arizona, County of Maricopa and the complaint is dated September 15, 2007.

Merchant portfolio residual rights acquisition

On February 1, 2006 we acquired a merchant portfolio requiring an additional payment in shares of common stock. This will result in the issuance of 483,259 additional shares of stock with an aggregate fair value of $579,911 determined by quoted market price of $1.20 per agreement.

Garner Gifts contingent payment

Our payment processor First Data Merchant Services Corporation informed us of suspected fraudulent activity by a merchant that could result in a loss of approximately $150,000. We believe that such loss should be paid by First Data Merchant Services Corporation pursuant to their indemnification requirements in the ISO Services and Marketing Agreement, as amended, between our companies. They disagree. We have filed suit against them on October 29, 2007. The case citation is Pipeline Data, Inc. v. First Data Merchant Services Corporation, Garner Gifts, and Delayna Garner, Civil Action No. 07-________, United States District Court for the Eastern District of New York.

.PIPELINE DATA INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

September 30, 2007

NOTE F - STOCK OPTIONS AND WARRANTS

Stock-Based Compensation

The Company has adopted the provisions of Statement of Financial Accounting Standards No 123 (Revised 2004) “Share Based Payments” (FAS 123R), as of January 1, 2006. The provisions of FAS 123R require a company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date value of the award. That cost is recognized in the statement of operations over the period during which an employee is required to provide service for the award.

The total share based payments included in wages and selling, general and administrative expenses was $74,253 and $29,804 for the three months ended September 30, 2007 and 2006, respectively, and was $170,634 and $441,070 for the nine months ended September 30, 2007 and 2006, respectively.

The Company estimates the grant date fair value of the stock options it issues using a Black-Scholes valuation model. The Company determines an expected volatility assumption by referencing the average volatility experienced by six of its public company peers. The Company used an average of a peer group because it does not have sufficient historical volatility data related to market trading of its own common stock. The Company estimates the expected life of a stock option based on the simplified method for “plain-vanilla” stock options as provided by the Staff of the SEC in Staff Accounting Bulletin 107. The simplified method is used because, at this point, the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns. The Company’s dividend yield assumption is based on actual dividends expected to be paid over the expected life of the stock option. The risk-free interest rate assumption for stock options granted is determined by using U.S. treasury rates of the same period as the expected option term of each stock option. The weighted-average fair value of options granted during the nine months and three months ended September 30, 2007 was $0.14 and $0.10, respectively.

Assumptions utilized are shown as follow:

	Nine months ended	Three months ended
	September 30, 2007	September 30, 2007
Expected volatility	39%	41%
Expected life	4.2 yrs	4.6 yrs
Expected dividends	0	0
Risk-free interest rate	4.7%	4.6%

As of September 30, 2007, the Company has reserved an aggregate of 10,750,329 shares of common stock pending the exercise of the options.

Stock option activity is summarized as follows:
	Options	Weighted –Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Options outstanding, December 31, 2006	9,517,200	$ 1.39	3.5	$ 2,069,769
Forfeited	(1,269,988)	1.51	-
Exercised	(2,895)	0.95	-
Issued	2,506,012	1.57	-
			-
Options outstanding, September 30, 2007	10,750,329	$ 1.42	3.9	$ 194,900

Options exercisable, September 30, 2007	7,710,591	$ 1.36	2.9	$ 194,900

The intrinsic value of options exercised during the nine months ended September 30, 2007 was $550.

PIPELINE DATA INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

September 30, 2007

NOTE F - STOCK OPTIONS AND WARRANTS (continued)

Stock-Based Compensation (continued)

A summary of the non-vested restricted stock share unit activity for the nine months ended September 30, 2007 is presented below.

Non-vested Shares	Nine months ended September 30, 2007	Weighted-Average Grant-Date Fair Value
	Shares

Non-vested at December 31. 2006	93,334	$0.98
Granted	-	-
Vested	(30,000)	$0.94
Non-vested at September 30, 2007	63,334	$ 0.97

NOTE G – RELATED PARTY TRANSACTIONS

The Company entered into a consulting services agreement with Capital Advisory Services in 2007. Our Chairman, Jack Rubinstein, is a partner of Capital Advisory Services. The total charged to operating expenses for the three and nine months ended September 30, 2007 was $60,000 and $80,000. There was no charge to operating expenses for the nine months ended September 30, 2006. $20,000 was payable to Capital Advisory Services at September 30, 2007 and December 31, 2006.

PIPELINE DATA INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

September 30, 2007

NOTE H – SHORT-TERM AND LONG-TERM DEBT OBLIGATIONS

Debt/Financing:

(a) Senior Secured Convertible Notes

The Company, on June 29, 2006 entered into a series of Senior Secured Convertible Notes having an aggregate principal amount of $37,000,000 due on June 29, 2010 and included the issuance of warrants to purchase 11,100,000 shares of the Company’s common stock at $1.40 The noteholders have a first priority security interest in all of our assets.

Interest accrues at 8% per annum on the outstanding principal amount and is payable on the first day of each calendar quarter, starting October 1, 2006. Noteholders may convert their notes into common stock of the Company at a fixed conversion rate of $1.30 per share. Conversions are subject to a restriction limiting the noteholder to holding a maximum of 4.9% of the Company’s common stock currently outstanding immediately after giving effect to the conversion. The notes also contain standard anti-dilution provisions

The Company has the option, at any time, to redeem up to 25% of the original Debenture principal amount, in cash, in an amount equal to the sum of (i) 115% of the principal amount of the Debenture outstanding, plus accrued and unpaid interest, if on or prior to June 29, 2008 and the sum of (ii) 110% of the principal amount of the Debenture outstanding, plus accrued and unpaid interest through maturity. The note is convertible at the sole discretion of the Holders unless value of the common stock exceeds 250% of the conversion price for 20 consecutive days. Then the Company may cause the holder to convert all or part of the then outstanding principal, up to 25% of the average trading volume. Any converted shares are not puttable back to the Company by the Holder.

In connection with the convertible note, the Company issued to the holder of the note a five-year warrant to purchase up to 11,100,000 shares of the Company’s common stock at an exercise price of $1.40 per share. The warrants are exercisable on the sole discretion of the Holders. Any warrants converted to shares are not puttable back to the Company, nor can Holder’s demand a cash settlement of warrants. Cashless exercises are permissible.

The Company has entered into a Registration Rights Agreement with each of the Holders of our convertible notes and warrants issued in connection with Senior Secured Convertible Notes to register the underlying common stock thereunder. The Registration Rights Agreement provides that we will file a registration statement with the SEC within 45 days of June 29, 2006. The Registration Rights Agreement requires us to register an amount of common stock equal to 125% of the Registrable Securities which as defined under the Registration Rights Agreement includes the shares of our common stock issuable upon the conversion of the convertible note and the exercise of the warrants to purchase 11,100,000 shares of common stock at $1.40 per share, or an aggregate of 39,561,538 shares. The Company is required to keep the Registration Statement continuously effective until all Registrable Securities have been sold.

PIPELINE DATA INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

September 30, 2007

NOTE H – SHORT-TERM AND LONG-TERM DEBT OBLIGATIONS (continued)

Debt/Financing (continued):

Pursuant to a Registration Rights Agreement, the Company agreed to “prepare and file with the Securities and Exchange Commission a Registration Statement covering the resale of 125% of the shares into which the convertible notes and warrants were convertible for an offering to be made on a continuous basis pursuant to Rule 415 as promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933 or pay each holder monthly in cash as partial liquidated damages 1.25% of the aggregate purchase price paid by such holder for the convertible notes and warrants for the first six months, which shall increase to 1.5% thereafter.

A Registration Statement for 11,100,000 shares of common stock underlying warrants at $1.40 and 10,000,000 shares of common stock underlying the convertible promissory notes at $1.30 per share was deemed effective December 6, 2006.  The Company registered all shares that were currently possible to be registered under Rule 415. The Company is required to register the remaining 18,461,538 shares of our common stock underlying the convertible note as well as an additional 25% of the aggregate shares registered pursuant to our registration rights agreement and will continue to act with due diligence to register these shares when allowed by the Securities and Exchange Commission. Effectiveness of these additional registrations is subject to the approval of the Securities and Exchange Commission.  Management believes that it has complied with the registration agreement however, if the Company was deemed responsible for penalties, the maximum penalty assessable could be $6.5 million. On a separate matter, the Company has accrued an interest expense, estimated at $262,000, related to the initial late filing of the registration statement pending any settlement.

Long-term debt as of September 30, 2007 and December 31, 2006 consists of the following:

	September 30,	December 31,
	2007	2006
Notes payable-World Products Inc. shareholders, payable at LIBOR, convertible at $1.50 per share, due September 2007	$525,000	$525,000
Deferred rent on operating leases	39,816	-
Other promissory notes and capital leases	215,755	114,208
Senior secured, interest payable at 8.00% due June 29, 2010, convertible at $1.30 per share	37,000,000	37,000,000
	37,780,571	37,639,208
Less current portion	(643,318)	(60,765)
Unamortized discount on long-term debt of beneficial conversion feature and warrants	(7,307,497)	(9,304,429)
Long-term debt, excluding current portion	$29,829,756	$28,274,014

PIPELINE DATA INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

September 30, 2007

NOTE H – SHORT-TERM AND LONG-TERM DEBT OBLIGATIONS (continued)

Notice of Default on Senior Securities

On June 29, 2006, the Company entered into a $37 million convertible debt financing with a group of institutional investors. Under the terms of agreement, the Company issued convertible notes that accrue interest at a rate of 8% per annum, payable quarterly in arrears beginning on October 2, 2006. A member of the lending group which loaned our Company $1,000,000 is Iroquois Master Fund Ltd. On April 10, 2007, Iroquois Master Fund provided our Company a written default notice stating that the Company had failed to pay interest on their note and provided the Company with their wire details. Immediately upon receipt of the wire details, the Company made full payment of the interest due. The Company’s position is that there was miscommunication of payment details and a good faith attempt on the Company’s part to communicate this to Iroquois Master Fund. The Company’s position is after payment of interest, management believed in good faith that the matter was addressed to the satisfaction of both parties. On April 20, 2007 the Company received a second default notice from Iroquois Master Fund Ltd. seeking penalties and stating their rights under default. The Company promptly paid the $3,406 penalty to the account provided. The lenders' rights under default are the payment of 125% of the principal amount due plus interest and penalties. Iroquois Master Fund has filed suit against the Company on June 19, 2007 in the Supreme Court of the State of New York County of New York for breach of contract. The Company firmly believes that it has acted in good faith and plaintiff's claim is without merit. The Company has retained counsel and will vigorously defend this action. The case citation is Iroquois Master Fund, Ltd. v. Pipeline Data, Inc., Index No. 602059/2007, Supreme Court of the State of New York, County of New York.

Our Subsidiary SecurePay.com, Inc:

United States District Court of Arizona by Net MoneyIN, Inc. (plaintiff) vs. Mellon Financial Corp., et al (defendants) (Cause No. CV-01-441-TUC-RCC) is an industry-wide suit against numerous defendants based on intellectual property infringement. A default judgment has been rendered against several of the parties, including SecurePay. Removal of this judgment is currently being sought. SecurePay views this suit to be without merit.

PIPELINE DATA INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

September 30, 2007

NOTE I – TEMPORARY EQUITY

Common shares subject to put obligation

Between June 15, 2007 and June 29, 2007, the former shareholders of Charge.com had the right to put to the Company up to 9,398,058 shares of Company common stock at a per share price of $1.33825 per share or $12,576,951. The former shareholders of Charge.com decided not to exercise their Put Right in consideration of a higher per share purchase price and a later opportunity to exercise their Put Right. On July 3, 2007, the parties amended the Agreement and Plan of Merger dated as of December 19, 2005 to provide the former shareholders of Charge.com, Inc the right, between December 17, 2007 and 5:00 PM (Eastern Standard Time) December 28, 2007, to require the Company to repurchase up to 9,398,058 shares of Company common stock at a price of $1.37785 per share. If a former shareholder exercises its Put Right, the Company must purchase the shares by no later than January 4, 2008 at the purchase price, plus interest at an annual rate of 12% accruing from September 28, 2007 and at an annual rate of 18% from October 31, 2007. The Company has reviewed this arrangement under the terms of Topic No. D-98: “Classification and Measurement of Redeemable Securities” and consider this application to require that the shares be considered temporary equity and classified as common shares subject to put obligations. The provisions of this agreement will be assessed at each balance sheet date to determine if the agreement is no longer conditional.

The increase in temporary equity during the three months ended September 30, 2007 is attributable to the

July 3, 2007 amendment which increases the redemption value of the stock. This deemed dividend is offset by a charge to additional paid-in capital.

NOTE J – SUBSEQUENT EVENTS

Notes payable-World Products shareholders

During October 2007, $350,000 was paid to the former shareholders of World Products, Inc. The term of the remaining $175,000 note was extended to January 8, 2008.

PIPELINE DATA INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

September 30, 2007

NOTE K- PRIOR-PERIOD ADJUSTMENTS (CORRECTION OF ERRORS)

In connection with the preparation of the Quarterly report on Form 10-QSB of the Company for the six months ended June 30, 2007 we reviewed the accounting for certain stock repurchase obligations made in connection with our acquisition of Charge.com, Inc which had previously been considered to be conditional obligations under the terms of Statement of Financial Accounting Standards No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. After reviewing this arrangement under the terms of Topic No. D-98: “Classification and Measurement of Redeemable Securities”, we believe that the shares issued to the former Charge.com, Inc stockholders should be considered temporary equity and classified as common shares subject to put obligations. The company has reviewed this and has identified certain adjustments that require the restatement of its annual and quarterly financial statements for years ended December 31, 2005 and 2006.

The following table illustrates the correction of error on the Company’s balance sheets and updates the information provided in the June 30, 2007 condensed consolidated financial statements. The adjustments for the years ended December 31, 2005 and 2006 have been revised to reflect a deemed dividend of $2,896,952 related to the increase in redemption value of the put right granted to the former Charge.com stockholders.

	As previously reported December 31, 2006	Restatement Adjustment December 31, 2006	As restated December 31, 2006	As previously reported December 31, 2005	Restatement Adjustment December 31, 2005	As restated December 31, 2005
Temporary Equity
Common shares subject to put obligation	$ --	$12,576,951	$12,576,951	$ --	$9,679,999	$9,679,999
Common Stock	48,016	(9,398)	38,618	38,594	(9,398)	29,196
Additional paid-in capital	35,041,816	(12,567,553)	22,474,263	18,900,948	(9,670,601)	9,230,347
Total Stockholders’ Equity	$30,596,850	$(12,576,951)	$18,019,899	$22,549,862	$(9,679,999)	$12,869,863
Effect on loss per share-basic and diluted	$ (0.05)	$ (0.07)	$ (0.12)	$ 0.01	$ 0.00	$ 0.01

PIPELINE DATA INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

September 30, 2007

NOTE K- PRIOR-PERIOD ADJUSTMENTS (CORRECTION OF ERRORS) (continued)

In addition, the revenue and cost of services sold for the nine months and three months ending September 30, 2006 have been restated to reflect the elimination of the intercompany revenue and expenses and to reflect a deemed dividend of $2,067,573 related to the increase in redemption value of the put right granted to the former Charge.com stockholders as follows:

	As previously reported Nine Months Ended 09/30/06	Restatement Adjustment Nine Months Ended 09/30/06	As restated Nine Months Ended 09/30/06	As previously reported Three Months Ended 09/30/06	Restatement Adjustment Three Months Ended 09/30/06	As restated Three Months Ended 09/30/06
Revenue	$30,737,750	$(1,602,341)	$29,135,409	$14,928,931	$(1,602,341)	$13,326,590
Cost of Services	7,137,035	(1,602,341)	5,534,694	4,418,674	(1,602,341)	2,816,333
Effect on loss per share-basic and diluted	$ (0.05)	$ (0.05)	$ (0.10)	$ (0.01)	$ (0.04)	$ (0.05)

The above restatement had no effect on the reported net losses.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Section 145 of the DGCL provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as us, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. We also have director and officer indemnification agreements with each of our executive officers and directors which provide, among other things, for the indemnification to the fullest extent permitted or required by Delaware law, provided that such indemnitee shall not be entitled to indemnification in connection with any “claim” (as such term is defined in the agreement) initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of such claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses in connection with the offering described in this Registration Statement. The following amounts are estimates and are subject to change.

ITEM	AMOUNT ($)

SEC Registration Fee	$1,168
EDGAR Filing & Printing Expenses	$5,000
Legal Fees	$15,000
Accounting Fees	$5,000
Miscellaneous	$500

TOTAL	$26,668

Item 26. Recent Sales Of Unregistered Securities

The following material transactions have occurred in the past fiscal year. They are identified below:

On June 29, 2006, we announced an agreement with several institutional investors to purchase $37 million of convertible notes and warrants. The notes, which mature four years from the date of issuance, can be converted into Pipeline common stock at the conversion price of $1.30 per share. 11,100,000 warrants were issued with an exercise price of $1.40.

On July 11, 2006, we acquired Valadata, Inc., a retail merchant credit card processing provider catering primarily to the restaurant industry along with a separate retail portfolio from Merchant Business Solutions, LLC dba Merchants Bankcard Systems. The purchase price for Valadata was $5.4 million in cash and an additional $1.5 million over the next two years, subject to performance milestones. The purchase price for the separate retail portfolio was $860,000.

On July 3, 2006, we acquired Paynet Systems, Inc., an e-commerce and retail merchant credit card processing provider. The agreed purchase price for Paynet Systems is $9.5 million in cash and $1 million in restricted stock, based on a share price of $1.50 per share (valued at $940,000, based upon the value of the Company’s stock at closing). In the event certain milestones are reached, we may pay the former Paynet Systems shareholders up to an additional $3 million in cash and $2.5 million in Pipeline restricted stock, based on a share price of $1.55. (1.61 million shares).

Certain of the transactions described above were approved at a time in which we did not have a majority of the independent directors. Due to the lack of independent directors, certain of such transactions may have presented a conflict of interest for some of the directors who approved the transactions. We believe, however, that the transactions were fair and comply with Section 144 of the Delaware General Corporation Law and that they were in our best interests. It is our current policy that all transactions between us and any of our officers, directors, 5% stockholders and their affiliates will be entered into only if such transactions are approved by a majority of the disinterested independent directors, are on terms no less favorable to us than could be obtained from unaffiliated parties and are reasonably expected to benefit us.

Item 13. Exhibits.

(a) The following exhibits are included as part of this report:

Exhibit No	Description
3.1*	Certificate of Incorporation
3.2*	Amended and Restated Certificate of Incorporation
3.3*	By-laws of registrant
3.4*	Form of class A Redeemable Warrant
3.5*	Form of class B Redeemable Warrant
3.6*	Form of class A Warrant Agreement
3.7*	Form of class B Warrant Agreement
3.8*	Form of Lock-up Agreement
10.1*	Web site development and servicing agreement
10.2*	Consulting Agreement with Unifund America, Inc.
10.3*	Agreement with Rainbow Media
10.4*	Promissory Note dated November 1,2000 issued by Accu-Search, Inc. as Debtor to Pipeline Date Inc. as Payee
10.5*	License Agreement for Technology dated November 1, 2000 between Pipeline Date Inc. and Accu-Search Inc.
10.6*	Amended Promissory Note by Accu-Search as Debtor to Pipeline as Payee
10.7*	Acquisition Agreement dated March 19, 2002 between the Registrant and SecurePay.Com,
10.8*	Acquisition Agreement dated August 26, 2002 between the Registrant and Northern Merchant Services, Inc.
10.9**	Securities Purchase Agreement dated February 27, 2004 between Pipeline Data Inc. and Laurus Master Fund, Ltd.
10.10**	Convertible Term Note dated February 27, 2004, made by Pipeline Data Inc. in favor of Laurus Master Fund, Ltd. II-3
10.11**	Security Agreement dated February 27, 2004 by and between Pipeline Data Inc. and Laurus Master Fund, Ltd.
10.12**	Registration Rights Agreement dated February 27, 2004 by and between Pipeline Data Inc. and Laurus Master Fund, Ltd.
10.13**	Common Stock Purchase Warrant dated February 27, 2004 issued by Pipeline Data Inc, in favor of Laurus Master Fund, Ltd.
10.14**	Asset Purchase Agreement dated May 18, 2004, between Millennium Merchant Services, Inc. and Pipeline Data Processing Inc.
10.15**	Secured Term Note dated May 18, 2004 between Millennium Merchant Services, Inc. and Pipeline Data Processing Inc.
10.16**	Pledge Agreement dated May 18, 2004 Millennium Merchant Services, Inc. and Pipeline Data Processing Inc.
10.17**	Asset Purchase Agreement dated May 24, 2004 United Processing Corp and Pipeline Data Processing Inc.

10.18***	Convertible Term Note dated June 16, 2004, made by Pipeline Data Inc. in favor of Laurus Master Fund, Ltd.
10.19***	Security Agreement dated June 16, 2004 by and between Pipeline Data Inc. and Laurus Master Fund, Ltd.
10.20***	Security Agreement dated June 16, 2004 by and between SecurePay.com, Inc. and Laurus Master Fund, Ltd.
10.21***	Security Agreement dated June 16, 2004 by and between NMSI and Laurus Master Fund, Ltd.II-4
10.22***	Stock Pledge Agreement dated June 16, 2004 by and between Pipeline Data Inc. and Laurus Master Fund, Ltd.
10.23***	Registration Rights Agreement dated June 16, 2004 by and between Pipeline Data Inc. and Laurus Master Fund, Ltd.
10.24***	Common Stock Purchase Warrant dated June 16, 2004 issued by Pipeline Data Inc, in favor of Laurus Master Fund, Ltd.
10.25****	Convertible Term Note dated August 31, 2004, made by Pipeline Data Inc. in favor of Laurus Master Fund, Ltd.
10.26***	Security Agreement dated August 31, 2004 by and between Pipeline Data Inc. and Laurus Master Fund, Ltd.
10.27***	Security Agreement dated August 31, 2004 by and between SecurePay.com, Inc. and Laurus Master Fund, Ltd.
10.28***	Security Agreement dated August 31, 2004 by and between NMSI and Laurus Master Fund, Ltd.
10.29***	Security Agreement dated August 31, 2004 by and between Pipeline Data Processing, Inc. and Laurus Master Fund, Ltd.
10.30***	Stock Pledge Agreement dated August 31, 2004 by and between Pipeline Data Inc. and Laurus Master Fund, Ltd.
10.31***	Stock Pledge Agreement dated August 31, 2004 by and between Pipeline Data Processing, Inc. and Laurus Master Fund, Ltd.
10.32***	Registration Rights Agreement dated August 31, 2004 by and between Pipeline Data Inc. and Laurus Master Fund, Ltd.
10.33***	Common Stock Purchase Warrant dated August 31, 2004 issued by Pipeline Data Inc, in favor of Laurus Master Fund, Ltd.
10.34***	Guaranties dated August 31, 2004 issued in favor of Laurus Master Fund, Ltd.
10.35***	Restricted Account Agreement dated August 31, 2004 by and among North Fork Bank, Pipeline Data Inc. and Laurus Master Fund, Ltd.
10.36****	Common Stock Purchase Warrant dated March 11, 2005 issued by Pipeline Data Inc, in favor of Laurus Master Fund, Ltd.II-5
10.37****	Letter Agreement regarding release of funds from the Restricted Account.
10.38*****	Certification of Chief Executive Officer of Pipeline Data Inc. to Laurus Master Fund, Ltd.
10.39******	Securities Purchase Agreement dated September 30, 2005 between Pipeline Data Inc. and CAMOFI Master LDC

10.40******	Security Agreement dated September 30, 2005 by and between Pipeline Data Processing, Inc. and CAMOFI Master LDC
10.41******	Subsidiary Guarantee dated September 30, 2005 in favor of CAMOFI Master LDC
10.42******	Registration Rights Agreement dated September 30, 2005 by and between Pipeline Data Inc. and CAMOFI Master LDC
10.43******	$2,000,000 Senior Subordinated Secured Note dated September 30, 2005 in favor of CAMOFI Master LDC
10.44******	Common Stock Purchase Warrant to Purchase 700,000 shares of common stock of Pipeline Data Inc. dated September 30, 2005 in favor of CAMOFI Master LDC
10.45******	Agreement and Plan of Merger by and among Pipeline Data Inc., Charge.Com Acquisition, Inc., Charge.Com, Inc. and the shareholders of Charge.Com, Inc. dated July 15, 2005
10.46******	Agreement and Plan of Merger by and among Pipeline Data Inc., Aircharge, Inc. and World Products, Inc. d/b/a Aircharge dated August 15, 2005
10.47*******	Employment Agreement between Pipeline Data Inc. and James Plappert.
10.48******	Employment Agreement between Pipeline Data Inc. and Thomas Tesmer.
10.49******	Employment Agreement between Pipeline Data Inc. and Kevin Smith.
10.50******	Employment Agreement between Pipeline Data Inc. and Kevin Weller.
10.51******	Employment Agreement between Pipeline Data Inc. and Nancy Weller.
10.52******	2005 Stock Option Plan.
10.53*******	Loan Agreement dated as of December 20, 2005 between Pipeline Data Inc. and Sheridan Asset Management, LLC
10.54*******	Security Agreement dated as of December 20, 2005 between Pipeline Data Inc. and Sheridan Asset Management, LLC
10.55*******	Pledge Agreement dated as of December 20, 2005 between Pipeline Data Inc. and Sheridan Asset Management, LLCII-6
10.56*******	Subsidiary Guarantee dated as of December 20, 2005 between each subsidiary of Pipeline Data Inc. and Sheridan Asset Management, LLC
10.57*******	Senior Secured Note dated December 20, 2005 made by Pipeline Data Inc.
10.58*******	Securities Purchase Agreement Camofi Financing dated June 29, 2006
10.59*******	Security Agreement Camofi Financing dated June 29, 2006
10.60*******	Registration Agreement Camofi Financing dated June 29, 2006
10.61*******	Note Camofi Financing dated June 29, 2006
10.62*******	Warrant Camofi Financing dated June 29, 2006
10.63********	Employment Agreement between Pipeline Data Inc. and MacAllister Smith
10.64********	Retainer Agreement between Pipeline Data Inc. and Sheila G. Corvino, Esq.
10.65******** 10.66	Letter of Intent between Pipeline Data Inc. and IRA Consulting Agreement between Pipeline Data Inc. and Capital Advisory Services
23.2	Consent of Drakeford & Drakeford, Certified Public Accountant
24*******	Powers of Attorney (included on the Signature page to the Registration Statement)

_______________________________

*	Previously filed as an exhibit to Registration Statement on Form SB-2, file number 333-79831
**	Previously filed as an exhibit to Registration Statement on Form SB-2, file number 333-114590
***	Previously filed as an exhibit to Amendment No. 1 to Registration Statement on Form SB-2, file number 333-121840
****	Previously filed as an exhibit to Amendment No. 2 to Registration Statement on Form SB-2, file number 333-12840
*****	Previously filed as an exhibit to Amendment No. 3 to Registration Statement on Form SB-2, file number 333-12840
******	Previously filed as an exhibit to Registration Statement on Form SB-2, file number 333-129612
******	Previously filed as an exhibit to Annual Report on Form 10KSB for the year ended December 31, 2005

*******Previously filed as an exhibit to original Registration Statement on Form SB-2, file number 333-136994

********Previously filed as an exhibit to Amendment No.1 to Registration Statement on Form SB-2, file number 333-136994

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Item 28. Undertakings.

The undersigned registrant hereby undertakes:

1.	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
i.	Include any prospectus required by section 10(a)(3) of the Securities Act;
ii.

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	Include any additional or changed material information on the plan of distribution.
2.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
4.

For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;
iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv.	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

5.

Each prospectus filed pursuant to Rule 424(b)(§230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

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In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Quincy, Commonwealth of Massachusetts, on January 22, 2008.

PIPELINE DATA INC.

By:	/s/ MacAllister Smith

MacAllister Smith

Chief Executive Officer,

Director

By:	/s/ Donald Gruneisen

Donald Gruneisen

Chief Financial Officer

(Principal Financial Officer and

Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading “Name” constitutes and appoints MacAllister Smith his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and any related registration statement filed under Rule 462(b), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

/s/ JACK RUBINSTEIN*		Director
JACK RUBINSTEIN	January 22, 2008

/s/ KEVIN WELLER*		Director
KEVIN WELLER	January 22, 2008

/s/ MACALLISTER SMITH*		Director
MACALLISTER SMITH	January 22, 2008

/s/ JOHN M REEDER*		Director
JOHN M REEDER	January 22, 2008

/s/ HAROLD DENTON*		Director
HAROLD DENTON	January 22, 2008

/s/ MICHAEL GREENBURG*		Director
MICHAEL GREENBURG	January 22, 2008

/s/ MacAllister Smith * Attorney-in-fact